Filed pursuant to Rule 424(b)(5)
File No. 333-210615

Prospectus Supplement
(To Prospectus dated April 5, 2016)

$350,000,000

Macquarie Infrastructure Corporation

2.00% Convertible Senior Notes due 2023

We are selling $350,000,000 aggregate principal amount of our 2.00% Convertible Senior Notes due 2023, which we refer to as the notes. We will receive all of the net proceeds from the sale of the notes.

You may convert your notes at your option at any time prior to the close of business on the business day immediately preceding July 1, 2023 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2016 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined herein) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after July 1, 2023, until the close of business on the second scheduled trading day immediately preceding the maturity date, you may convert your notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The conversion rate will initially be 8.9364 shares of our common stock per $1,000 aggregate principal amount (equivalent to an initial conversion price of approximately $111.90 per share), subject to adjustment as described in this prospectus supplement.

If certain types of corporate events occur, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

The notes will bear interest at a rate of 2.00% per year, payable on April 1 and October 1 of each year, commencing April 1, 2017. The notes will mature on October 1, 2023.

You may require us to repurchase all or a portion of your notes upon a fundamental change at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including additional interest, if any) to, but excluding the repurchase date.

The notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to our secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities of our subsidiaries.

The notes will not be listed on any securities exchange. Currently there is no public market for the notes. Our common stock trades on The New York Stock Exchange, or the NYSE, under the symbol “MIC.” The last reported sale price of our common stock on October 6, 2016 was $82.89.

Investing in our notes involves risks. See “Risk Factors” beginning on page S-17 of this prospectus supplement, page 4 of the accompanying prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per Note	Total
Price to the public(1)	100%	$350,000,000
Underwriting discounts and commissions(2)	2.5%	$8,750,000
Proceeds to Macquarie Infrastructure Corporation (before expenses)(2)	97.5%	$341,250,000

(1)	Plus accrued interest, if any, from October 13, 2016.
(2)	See “Underwriting (Conflicts of Interest) — Commissions and Discounts” for additional information regarding underwriter compensation. To the extent the over-allotment option granted to the underwriters described below is exercised, the fees payable to the underwriters will be proportionately increased.

We have granted the underwriters the option to purchase up to an additional $52,500,000 aggregate principal amount of notes within 30 days of the date of this prospectus supplement, solely to cover over-allotments. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $10,062,500, and our total proceeds, before expenses, will be $392,437,500.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about October 13, 2016, which will be the fourth business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade notes on the date of pricing or the next succeeding business day, you will be required, by virtue of the fact that the notes initially settle T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the notes on the date of pricing or the next succeeding business day, you should consult your own advisor.

Joint Book-Running Managers

J.P. Morgan		Barclays
BBVA	Regions Securities LLC	Wells Fargo Securities

Co-Managers

Academy Securities	BofA Merrill Lynch	Citizens Capital Markets, Inc.
Credit Agricole CIB	Lazard	Macquarie Capital
Oppenheimer & Co.	PNC Capital Markets LLC	RBC Capital Markets
SunTrust Robinson Humphrey		US Bancorp

Prospectus Supplement dated October 6, 2016

Macquarie Infrastructure Corporation is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Corporation.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that may be provided to you by us or on our behalf. We take no responsibility for, and can provide no assurance as to the reliability of, any information or representation not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that may be provided to you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement, the accompanying prospectus or any such free writing prospectus constitute an offer to sell or the solicitation of any offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference and any such free writing prospectus is correct on any date after their respective dates, even though this prospectus supplement, the accompanying prospectus and any such free writing prospectus are delivered or securities are sold on a later date. Our business, financial condition, results of operations and cash flows may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of our notes and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated April 5, 2016, which we refer to as the “accompanying prospectus,” which gives more general information about the securities that we may offer from time to time. This prospectus supplement and the accompanying prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus. You should read both this prospectus supplement and the accompanying prospectus together with the additional information below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document that has previously been filed with the Securities and Exchange Commission, or the SEC, and is incorporated into this prospectus by reference, on the other hand, the information in this prospectus supplement shall control.

INDUSTRY AND MARKET DATA

In this prospectus supplement and the accompanying prospectus (and the documents incorporated herein or hereto), we rely on and refer to information and statistics regarding market data and the industries of our businesses and investments obtained from market research, independent industry publications and other publicly available information. We believe this information is reliable but we have not independently verified it. In addition, we have made statements in this prospectus supplement and the accompanying prospectus regarding our industry and our position in the industry based on our experience in the industry and our own evaluation of market conditions.

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FORWARD-LOOKING STATEMENTS

We have included in or incorporated by reference into this prospectus supplement, and from time to time may make in our public filings, press releases or other public statements, certain statements that may constitute forward-looking statements. These include without limitation those under the headings “Prospectus Supplement Summary — Macquarie Infrastructure Corporation” and “Risk Factors,” as well as those contained in this prospectus supplement and the accompanying prospectus or in any document incorporated by reference into this prospectus supplement and the accompanying prospectus such as our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “may,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that, individually or in the aggregate, could cause actual results to differ materially from those contained in any forward-looking statements made by us. Any such forward-looking statements are qualified by reference to the following cautionary statements.

Forward-looking statements in this prospectus supplement (including any documents incorporated by reference herein) are subject to a number of risks and uncertainties, some of which are beyond our control, including, among other things:

•	changes in general economic, business or demographic conditions or trends in the United States or changes in the political environment, including changes in gross domestic product, interest rates and inflation;
•	the ability to service, comply with the terms of and refinance at maturity our indebtedness, including due to dislocation in debt markets;
•	disruptions or other extraordinary or force majeure events and the ability to insure against losses resulting from such events or disruptions;
•	the regulatory environment, including U.S. energy policy, and the ability to estimate compliance costs, comply with any changes thereto, rates implemented by regulators, and the relationships and rights under and contracts with governmental agencies and authorities;
•	any event or occurrence that may limit our ability to pay or increase our dividend;
•	the ability to conclude a sufficient number of attractive growth projects, deploy growth capital in amounts consistent with our objectives in the prosecution of those and achieve targeted risk adjusted returns on any growth project;
•	sudden or extreme volatility in commodity prices;
•	changes in demand for chemical, petroleum and vegetable and animal oil products, the relative availability of tank storage capacity and the extent to which such products are imported or exported;
•	changes in patterns of commercial or general aviation air travel, including variations in customer demand;
•	technological innovations leading to changes in energy production, distribution and consumption patterns;
•	fluctuations in fuel costs, or the costs of supplies upon which our gas processing and distribution business is dependent, and the ability to recover increases in these costs from customers;

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•	the ability to make alternate arrangements to account for any disruptions or shutdowns that may affect suppliers’ facilities or the operation of the barges upon which our gas processing and distribution business is dependent;
•	the ability to make, finance and integrate acquisitions or growth projects and the quality of financial information and systems of acquired entities;
•	the ability to implement operating and internal growth strategies;
•	environmental risks, including the impact of climate change and weather conditions;
•	the impact of weather events including potentially hurricanes, tornadoes and/or seasonal extremes;
•	changes in electricity or other energy costs, including natural gas pricing;
•	unplanned outages and/or failures of technical and mechanical systems;
•	payment of performance fees to our Manager, if any, that could reduce distributable cash if paid in cash or could dilute existing stockholders if satisfied with the issuance of shares of our common stock;
•	changes in the current treatment of qualified dividend income and long-term capital gains under current U.S. federal income tax law and the qualification of income and gains for such treatment;
•	work interruptions or other labor stoppages;
•	the inability of principal off-takers in the contracted power businesses to take and/or pay for the energy supplied;
•	our Manager’s affiliation with the Macquarie Group (as defined below) or equity market sentiment, which may affect the market price of our common stock;
•	the limited ability to remove our Manager for underperformance and our Manager’s right to resign;
•	unanticipated or unusual behavior of municipalities and states brought about by financial distress; and
•	the extent to which federal spending cuts reduce the U.S. military presence in Hawaii or flight activity at airports at which Atlantic Aviation (as defined below) operates.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of risks that could cause our actual results to differ appears under the caption “Risk Factors” and elsewhere in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement such as our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. It is not possible to predict or identify all risk factors and you should not consider that description to be a complete discussion of all potential risks or uncertainties that could cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus supplement (including any documents incorporated by reference herein) may not occur. These forward-looking statements are made as of the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should, however, consult further disclosures we may make in future filings with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information incorporated by reference into or contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk Factors” beginning on page S-17 of this prospectus supplement and page 4 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2015, and our consolidated financial statements and the related notes thereto incorporated by reference herein before making a decision to invest in our notes.

Macquarie Infrastructure Corporation, a Delaware corporation, is the successor to Macquarie Infrastructure Company LLC, or MIC LLC, pursuant to the conversion of MIC LLC from a Delaware limited liability company into a Delaware corporation on May 21, 2015. MIC LLC was formed on April 13, 2004. Except as otherwise specified, all references in this prospectus supplement to “MIC,” “our Company,” “we,” “us,” and “our” mean, Macquarie Infrastructure Corporation from and after the time of the conversion and MIC LLC, our predecessor, prior to the conversion, and, in each case, its subsidiaries included in our consolidated financial statements. Macquarie Infrastructure Management (USA) Inc., which we refer to as our Manager, is part of the Macquarie Group, comprised of Macquarie Group Limited and its subsidiaries and affiliates worldwide.

Macquarie Infrastructure Corporation

We own, operate and invest in a diversified group of businesses that provide services to other businesses, government agencies and individuals primarily in the United States. The businesses we own and operate include:

•	International Matex Tank Terminals, or IMTT: a bulk liquid terminals business providing bulk liquid storage, handling and other services to third parties at ten marine terminals in the United States and two in Canada;
•	Atlantic Aviation: a provider of fuel, terminal, aircraft hangaring and other services primarily to owners and operators of general aviation (“GA”) aircraft on 69 airports in the United States;
•	Contracted Power and Energy segment, or CP&E: ownership of a gas-fired power facility and controlling interests in wind and solar power facilities in the United States; and
•	MIC Hawaii: ownership of a gas energy company that processes and distributes gas and provides related services (“Hawaii Gas”), controlling interests in solar power facilities and ownership of a design-build mechanical contractor focused on energy efficiency, all based in Hawaii.

We buy, develop and invest in the growth of our businesses based on a general assumption that we will own them indefinitely. It is neither our intent nor our expectation that we will divest of a business at a particular point in our ownership or as a result of having achieved certain targets, financial or otherwise. This view of ownership as a long-term relationship does not preclude sales of assets when we believe that we have either maximized the value in the asset relative to our capability, or the asset is more highly valued by another owner. Since listing in December 2004, we have divested a total of approximately $360.0 million in assets including partial interests in several non-U.S. businesses, two businesses in the United States and several of the facilities owned and operated by our Atlantic Aviation business. In general, we have redeployed the proceeds of these asset sales in the development of our remaining businesses either through investment in growth projects or acquisitions of small, “bolt-on” operations consistent with our view of MIC as a long-term owner.

Deployment of growth capital has been and is expected to continue to be an important part of our strategy and the creation of stockholder value. Our sources of growth capital include the capital generated by our businesses but not distributed to stockholders, capital generated through the issuance of additional debt and/or equity securities, or, as noted above, the proceeds of sales of certain assets.

Since 2006, we have owned and operated businesses in the four lines in which we operate today, having acquired a 50% interest in IMTT in May 2006 and Hawaii Gas in June of that year. Since then, and excluding the investment in the second half of IMTT and our initial investment in Bayonne Energy Center (“BEC”), we have deployed over $2.4 billion in the expansion or improvement of, or bolt-on acquisitions on behalf of our businesses. Over time, we expect to deploy growth capital of approximately $350.0 million per year in a combination of projects potentially spanning all of our businesses and bolt-on type acquisitions of smaller operations on behalf of those businesses where we have or may pursue a “roll-up” type strategy.

Importantly, we are not obligated to invest in the growth of any one business or segment. If the opportunities in any of our businesses or segments are insufficient or the risk adjusted returns are inadequate relative to our financial targets, we will seek to drive stockholder value through other means. In the extreme that could mean that in some years we invest very little in growth and focus instead on operational improvement — driving top line increases and/or managing expenses (or the rate of growth in expenses) down. Further, although we find value in diversification and the generally uncorrelated nature of the businesses in our current portfolio, ideally we would prefer to have a portfolio of five or six lines of business as we had following our initial public offering. However, we do not intend to pursue diversification for the sake of diversification if the opportunities are insufficient in number or the expected returns are inadequate relative to our financial hurdles.

Businesses

Our businesses, in general, are defined by a combination of the following characteristics:

•	ownership of long-lived, high-value physical assets that are difficult to replicate or substitute around;
•	a platform for the deployment of growth capital;
•	broadly consistent demand for their services;
•	scalability, such that relatively small amounts of growth can generate disproportionate increases in earnings before interest, taxes, depreciation and amortization (“EBITDA”);
•	the provision of basic, often essential services;
•	generally predictable maintenance capital expenditure requirements; and
•	generally favorable competitive positions, largely due to high barriers to entry, including:
º	high initial development and construction costs;
º	difficulty in obtaining suitable land on which to operate;
º	long-term concessions, leases or customer contracts; and
º	lack of immediate cost-effective alternatives for the services provided.

The different businesses that comprise our Company exhibit these characteristics to different degrees at different times. For example, macro-economically correlated businesses like Atlantic Aviation may exhibit more volatility during periods of economic downturn than businesses with substantially contracted revenue streams. While not every business that we own will meet all of the general criteria described above, we seek to own a diversified portfolio of businesses that possesses a balance of these characteristics.

We may also vertically integrate our businesses by investing in adjacent entities that provide services to customers or suppliers or develop assets for the industries in which we operate.

In addition to the benefits associated with these characteristics, the rate of growth in revenues and/or gross profit generated by most of our businesses generally can be expected to keep pace with historically normal rates of inflation. The price escalators built into many customer contracts, and the inflation and cost pass-through adjustments typically a part of pricing terms or provided for by the regulatory process to regulated businesses, serve to insulate our businesses to a significant degree from the negative effects of inflation and commodity price risk. We sometimes employ hedging contracts in connection with our businesses’ floating rate debt and limited commodity price exposure as a means of dampening variability in our financial performance associated with these elements.

Our existing businesses can be categorized as follows:

•	those with the majority of their revenues derived from contracts, such as:
º	IMTT and the unregulated business at Hawaii Gas (1 – 5 years); and
º	our CP&E segment (13 – 25 years);
•	those with regulated revenue such as the utility operations of Hawaii Gas; and
•	those with long-dated concessions, such as Atlantic Aviation, where revenue is derived on a per-use basis.

MIC Level Strategy

We acquire and invest in the development of a diversified portfolio of businesses that we believe will generate growing amounts of distributable cash flow in support of an attractive risk-adjusted total stockholder return. We intend to execute against this strategy by:

•	providing optimal levels of customer service while maintaining high safety, environmental and governance standards;
•	increasing revenue/gross profit through optimization of price, volume and margin;
•	effectively managing expenses;
•	realizing growth and cost synergies across our businesses;
•	prudently deploying capital to:
º	grow our existing businesses; and
º	develop and/or acquire additional businesses;
•	optimizing capital structure and tax planning; and
•	distributing a majority of our available cash to stockholders as a quarterly dividend.

Dividends

Consistent with our view of MIC as a total return investment opportunity, we believe that over the long term we will distribute between 75% and 85% of the Free Cash Flow generated by our businesses as a cash dividend. We define Free Cash Flow as EBITDA excluding non-cash items, as defined below, less cash paid for interest, taxes and pension contributions and maintenance capital expenditures, which includes principal repayments on capital lease obligations used to fund maintenance capital expenditures. We define EBITDA excluding non-cash items as net income (loss) or earnings before interest, taxes, depreciation and amortization and non-cash items including impairments, unrealized derivative gains and losses and adjustments for other non-cash items reflected in the statements of operations. For the avoidance of doubt, base management fees and performance fees, if any, are excluded from the calculation of Free Cash Flow whether paid in cash or stock.

On July 28, 2016, our Board of Directors declared a cash dividend of $1.25 per share for the quarter ended June 30, 2016, or a 4.2% increase over the dividend for the quarter ended March 31, 2016 and 12.6% increase over the dividend for the quarter ended June 30, 2015. This dividend was paid on August 16, 2016 to all stockholders of record as of the close of business on August 11, 2016.

The declaration and payment of any future dividends will be subject to a decision of our Board of Directors. Our Board of Directors will take into account such matters as the state of the capital markets and general business conditions, our financial condition, results of operations, capital requirements, capital opportunities and any contractual, legal and regulatory restrictions on the payment of dividends by us to our stockholders or by our subsidiaries to us, and any other factors that it deems relevant, subject to maintaining a prudent level of reserves and without creating undue volatility in the amount of such dividends where possible. Moreover, our senior secured revolving credit facility and the debt commitments at our businesses contain restrictions that may limit our ability to pay dividends. Although historically we have declared cash dividends on our shares of common stock, any or all of these factors could result in the modification of our dividend policy, or the reduction, modification or elimination of our dividend in the future.

Our Manager

We are managed externally by Macquarie Infrastructure Management (USA) Inc., our Manager. Our Manager is a member of the Macquarie Group, a diversified international provider of financial, advisory and investment services. The Macquarie Group is headquartered in Sydney, Australia and is a global leader in the management of infrastructure investment vehicles on behalf of third-party investors and advising on the acquisition, disposition and financing of infrastructure assets.

We have entered into a management services agreement (the “Management Services Agreement”) with our Manager. Our Manager is responsible for our day-to-day operations and affairs and oversees the management teams of our operating businesses. Our Manager has assigned, or seconded, to us two of its employees to serve as our chief executive officer and chief financial officer and seconds or makes other personnel available as required. The services performed for us by our Manager are provided at our Manager’s expense, and include the compensation of our seconded personnel.

We pay our Manager a monthly base management fee based primarily on our market capitalization and holding company net debt, among other items. However, the notes offered hereby are not expected to increase the monthly base management fee because we expect to use a portion of the proceeds of this offering to repay a portion of the outstanding amount under our senior secured revolving credit facility and the revolving credit facility under the New AA Credit Agreement (as defined below) and accordingly, these notes are in lieu of operating company debt for the purposes of the calculation of the Manager’s fee. See “— Recent Developments” and “Use of Proceeds.” Our Manager can also earn a performance fee if the quarterly total return for our stockholders (capital appreciation plus dividends) is positive and exceeds the quarterly total return of a U.S. utilities index benchmark, both in the quarter and cumulatively. If payable, the performance fee is equal to 20% of the difference between the benchmark return and the return for our stockholders. The current default election of settling both base management and performance fees is through the reinvestment of the fees in shares of our common stock. Our Manager’s election to invest its fees in shares of our common stock can only change during a 20 trading day window following our earnings release. Any change would apply to fees paid thereafter.

Our Businesses

Our businesses, along with the industries in which they operate and their strategies, are discussed below.

IMTT

IMTT Business Overview

IMTT is one of the larger independent providers of bulk liquid terminal services in the United States, based on capacity. IMTT stores or handles primarily refined petroleum products, various commodity and specialty chemicals, renewable fuels and vegetable and animal oils (collectively liquid commodities). The business operates a network of 12 terminals including ten in the United States and two in Canada (one partially owned) with principal operations in the New York Harbor (“NYH”) market and on the Lower Mississippi River. IMTT also owns OMI Environmental Solutions (formerly Oil Mop), an environmental emergency response, industrial services, waste transportation and disposal business.

Industry Overview

Bulk liquid terminals provide an important link in the supply chain for a broad range of liquids such as refined petroleum products, commodity and specialty chemicals and/or crude oil (not a material product for IMTT). In addition to renting storage tanks, dock access and intra-modal transportation access, bulk liquid terminals generate revenue by offering ancillary services including product transfer (throughput), heating, blending and packaging. Pricing for storage and other services typically reflects local supply and demand as well as the specific attributes of each terminal including access to deepwater berths and connections to land-based infrastructure such as roads, pipelines and rail.

Both domestic and international factors influence demand for bulk liquid terminals in the United States. Demand for storage rises and falls according to local and regional consumption. In addition, import and export activity accounts for a material portion of the business. Shippers require storage for the staging, aggregation and/or distribution of products before and after shipment. The extent of import/export activity depends on macroeconomic trends such as currency fluctuations as well as industry-specific conditions, such as supply and demand imbalances in different geographic regions. Demand for storage is also driven by fluctuations in the current and perceived future price and demand for the product being stored and the resulting temporal price arbitrage.

Potential entrants into the bulk liquid terminals business face several barriers. Strict environmental regulations, availability of waterfront land, local community resistance and initial investment costs may limit the construction of new bulk liquid terminal facilities. These barriers are typically higher around waterways near major urban centers. As a consequence, new tanks are generally built where existing docks, pipelines and other infrastructure can support them, resulting in higher returns on invested capital compared with development of new facilities. However, restrictions on land use, difficulties in securing environmental permits, and the potential for operational bottlenecks due to constraints on related infrastructure may limit the ability of existing terminals to expand the storage capacity of their facilities.

IMTT Strategy

IMTT’s strategy has five primary components:

1.	to continuously drive improvements in safety;
2.	to grow revenue and cash flows by attracting and retaining customers who place a premium on flexibility, speed and efficiency in bulk liquid terminals;
3.	to deploy growth capital in the development of existing locations by constructing new terminal assets (for example tanks, docks, rail offloading capacity, pipelines or other logistics infrastructure) and other non-terminal assets that support MIC’s other lines of business when such construction is supported by customer demand and the returns are attractive;
4.	to improve business processes and systems with particular focus on cost and risk reduction, control of maintenance capital expenditure and revenue optimization; and
5.	to optimize the scale and performance of the business through acquisitions, developments, divestitures and partnerships.

Atlantic Aviation

Atlantic Aviation Business Overview

At June 30, 2016 Atlantic Aviation operated fixed base operations (“FBOs”) and hangars at 69 airports in the United States. In October 2016, we signed an agreement to purchase an additional facility at Stewart Airport, which complements our current operation at this airport. See “— Recent Developments.” Atlantic Aviation’s FBOs provide fueling and fuel-related services, aircraft parking and hangar services to owners/operators of jet aircraft, primarily to the general aviation sector of the air transportation industry, but also to commercial, military, freight and government aviation customers.

Industry Overview

FBOs primarily service the GA corporate and leisure flying segment of the air transportation industry. Local airport authorities own the airport properties and grant FBO operators the right to provide fueling and other services pursuant to long-term ground leases. Fueling services provide the majority of an FBO’s revenue and gross profit.

FBOs often operate in environments with high barriers to entry. Airports tend to have limited physical space for additional FBOs. Airport authorities generally do not have an incentive to add additional FBOs unless there is a significant demand for additional services. Government approvals and design and construction of a new FBO can also take significant time and require significant capital expenditures. Furthermore, airports typically impose minimum standards with respect to the experience, capital investment and breadth of services provided by the FBO.

Demand for FBO services is driven by the level of GA flight activity, which we define as the number of take-offs and landings in a given period. GA business jet take-offs and landings increased by 1.2% in 2015 compared with 2014 according to flight data reported by the Federal Aviation Administration. GA business jet take-off and landings at airports where Atlantic Aviation operates increased by 1.6% for the same period along with increases in the average size of aircraft in service. We believe GA flight activity will continue to expand along with increased economic activity in the United States and that our business will continue to enjoy better than industry average flight activity as a result of its presence in some of the more popular business and recreational destinations in the United States.

Increases in flight activity will not be uniform across the United States. For example, flight activity in 2015 at Houston, Oklahoma City and Tulsa declined 6% compared with 2014, primarily as a result of a decline in activity from customers associated with the energy industry. Accordingly, Atlantic Aviation seeks to ensure that it has geographically diverse locations with a variety of underlying economic drivers. Notwithstanding the diversity of our locations, flight activity will fluctuate with the state of the broader economy, the health of the financial markets and what has been described as the “wealth effect” or people’s perception of their financial well-being.

Atlantic Aviation Strategy

Atlantic Aviation is pursuing a strategy that has five principal components. These are:

1.	to make Atlantic Aviation the preferred FBO provider at all of the airports at which it operates by providing the best service and safety in the industry;
2.	to manage the business to optimize its operating expenses;
3.	to grow the business by leveraging the size of the Atlantic Aviation network and its information technology capabilities to identify marketing and cross-selling opportunities;
4.	to prudently deploy capital in equipment and leasehold improvements; and
5.	to optimize the portfolio of FBOs through acquisitions, divestitures and lease extensions.

CP&E

CP&E Business Overview

The businesses in our CP&E segment sell electricity to creditworthy off-takers, typically pursuant to multi-year contracts. These contracts include either long-term power purchase agreements (“PPAs”) or tolling arrangements whereby a counterparty has contracted with a business to deliver a specified suite of energy and related services. Contracts are generally with a specific off-taker, a power remarketer or a financial counterparty that provides a hedge against volatility in revenue. MIC’s current portfolio of electricity generating facilities utilize wind turbine, solar photovoltaic and gas-fired technologies. We expect to continue to seek attractive investment opportunities in a range of conventional and renewable energy production and distribution projects and to pursue expansion opportunities at existing facilities.

At June 30, 2016, CP&E consisted of controlling interests in five solar power facilities, two wind power facilities and a gas-fired power facility. We also hold controlling interests in two solar power facilities in Hawaii, which are managed and reported in our MIC Hawaii segment, not in CP&E. We made our first investment in solar photovoltaic power generation in late 2012. CP&E’s portfolio of solar power facilities includes two located in Arizona, two located in California and one in Texas. These solar facilities have an aggregate generating capacity of 57 megawatts (“MW”). Our wind power facilities are located in Idaho and New Mexico and have a combined generating capacity of 203 MW. The gas-fired power facility, BEC, has a generating capacity of 512 MW and is located in Bayonne, New Jersey, adjacent to IMTT’s Bayonne terminal. During September 2016, we entered into an agreement to acquire the sponsor equity in the 80 MW Utah Red Hills solar power facility, subject to approval and customary closing conditions. See “— Recent Developments.”

The solar and wind projects sell electricity under PPAs with initial terms of 20 – 25 years. The PPAs generate a fixed amount of revenue for each unit of electricity sold and certain of the PPAs have fixed or CPI-linked escalators. All of CP&E’s solar facilities and the wind project in New Mexico are owned through tax-equity partnership structures in which we have controlling interests whereby we receive cash distributions disproportionate to our investment during the first several years of the projects’ operations and taxable income or loss disproportionate to our interest thereafter. Our interest in the wind project located in Idaho is an approximately 75% ordinary economic interest.

The renewable energy facilities utilize arrays of photovoltaic solar panels and wind turbine generators (often on sites spanning thousands of acres) to convert energy from sunlight and wind into electricity. The electricity is aggregated and fed directly into regional power grids. These technologies tend to produce a predictable amount of electricity within the bounds of seasonal variability in insolation and wind. The business also generates Renewable Energy Certificates (“RECs”) based on the amount of electricity provided to off-takers. These RECs are either bundled with the electricity under the terms of the PPAs or sold separately to third-parties.

In April 2015, we completed the acquisition of BEC, a 512 MW gas-fired simple cycle power facility in Bayonne, New Jersey, adjacent to IMTT. The BEC facility comprises eight natural gas turbine power generating sets (installed in 2012). Power produced by BEC is transmitted via a dedicated cable beneath NYH to a substation in Brooklyn, New York, from which it is distributed throughout the New York City power market. The majority of the facility’s output is contracted with a creditworthy power wholesaler that has entered into tolling agreements with BEC for 62.5% of the facility’s capacity. The tolling agreements generate revenue whether or not the facility is in use for power production. In addition to revenue related to the tolling agreement and capacity payments from the grid operator, BEC generates an energy margin when the facility is dispatched. In late 2015, we commenced the process of expanding the generating capacity of BEC by at least 130 MW and the connection of the facility to a second gas pipeline that runs beneath IMTT’s property. See “— Recent Developments.”

Industry Overview

The power industry represents a large and critical infrastructure market, both in terms of the number and value of facilities as well as their contribution to overall economic activity. In developed economies, aging infrastructure, new technologies, increased legislation regarding emissions and the use of renewable energy are driving capital spending.

The Energy Information Administration forecasts the demand for electricity in the United States to grow at a compound annual rate of approximately 0.8% over the next twenty years. At the same time, agencies including the Environmental Protection Agency are developing increasingly stringent emission and other standards for the power generating community. As aging and inefficient generating capacity is retired or replaced, opportunities for deployment of capital in the growth of our CP&E segment are expected to increase.

Transaction activity in the electricity generating sector of the industry has been driven by a combination of portfolio optimization and a significant number of renewable power projects being developed as a result of the adoption of Renewable Portfolio Standards (“RPS”). RPS are state-level regulatory mandates that aim to create demand for electricity derived from renewable sources by obligating utilities and other load-serving entities to provide a specific portion of their electricity generation from qualifying renewable technologies by a specified date. Transactions involving both existing and greenfield assets have increased in number and value as CP&E projects offer an attractive risk-adjusted return, particularly in a low interest rate environment.

CP&E Strategy

Our CP&E businesses are pursuing a strategy having the following four components:

1.	to deliver cost-competitive electricity in a safe and reliable manner;
2.	to optimize projects through expansions and PPA and tolling agreement extensions and where prudent, to divest of all or a portion of individual projects;
3.	to leverage the growing scale of our portfolio to manage costs and increase efficiencies across the businesses; and
4.	to deploy additional capital at attractive risk-adjusted returns by developing or acquiring energy projects across a range of technologies and geographies.

MIC Hawaii

MIC Hawaii Business Overview

From mid-2006 to 2016, our MIC Hawaii segment consisted of only Hawaii Gas. As a result of the completion of two acquisitions in the summer of 2016, MIC Hawaii currently comprises three businesses: the Hawaii Gas business, acquired in 2006, Critchfield Pacific Inc. and controlling interests in solar power facilities. The largest of these is Hawaii Gas, which is Hawaii’s only government-franchised gas utility and an unregulated liquefied petroleum gas distribution business. Going forward, we will report MIC Hawaii as our reportable segment, rather than Hawaii Gas only.

In July, 2016 we commenced commercial operations at the Waihonu Solar power generation facilities on Oahu. Waihonu Solar was reported as a part of our CP&E business during its development phase. In August, 2016 we acquired Critchfield Pacific, Inc., a mechanical contractor focused on designing and constructing energy efficient heating, ventilation and air conditioning systems and related building infrastructure.

Industry

With no locally occurring hydrocarbons, the Hawaii energy complex historically has had to rely on imported crude oil as its primary feedstock for the production of fuels used in power generation, motor and aviation applications. Our Hawaii Gas business has used a by-product of the crude oil refining process, naphtha, as its feedstock for the production of Synthetic Natural Gas (“SNG”) that it distributes via pipeline to commercial and residential customers on Oahu. Hawaii Gas has also been an off-taker of a portion of the Liquefied Petroleum Gas (“LPG”) (a combination of light gases including butane and propane that liquefies with a modest amount of compression) produced during the refining process and has distributed LPG to customers on portions of Oahu and the outer islands of Hawaii.

In addition to these traditional sources of gas, Hawaii Gas is currently transporting Liquefied Natural Gas (“LNG”) by cryogenic container to Oahu. The LNG is regasified and distributed via the same pipeline network that distributes SNG. Hawaii Gas also imports the majority of the LPG it distributes from suppliers around the world. Gas is used in a wide range of applications including water heating, drying, cooking, emergency power generation and decorative lighting.

Hawaii has one of the largest installed bases of solar power generation, per person, of any state in the United States. In 2015, approximately 23.4% of Hawaii’s electricity was generated from renewable sources, where the primary sources were solar, wind, and biomass. While location and high cost of power make Hawaii a very attractive market for solar power generation, there is the potential to increase the amount of renewables-based power generation in the market. The Waihonu Solar power generation and other facilities we may develop could contribute to this increase while also meeting the strategic objectives of reducing the cost and the environmental impact of energy production in Hawaii.

MIC Hawaii Strategy

MIC Hawaii’s strategy has four primary components:

1.	to lower the cost of energy in Hawaii in a safe and environmentally sustainable manner;
2.	to diversify sources of energy and power generation to ensure energy security for Hawaii consistent with the State’s renewable power mandate and to mitigate the impact of potential increases in the cost of energy and power generation;
3.	to increase and diversify the customers served by the businesses of MIC Hawaii; and,
4.	to maintain positive relationships with regulators, government agencies, customers, the communities served and other stakeholders.

Recent Developments

We are currently working on refinancing the existing Atlantic Aviation senior secured credit agreement, which consists of a $595.9 million term loan maturing in 2020 and a $70.0 million revolving loan maturing in 2018 (collectively, the “Existing AA Credit Agreement”). We have received commitments from lenders, and, subject to satisfaction of customary closing conditions, we expect to refinance the Existing AA Credit Agreement with a new Atlantic Aviation senior secured credit agreement (the “New AA Credit Agreement”) by the end of October 2016. We expect the New AA Credit Agreement will mature in 2021, and consist of a $400.0 million term loan, all of which is expected to be drawn at closing, and up to a $350.0 million revolving loan, of which approximately $200.0 million is expected to be drawn at closing. The applicable LIBOR margin on the Existing AA Credit Agreement is currently 2.5%. We expect that the applicable LIBOR margin on the New AA Credit Agreement will vary between 1.5% and 2.25% depending on Atlantic Aviation’s leverage ratio (as defined in the New AA Credit Agreement). We expect that the LIBOR floor of 0.75% in the Existing AA Credit Agreement will be reduced to 0.0% in the New AA Credit Agreement. Concurrently with the refinancing, we anticipate terminating the existing interest rate swap contracts in connection with the Existing AA Credit Agreement and entering into a new interest rate swap or cap contract to hedge all or a portion of the LIBOR component of the New AA Credit Agreement. If the Atlantic Aviation refinancing is completed, we intend to use the net proceeds of this offering, in part, to repay a portion of the drawn revolving loan balance under the New AA Credit Agreement. However, completion of the Atlantic Aviation refinancing is subject to customary closing conditions, and there can be no assurance that the Atlantic Aviation refinancing will be completed on these terms or at all.

We recently, through our MIC Renewable Energy Holdings subsidiary, entered into an agreement to acquire the sponsor equity in the 80 MW Utah Red Hills solar power facility from Scatec Solar ASA. This acquisition is expected to close before the end of 2016, subject to regulatory approvals and customary closing conditions. There can be no assurance that it will be completed on this timeline or at all.

In October 2016, we signed an agreement to purchase an additional aviation facility at Stewart Airport in New York, which complements our current operation at this airport. This acquisition is expected to close before the end of 2016. Stewart Airport is approximately 70 miles from Manhattan and is capable of handling long-range general aviation aircraft. Atlantic Aviation has operated at Stewart Airport since 2007 and has a lease through 2036. This acquisition is subject to customary closing conditions and there can be no assurance that it will be completed on this timeline or at all.

In late 2015, we began the process of connecting the BEC facility to a second gas pipeline that runs beneath our IMTT-Bayonne property. That project is well underway and expected to be completed in late 2016. At about the same time we commenced the process of expanding the generating capacity of BEC by 130 MW. We have recently secured the approval of our board of directors as well as all of the regulatory approvals necessary to commence construction and have issued a ‘notice to proceed’ to the general contractor. The construction of the additional 130 MW of power generating capacity on land adjacent to BEC is expected to require the deployment of approximately $130.0 million of capital, the majority of which is likely to be deployed in 2017.

THE OFFERING

Issuer
Macquarie Infrastructure Corporation.
Securities offered by us
$350.0 million aggregate principal amount of 2.00% Convertible Senior Notes due 2023. We have also granted the underwriters an option to purchase up to an additional $52.5 million aggregate principal amount of notes, solely to cover over-allotments.
Offering Price
Each note will be issued at a price of 100% of its principal amount plus accrued interest, if any, from October 13, 2016.
Maturity
October 1, 2023 unless earlier converted or repurchased.
Interest Rate
2.00% per year. Interest will be payable in cash on April 1 and October 1 of each year, beginning April 1, 2017.
Ranking
The notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to our secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities of our subsidiaries.
As of June 30, 2016, we had approximately $398.0 million of senior indebtedness outstanding, of which approximately $48.0 million was secured indebtedness, and our subsidiaries had $4.2 billion of indebtedness and other liabilities, including trade payables, outstanding.
As of June 30, 2016, on an adjusted basis after giving effect to the issuance of notes in this offering and the use of proceeds therefrom, we would have had $700.0 million of senior indebtedness outstanding, none of which would have been secured indebtedness, and our subsidiaries would have had $4.2 billion of indebtedness and other liabilities, including trade payables, outstanding.
In addition, as of June 30, 2016, we had $362.0 million of availability under our senior secured revolving credit facility. The outstanding balance of the senior secured revolving credit facility at October 5, 2016 was $85.0 million. See “Description of Other Indebtedness.”
Redemption
The notes will not be redeemable at our option prior to maturity.
Conversion Rights
You may convert your notes at your option prior to the close of business on the business day immediately preceding July 1, 2023 in multiples of $1,000 principal amount, only under the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on December 31, 2016 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•

during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of the Notes — Conversion Rights —  Conversion Upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or

• upon the occurrence of specified corporate events described under “Description of the Notes — Conversion Rights — Conversion Upon Specified Corporate Events.”
On or after July 1, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, you may convert your notes, in multiples of $1,000 principal amount, at your option regardless of the foregoing circumstances.
The conversion rate for the notes is initially 8.9364 shares of common stock per $1,000 principal amount of the notes (equivalent to an initial conversion price of approximately $111.90 per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described under “Description of the Notes — Conversion Rate Adjustments.”
Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 20 trading day observation period (as described herein). See “Description of the Notes — Settlement Upon Conversion.”
Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest. See “Description of the Notes — Conversion Rights.”
Adjustment to conversion rate upon a make-whole fundamental change
If and only to the extent holders elect to convert the notes in connection with a fundamental change described in clause (1), (2), (3) or (4) (determined without regard to the proviso to clause (2)) of the definition thereof as described in

“Description of the Notes — Fundamental Change Put,” which we refer to as a “make-whole fundamental change,” we will increase the conversion rate by a number of additional shares of common stock determined by reference to the table in “Description of the Notes — Conversion Rate Adjustments — Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change,” based on the effective date of, and the price paid (or deemed paid) per share in, such make-whole fundamental change.
If holders of shares of our common stock receive only cash in connection with certain make-whole fundamental changes, the price paid (or deemed paid) per share will be the cash amount paid per share. Otherwise, the price paid (or deemed paid) per share will be equal to the average of the last reported sale prices of our common stock on the five trading days prior to, but excluding, the effective date of such make-whole fundamental change.
Fundamental Change Repurchase Right of Holders
If we undergo a fundamental change (as defined in “Description of the Notes — Fundamental Change Put”) prior to maturity, you will have the right, at your option, to require us to repurchase for cash some or all of your notes at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the fundamental change repurchase date. See “Description of the Notes — Fundamental Change Put.”
Events of Default
If an event of default on the notes occurs, the principal amount of the notes, plus accrued and unpaid interest (including additional interest, if any) may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving MIC or certain of its subsidiaries.
Absence of Public Market for the Notes
The notes will be new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.
Exchange listing
Our common stock is listed on the NYSE under the symbol “MIC.”
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $340.6 million (or approximately $391.8 million if the underwriters exercise their over-allotment option in full), after deducting fees and estimated expenses. We expect to use the net proceeds from this offering for general corporate purposes, including, but not limited to, the closing of the proposed acquisition of the aviation facility at Stewart Airport in New York; the expansion of BEC by 130 MW; the closing of the proposed acquisition of the 80 MW Utah Red Hills solar power facility; the repayment of the outstanding balance on our senior secured revolving credit facility; and, if the refinancing of the existing Atlantic Aviation credit agreement is completed, the repayment of a portion of the drawn revolving loan balance under the New AA Credit Agreement. See “Use of Proceeds.”
Conflicts of Interest
As described in “Use of Proceeds,” we intend to use the net proceeds of this offering in part to repay the borrowings under our revolving credit facility and, if the Atlantic Aviation refinancing is completed, to repay a portion of the drawn revolving loan balance under the New AA Credit Agreement. Because affiliates of certain of the underwriters are expected to receive 5% or more of the net proceeds of this offering, such underwriters are deemed to have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Consequently, this offering will be made in compliance with the applicable provisions of Rule 5121, which require that a qualified independent underwriter (a “QIU”) participate in the preparation of this prospectus supplement and perform the usual standards of due diligence with respect thereto. Credit Agricole Securities (USA) Inc. is assuming the responsibilities of acting as the QIU in connection with this offering. We have agreed to indemnify Credit Agricole Securities (USA) Inc. against certain liabilities incurred in connection with it acting as a QIU for this offering, including liabilities under the Securities Act of 1933. An underwriter with a conflict of interest as defined in Rule 5121 is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
Risk factors
An investment in the notes is subject to risks. Please refer to “Risk Factors,” “Forward-Looking Statements” and other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in the notes.
U.S. Federal Income Tax Considerations
For certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of common stock into which the notes are convertible, see “Material U.S. Federal Income Tax Considerations.”

Except as otherwise noted, all information in this prospectus supplement assumes that the underwriters’ over-allotment option is not exercised in this offering.

SUMMARY FINANCIAL DATA

The following tables set forth a summary of our consolidated historical financial data as at and for the periods presented. The summary consolidated historical financial data set forth below includes the results of operations and balance sheet data for the six months ended June 30, 2016 and 2015 and years ended December 31, 2015, 2014 and 2013 for our consolidated group, with the results of businesses acquired during those years being included from the date of each acquisition. The summary financial data for the six months ended June 30, 2016 and 2015 have been derived from our unaudited consolidated condensed financial statements. The summary consolidated historical financial data for each of the three years in the period ended December 31, 2015 have been derived from our consolidated financial statements, which financial statements have been audited by KPMG LLP. In the opinion of management, the unaudited consolidated condensed financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year or for any future interim period.

The information below should be read in conjunction with (i) our consolidated financial statements (and notes thereto) contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, our consolidated condensed financial statements (and notes thereto) contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and our consolidated condensed financial statements (and notes thereto) contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, and (ii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 in our Annual Report on Form 10-K for the year ended December 31, 2015, Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, each incorporated by reference herein.

	Macquarie Infrastructure Corporation
	Six Months Ended June 30,		Years Ended December 31,
($ in thousands, except share and per share data)	2016	2015(1)	2015(1)	2014(1)	2013(1)
	(unaudited)
Statement of operations data:
Revenue
Service revenue	$618,462	$653,811	$1,288,501	$1,064,682	$770,360
Product revenue	175,504	168,376	350,749	284,400	267,096
Financing and equipment lease income	—	—	—	1,836	3,563
Total revenue	793,966	822,187	1,639,250	1,350,918	1,041,019
Cost of revenue
Cost of services (exclusive of depreciation and amortization of intangibles shown separately below)(2)	237,320	281,834	551,029	546,609	434,177
Cost of product sales (exclusive of depreciation and amortization of intangibles shown separately below)(2)	68,078	84,374	168,954	192,881	185,843
Gross profit	488,568	455,979	919,267	611,428	420,999
Selling, general and administrative expenses	144,714	151,717	304,862	265,254	210,060
Fees to Manager-related party	31,188	319,832	354,959	168,182	85,367
Depreciation	112,883	109,223	215,243	98,442	39,150
Amortization of intangibles	34,500	65,873	101,435	42,695	34,651
Loss from customer contract termination	—	—	—	1,269	5,906
Total operating expenses	323,285	646,645	976,499	575,842	375,134
Operating income (loss)	165,283	(190,666)	(57,232)	35,586	45,865
Interest income	58	13	55	112	204
Interest expense	(96,397)	(53,863)	(123,079)	(73,196)	(37,044)
Loss on extinguishment of debt	—	—	—	(90)	(2,472)
Equity in earnings and amortization charges of investee	—	—	—	26,391	39,115
Gain from acquisition/divestiture of businesses(3)	—	—	—	1,027,054	—
Other income (expense), net	3,700	1,620	1,288	(948)	455
Net income (loss) before income taxes	72,644	(242,896)	(178,968)	1,014,909	46,123
(Provision) benefit for income taxes	(31,387)	88,864	65,161	24,374	(18,043)
Net income (loss)	$41,257	$(154,032)	$(113,807)	$1,039,283	$28,080
Less: net loss attributable to noncontrolling interests	(290)	(1,934)	(5,270)	(2,745)	(3,174)
Net income (loss) attributable to MIC	$41,547	$(152,098)	$(108,537)	$1,042,028	$31,254
Basic income (loss) per share attributable to MIC	$0.52	$(2.00)	$(1.39)	$16.54	$0.61
Weighted average number of shares outstanding: basic	80,241,293	76,214,929	77,997,826	62,990,312	51,381,003
Diluted income (loss) per share attributable to MIC	$0.51	$(2.00)	$(1.39)	$16.10	$0.61
Weighted average number of shares outstanding: diluted(4)	81,194,505	76,214,929	77,997,826	64,925,565	51,396,146
Cash dividends declared per share	$2.45	$2.18	$4.46	$3.8875	$3.35

	Macquarie Infrastructure Corporation
	June 30,		December 31,
($ in thousands)	2016	2015(1)	2015(1)	2014(1)	2013(1)
	(unaudited)
Balance sheet data:
Total current assets	$198,055	$378,516	$216,569	$231,478	$400,353
Property, equipment, land and leasehold improvements, net	4,128,736	4,037,977	4,116,163	3,362,585	854,169
Intangible assets, net	911,922	960,076	934,892	959,634	592,850
Goodwill	2,021,611	2,019,204	2,017,211	1,996,259	514,494
Total assets	$7,280,389	$7,424,719	$7,308,804	$6,567,739	$2,471,928
Total current liabilities	$314,206	$354,804	$308,790	$224,332	$271,452
Deferred income taxes	850,034	786,900	816,836	878,696	183,522
Long-term debt, net of current portion	2,763,545	2,740,196	2,746,525	2,332,829	808,287
Total liabilities	4,187,084	4,121,201	4,106,362	3,597,571	1,318,660
Stockholders' equity	$2,919,416	$3,124,378	$3,030,190	$2,787,163	$1,042,228

(1)	Conformed to current period presentation. See Note 2, “Basis of Presentation”, of our consolidated condensed financial statements for the six months ended June 30, 2016, incorporated by reference herein, for Recently Issued Accounting Standards adopted in the six months ended June 30, 2016.
(2)	For the years ended December 2014 and 2013, cost of services included depreciation expense of $4.4 million and $6.7 million for the years ended December 31, 2014 and 2013, respectively, relating to the district energy business, a component of the CP&E segment prior to our divestiture of the business on August 21, 2014.
(3)	Gain from acquisition/divestiture of businesses represents the gain of $948.1 million from the acquisition of IMTT from the remeasuring to fair value of our previous 50% ownership interest and the gain of $78.9 million from the sale of our interest in the district energy business.
(4)	Diluted weighted average number of common stock outstanding reflects the effect of potentially dilutive shares assuming: (i) the restricted stock unit grants provided to the independent directors had been fully converted to shares on the grant dates; (ii) the $67.8 million of the performance fee for the quarter ended June 30, 2015, settlement of which was deferred to the third quarter of 2016, had been reinvested in shares by the Manager, in July 2015; and (iii) the convertible senior notes that were issued on July 15, 2014 had been fully converted into shares on that date. The potentially dilutive shares are excluded in the calculation if the effect is anti-dilutive or when the Company has a net loss for the period.

RISK FACTORS

An investment in our notes involves a number of risks. We urge you to carefully consider the risk factors described below and those included in the accompanying prospectus and in the documents incorporated herein and therein by reference, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as well as other information, before reaching a decision regarding an investment in our notes. For risks related to our business operations, see “Risk Factors — Risks Related to Our Business Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The risks described below and referenced above are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the risks described herein or cross-referenced above were to materialize, our business, results of operations, cash flow, financial condition and prospects could be materially and adversely affected. You should consult your own financial and legal advisors before making an investment in our notes.

Risks Related to the Notes and to this Offering

We expect that the trading price of the notes will be significantly affected by changes in the market price of our common stock, the interest rate environment and our credit quality, each of which could change substantially at any time.

We expect that the trading price of the notes will depend on a variety of factors, including, without limitation, the market price of our common stock, the interest rate environment and our credit quality. Each of these factors may be volatile, and may or may not be within our control.

For example, the trading price of the notes will increase with the market price and volatility of our common stock. We cannot, however, predict whether the market price of our common stock will rise or fall or whether the market price of our common stock will be volatile. In addition, general market conditions, including the level of, and fluctuations in, the market price of stocks generally, may affect the market price and the volatility of our common stock. Moreover, we may or may not choose to take actions that could influence the volatility of our common stock.

Likewise, if interest rates, or expected future interest rates, rise during the term of the notes, the yield of the notes will likely decrease, but the value of the convertibility option embedded in the notes will likely increase. Because interest rates and interest rate expectations are influenced by a wide variety of factors, many of which are beyond our control, we cannot assure you that changes in interest rates or interest rate expectations will not adversely affect the trading price of the notes.

Furthermore, the trading price of the notes will likely be significantly affected by any change in our credit quality. Because our credit quality is influenced by a variety of factors, some of which are beyond our control, we cannot guarantee that we will maintain or improve our credit quality during the term of the notes.

In addition, because we may choose to take actions that adversely affect our credit quality, such as incurring additional debt, there can be no guarantee that our credit quality will not decline during the term of the notes, which would likely negatively impact the trading price of the notes.

The notes are unsecured and will be effectively subordinated to our secured indebtedness to the extent of the value of the property securing such indebtedness and any liabilities of our subsidiaries.

Our obligations under the notes are not secured by any of our assets. Certain of our indebtedness, including our senior secured revolving credit facility, is secured by a pledge of our equity interest in MIC Ohana Corporation. As of June 30, 2016, we had approximately $362.0 million available under our senior secured revolving credit facility. Secured creditors are entitled to the proceeds from the sale of other disposition of assets securing their indebtedness in satisfaction of such indebtedness before any of such assets or proceeds become available to unsecured creditors. Accordingly, claims of holders of the notes will be subordinated to our secured creditors to the extent of the value of the assets securing such secured indebtedness.

In addition, our obligations under the notes are not guaranteed by any of our subsidiaries. As a holding company with no operations, we are dependent on the ability of our businesses and investments to make distributions to us to pay our expenses and repay our indebtedness. Claims of holders of the notes will be structurally subordinated to the claims of creditors and preferred stockholders of these subsidiaries, including trade creditors. As of June 30, 2016, our subsidiaries had $4.2 billion of indebtedness and other liabilities, including trade payables, outstanding.

The notes are not protected by restrictive covenants, and therefore do not prevent us from engaging in a variety of transactions that may impair our ability to fulfill our obligations under the notes.

The indenture governing the notes will not contain any financial covenants and will not restrict us from paying dividends, incurring additional debt or issuing or repurchasing our outstanding shares of common stock. The indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us, except to the extent described under “Description of the Notes — Fundamental Change Put,” “Description of the Notes — Consolidation, Merger and Sale of Assets by MIC” and “Description of the Notes — Conversion Rate Adjustments — Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change.” Accordingly, we may engage in transactions that may impair our ability to fulfill our obligations under the notes. Other than the repurchase right, the restrictions provided by the merger covenant and our obligation to increase the conversion rate with respect to the notes in certain circumstances upon the occurrence of certain events, we generally have no duty to consider the interests of holders of the notes in determining whether to engage in such transactions.

Recent and future regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement this strategy by selling short the shares of common stock underlying the notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our common stock in lieu of or in addition to short selling our common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our common stock), including Rule 201 of SEC Regulation SHO, the Financial Industry Regulatory Authority, Inc.’s “Limit Up-Limit Down” program, market-wide circuit breaker systems that halt trading of securities for certain periods following specific market declines, and rules stemming from the enactment and implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Past regulatory actions, including emergency actions or regulations have had a significant impact on the trading prices and liquidity of equity-linked instruments. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock or enter into swaps on our common stock could similarly adversely affect the trading price and the liquidity of the notes.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case on commercially reasonable terms, the trading price and liquidity of the notes may be adversely affected.

Some significant restructuring transactions that may adversely affect you may not constitute a “fundamental change” under the indenture, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a “fundamental change” (as defined under “Description of the Notes — Fundamental Change Put”), you have the right, at your option, to require us to repurchase your notes for cash. However, the definition of fundamental change contained in the indenture is limited to certain enumerated transactions. As a result, the fundamental change provision of the indenture will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes would not have the right to require us to repurchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost option value of your notes as a result of such transaction. In addition, the definition of a make-whole fundamental change is limited and may not protect you from losing some of the option value of your notes in the event of a variety of transactions that do not constitute a make-whole fundamental change.

Upon the occurrence of a make-whole fundamental change, we will, in certain circumstances, increase the conversion rate for a holder that converts its notes in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed paid) per share in such make-whole fundamental change, all as described below under “Description of the Notes — Conversion Rate Adjustments — Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change.”

Although the adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change is designed to compensate you for the option value of your notes that you lose as a result of a make-whole fundamental change, it is only an estimate of such value and may not adequately compensate you for such lost option value. In addition, if the price paid (or deemed paid) for our common stock in the make-whole fundamental change is greater than $150.00 per share or less than $82.89 per share (in each case, subject to adjustment in accordance with the indenture), then we will not be required to adjust the conversion rate if you convert your notes in connection with such make-whole fundamental change. Moreover, in no event will we increase the conversion rate solely because of such an adjustment to a rate that exceeds 12.0641 shares per $1,000 principal amount of notes, subject to adjustment in accordance with the indenture.

Furthermore, the definition of make-whole fundamental change contained in the indenture is limited to certain enumerated transactions. As a result, the make-whole fundamental change provisions of the indenture will not afford protection to holders of the notes in the event that other transactions occur that could adversely affect the option value of the notes. For example, transactions, such as leveraged recapitalizations, refinancings, restructurings or acquisitions, could significantly affect the trading characteristics of our common stock and thereby reduce the option value embedded in the notes without triggering a make-whole fundamental change.

In addition, our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof could be subject to general equity principles such as the reasonableness of economic remedies.

Adjustments to the conversion rate do not cover all dilutive events that may adversely affect the value of the notes.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights, options or warrants, subdivisions, combinations, distributions of our capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Notes — Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of shares of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur and that event may not result in an adjustment to the conversion rate.

We may not have the ability to raise funds necessary to settle conversions of the notes or to purchase the notes upon a fundamental change.

If a fundamental change occurs, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof such that the principal amount that remains outstanding of each note purchased in part equals $2,000 or an integral multiple of $1,000 in excess thereof. The fundamental change purchase price will equal 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted as described under “Description of the Notes — Settlement Upon Conversion,” which could adversely affect our liquidity. However, we may not have sufficient funds at the time we are required to purchase the notes surrendered therefor or notes being converted, and we may not be able to arrange necessary financing on acceptable terms, if at all. In addition, our ability to purchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by the agreements governing our other indebtedness outstanding at the time. If we fail to pay the fundamental change purchase price when due or to pay any cash payable on future conversions of the notes as required by the indenture, we will be in default under the indenture governing the notes. A default under the indenture or the fundamental change itself could also constitute a default under the agreements governing our other existing and future indebtedness which would further restrict our ability to make required payments under the notes.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of the Notes — Conversion Rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, if we elect to settle conversions, wholly or in part, in cash, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

If an active trading market does not develop for the notes, you may not be able to resell them.

Prior to this offering, there was no public market for the notes, and we do not currently plan to list the notes on any securities exchange. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. The liquidity of the trading market in the notes and future trading prices of the notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We have been informed by the representatives of the underwriters that certain underwriters currently intend to make a market in the notes after this offering is completed. However, such underwriters may cease their market-making at any time.

We may issue additional shares of our common stock or instruments convertible into shares of our common stock, including in connection with conversions of notes, and thereby materially and adversely affect the price of our common stock, and, in turn, the notes.

We are not restricted from issuing additional shares of our common stock or other instruments convertible into our common stock during the life of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. If we issue additional shares of our common stock or instruments convertible into shares of our common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the notes. Furthermore, the conversion of some or all of the notes may dilute the ownership interests of existing stockholders, and any sales in the public market of our common stock upon any such conversion could adversely affect prevailing market prices of our shares or the notes. In addition, the anticipated issuance and sale of substantial amounts of shares of our common stock or the anticipated conversion or exercise of securities into shares of our common stock could depress the price of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock to the extent our conversion obligations include shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding July 1, 2023, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible.

Certain provisions in the notes and the indenture could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders to exercise their rights associated with a potential fundamental change or a make-whole fundamental change.

Certain provisions in the notes and the indenture could make it more difficult or more expensive for a third party to acquire us. For example, if an acquisition event constitutes a fundamental change, holders of the notes will have the right to require us to purchase their notes in cash. In addition, if an acquisition event constitutes a make-whole fundamental change, we may be required to increase the conversion rate for holders who convert their notes in connection with such make-whole fundamental change. Our obligations under the notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average price of our common stock for each trading day in a 20 trading day observation period. As described under “Description of the Notes — Settlement Upon Conversion,” this period would be (i) if the relevant conversion date occurs prior to July 1, 2023, the 20 consecutive trading days beginning on, and including, the second scheduled trading day immediately succeeding such conversion date and (ii) if the relevant conversion date occurs on or after July 1, 2023, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the trading price of the notes and the market price of our common stock could be harmed.

In addition, the trading price of the notes is directly affected by market perceptions of our creditworthiness. Consequently, if a credit ratings agency rates any of our debt in the future or downgrades or withdraws any such rating, or puts us on credit watch, the trading price of the notes is likely to decline.

Certain of the possible adjustments to the conversion rate may result in a deemed distribution from us to a holder of a note that will be taxable even though the holder does not receive a corresponding distribution of cash.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends on our shares. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, investors may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to investors. If a make-whole fundamental change occurs on or prior to the maturity date under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase also may be treated as a deemed distribution from us subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Considerations.” A deemed distribution to a non-U.S. Holder (as defined under “Material U.S. Federal Income Tax Considerations”) may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified in an applicable treaty, which may be set off against subsequent payments of cash and shares. See “Material U.S. Federal Income Tax Considerations.”

Risks Related to Ownership of Our Common Stock

The performances of our businesses or our holding company structure may limit our ability to make regular dividends in the future to our stockholders because we are reliant upon the cash flows and distributions from our businesses.

Our Company is a holding company with no operations. Therefore, we are dependent upon the ability of our businesses to make distributions to our Company to enable it to meet its expenses, and to pay dividends to stockholders in the future. The ability of our operating subsidiaries and the businesses we own to make distributions to our Company is subject to limitations based on their operating performance, the terms of their debt agreements and the applicable laws of their respective jurisdictions. In addition, the ability of each business to reduce its outstanding debt will be similarly limited by its operating performance, as discussed in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form of 10-K for the year ended December 31, 2015, Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, each incorporated by reference herein.

The market price and marketability of our common stock may from time to time be significantly affected by numerous factors beyond our control, which may adversely affect our ability to raise capital through future equity financings.

The market price of our common stock may fluctuate significantly. Many factors that are beyond our control may significantly affect the market price and marketability of our common stock and may adversely affect our ability to raise capital through equity financings. These factors include, but are not limited to, the following:

•	significant volatility in the market price and trading volume of securities of Macquarie Group Limited and/or vehicles managed by the Macquarie Group or branded under the Macquarie name or logo;
•	significant volatility in the market price and trading volume of securities of registered investment companies, business development companies or companies in our sectors;
•	changes in our earnings or variations in operating results;
•	changes in our ratings from any of the ratings agencies;
•	any shortfall in EBITDA excluding non-cash items or Free Cash Flow from levels expected by securities analysts;
•	changes in regulatory policies or tax law;
•	operating performance of companies comparable to us;
•	loss of funding sources; and
•	substantial sales of our common stock by our Manager or other significant stockholders.

We may issue preferred stock with rights, preferences and privileges that may be superior to the common stock, and these could have negative consequences for holders of our common stock.

We may issue shares of preferred stock in one or more financing transactions. We may also use the authorized preferred stock for funding transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although we have no immediate plans to do so. We cannot provide assurances that any such transaction will be consummated on favorable terms or at all, that it will enhance stockholder value, or that it will not adversely affect our business or the trading price of our common stock. Any shares of preferred stock could be issued with rights, preferences and privileges that may be superior to those of our common stock. In addition, preferred stock could be issued for capital raising, financing and acquisition needs or opportunities that have the effect of making an acquisition of our Company more difficult or costly, as could also be the case if the board of directors were to issue additional common stock.

Our reported Earnings per Share (“EPS”) as defined under generally accepted accounting principles, or GAAP, does not reflect the cash generated by our businesses and may result in unfavorable comparisons with other businesses for which EPS is a useful component in valuation.

Our businesses own and invest in high-value, long-lived assets that generate large amounts of depreciation and amortization. Depreciation and amortization are non-cash expenses that serve to reduce reported EPS. We pay our Manager base management fees and may pay performance fees both of which may be reinvested in additional shares of our common stock thereby rendering them a non-cash expense. Whether the fees are settled in cash or reinvested in additional shares of our common stock, they have the effect of reducing EPS. As a result, our financial performance may appear to be substantially worse compared with businesses whose earnings do not reflect the effects of depreciation and amortization (or other non-cash items). To the extent that our results appear to be worse, we may have relatively greater difficulty attracting investors in our stock.

Our inability, under GAAP, to consolidate the financial results of certain of our investments may make it relatively more difficult to analyze the cash generating capacity of our combined businesses.

We may make investments in certain businesses which we will be required to account for using the equity method rather than consolidate with the results of our other businesses. The equity method requires us to include the portion of the net income, as determined in accordance with GAAP, equal to our equity interest in the business in our consolidated statement of operations. The physical asset backed nature of the businesses in which we invest (and the higher levels of non-cash expenses including depreciation and amortization) may mean that the performance of these investments have relatively little impact on our consolidated statement of operations even where they generate positive cash flow and this cash flow may not be reflected in the valuation of our common stock.

Our total assets include a substantial amount of goodwill and other intangible assets. The write-off of a significant portion of intangible assets would negatively affect our reported earnings.

Our total assets reflect a substantial amount of goodwill and other intangible assets. At June 30, 2016 and December 31, 2015, goodwill and other intangible assets, net, represented approximately 40.3% and 40.4%, respectively, of our total assets. Goodwill and other intangible assets were primarily recognized as a result of the acquisitions of our businesses. Other intangible assets consist primarily of airport operating rights, customer relationships and trade names. On at least an annual basis, we assess whether there has been any impairment in the value of goodwill and assess for impairment of other intangible assets when there are triggering events or circumstances. If the carrying value of the tested asset exceeds its estimated fair value, impairment is deemed to have occurred. In this event, the intangible is written down to fair value. Under current accounting rules, this would result in a charge to reported earnings. We have recognized significant impairments in the past, and any future determination requiring the write-off of a significant portion of goodwill or other intangible assets would negatively affect our reported earnings and total capitalization, and could be material.

Our total assets include a substantial amount of intangible assets and fixed assets. The depreciation and amortization of these assets may negatively impact our reported earnings.

The high level of intangible and physical assets written up to fair value upon acquisition of our businesses generates substantial amounts of depreciation and amortization. These non-cash items serve to lower net income as reported in our consolidated statement of operations as well as our taxable income. The generation of net losses or relatively small net income may contribute to a net operating loss, or NOL, carryforward that can be used to offset current taxable income in future periods. However, the continued reporting of little or negative net income may adversely affect the attractiveness of our Company among some potential investors and may reduce the market for our common stock.

Risks Related to Having an External Manager

We are subject to the terms and conditions of the Management Services Agreement between us and our Manager.

We cannot unilaterally amend the Management Services Agreement between us and our Manager. Changes in the compensation of our Manager, certain rights held by our Manager or other components of the Management Services Agreement require the approval of our Manager and limit our ability to make changes without the consent of the Manager that could be beneficial to stockholders generally.

Our Manager owns a significant portion of our outstanding common stock. A sale of all or a portion of the common stock owned by our Manager could be interpreted by the equity markets as a lack of confidence in our prospects.

Our Manager, in its sole discretion, determines whether to reinvest base management and performance fees in shares of our common stock and whether to hold or sell those securities. Reinvestment of base management and performance fees in additional common stock would increase our Manager’s ownership stake in us. As of September 30, 2016, our Manager owned 8.7% of our outstanding common stock. If our Manager decides, for reasons other than our performance and prospects, to reduce its position in us, such sales may be interpreted by some market participants as a lack of confidence in us and put downward pressure on the market price of our common stock. Sales of shares of common stock by our Manager could increase the available supply and decrease the price if demand is insufficient to absorb such sales.

Certain provisions of our Management Services Agreement, certificate of incorporation and bylaws make it difficult for third parties to acquire control of us and could deprive investors of the opportunity to obtain a takeover premium for their shares of common stock.

In addition to the limited circumstances in which our Manager can be terminated under the terms of the Management Services Agreement, the Management Services Agreement provides that in circumstances where our common stock ceases to be listed on a recognized U.S. exchange as a result of the acquisition of our common stock by third parties in an amount that results in our common stock ceasing to meet the distribution and trading criteria on such exchange or market, our Manager has the option to either propose an alternate fee structure and remain our Manager or resign, terminate the Management Services Agreement upon 30 days’ written notice and be paid a substantial termination fee. The termination fee payable on our Manager’s exercise of its right to resign as our Manager subsequent to a delisting of our common stock could delay or prevent a change in control that may favor our stockholders. Furthermore, in the event of such a delisting, any proceeds from the sale, lease or exchange of a significant amount of assets must be reinvested in new assets of our Company, subject to debt repayment obligations. We would also be prohibited from incurring any new indebtedness or engaging in any transactions with our stockholders or our affiliates without the prior written approval of our Manager. These provisions could deprive stockholders of opportunities to realize a premium on the common stock owned by them.

Our certificate of incorporation and bylaws contain a number of provisions that could have the effect of making it more difficult for a third-party to acquire, or discouraging a third-party from acquiring, control of us. These provisions include:

•	restrictions on our ability to enter into certain transactions with our major stockholders, with the exception of our Manager; similar restrictions are also contained in Section 203 of the Delaware General Corporation Law, or the DGCL;
•	allowing only our board of directors to fill vacancies, including newly created directorships and requiring that directors may be removed with or without cause by a stockholder vote of 66 2/3%;
•	requiring that only the chairman or board of directors may call a special meeting of our stockholders;
•	prohibiting stockholders from taking any action by written consent;
•	establishing advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by our stockholders at a stockholders’ meeting; and
•	having a substantial number of additional shares of common stock authorized but unissued.

Our Manager’s decision to reinvest its monthly base management fees and quarterly performance fees, as applicable, in common stock or retain the cash will affect stockholders differently.

Our Manager is paid a base management fee based on our market capitalization and potentially performance fees based on the total return generated on behalf of equity holders relative to a U.S. utilities index benchmark. Our Manager, in its sole discretion, may elect to retain base management fees and performance fees, if applicable, paid in cash or to reinvest such payments in additional common stock. In the event our Manager chooses not to reinvest the fees to which it is entitled in additional shares of common stock, the amount paid will reduce the cash that may otherwise be distributed as a dividend to all stockholders or used in our Company’s operations. In the event our Manager chooses to reinvest the fees to which it is entitled in additional common stock, effectively returning the cash to us, such reinvestment and the issuance of new shares of common stock will dilute existing stockholders by the increase in the percentage of common stock owned by our Manager. Either option may adversely impact the market for our common stock.

In addition, our Manager has typically elected to invest its fees in shares of our common stock, and, unless otherwise agreed with us, can only change this election during a 20-trading day window following our earnings release. Any change would apply to fees paid thereafter. Accordingly, stockholders would generally have notice of our Manager’s intent to receive fees in cash rather than reinvest before the change was effective.

The price of our stock and our ability to pay dividends could be adversely affected by our obligation to pay performance fees to our Manager, which in turn is dependent on the performance of our stock relative to a benchmark index which is unpredictable and beyond our control.

Under our Management Services Agreement, we are obligated to pay performance fees to our Manager if we outperform a benchmark index that reflects broader utility industry components. The amount of the performance fees can be substantial, and could adversely affect the price of our common stock and our ability to pay dividends. For example, if our absolute performance (as described in the Management Services Agreement) increases slightly and the benchmark index substantially decreases, we could be obligated to pay a significant performance fee. As a result, we may be obligated to pay our Manager a performance fee, which could be substantial, even when there has not been a substantial increase in the performance of our common stock. The benchmark index comprises numerous utility stocks, the performance of which may or may not correlate to our actual performance. Moreover, the benchmark index is unpredictable and variable. The Manager is entitled to select whether a performance fee will be settled in cash, shares of our common stock or a combination thereof, which could result in a material cash expense or dilution of our shares.

Our Manager is not required to offer all acquisition opportunities to us and may offer such opportunities to other entities. Our management may waive investment opportunities presented by our Manager.

Pursuant to our Management Services Agreement, we have first priority ahead of all current and future funds, investment vehicles, separate accounts and other entities managed by our Manager or by members of the Macquarie Group within the Macquarie Infrastructure and Real Assets division only with respect to four specific types of acquisition opportunities within the United States. Other than these four specific types of opportunities, our Manager does not have an obligation to offer to us any particular acquisition opportunities, even if they meet our investment objectives, and the Manager and its affiliates can offer any or all other acquisition opportunities on a priority basis or otherwise to current and future funds, investment vehicles and accounts sponsored by the Manager or its affiliates. Our businesses may compete with these entities for investment opportunities, and there can be no assurance that we will prevail with respect to such investments.

In addition, our management may determine not to pursue investment opportunities presented to us by our Manager, including those presented on a priority basis. If our management waives any such opportunity, our Manager and its affiliates may offer such opportunity to any other entity, including any entities sponsored or advised by members of the Macquarie Infrastructure and Real Asset division of the Macquarie Group. As such, every acquisition opportunity presented to us by our Manager may not be pursued by us, and may ultimately be presented to entities with whom we compete for investments.

Our Manager can resign with 90 days’ notice, or our CEO or CFO could be removed by our Manager, and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations, which could adversely affect our financial results and negatively impact the market price of our common stock.

Our Manager has the right, under the Management Services Agreement, to resign at any time with 90 days’ notice, whether we have found a replacement manager or not. In addition, our Manager could re-assign or remove the CEO and/or the CFO from their positions and responsibilities at our Company without our board of directors’ approval and with little or no notice. If our Manager resigns or our CEO/CFO are removed, we may not be able to find a new external manager or hire internal management with similar expertise within 90 days to provide the same or equivalent services on acceptable terms, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial results could be adversely affected, perhaps materially, and the market price of our common stock may decline substantially. In addition, the coordination of our internal management, acquisition activities and supervision of our businesses are likely to suffer if we were unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by our Manager and its affiliates.

Furthermore, if our Manager resigns, we and our subsidiaries will be required to cease use of the Macquarie brand entirely, and change their names to remove any reference to “Macquarie.” This may cause the value of our Company and the market price of our common stock to decline.

Our externally managed model may not be viewed favorably by investors.

We are externally managed by a member of the Macquarie Group. Our Manager receives a fee for its services that provides for a number of corporate center functions including the compensation of our management team and those who provide services to us on a shared basis, health and welfare benefits, the provision of facilities, technology and insurance (other than directors and officers). The fee is based on our market capitalization and thus increases as we grow. The size of the fee may bear no direct correlation with the actual cost of providing the agreed upon services and may be higher than the cost of managing our Company internally. Per the terms of the Management Services Agreement with our Manager, the current default election for satisfying any base management or performance fees to which our Manager may be entitled is the issuance of additional shares of common stock. To the extent the fees continue to be satisfied by reinvestment in our common stock, all stockholders will be diluted and our hurdle for growing distributable cash on a per share basis will be higher.

Our Manager’s affiliation with Macquarie Group Limited and the Macquarie Group may result in conflicts of interest or a decline in the market price of our common stock.

Our Manager is an affiliate of Macquarie Group Limited and a member of the Macquarie Group. From time to time, we have entered into, and in the future we may enter into, transactions and relationships involving Macquarie Group Limited, its affiliates, or other members of the Macquarie Group. Such transactions have included and may include, among other things, the entry into debt facilities and derivative instruments with members of the Macquarie Group serving as lender or counterparty, and financial advisory or equity and debt underwriting services provided to us by the Macquarie Group.

Although our audit committee, all of the members of which are independent directors, is required to approve of any related party transactions, including those involving members of the Macquarie Group or its affiliates, the relationship of our Manager to the Macquarie Group may result in conflicts of interest.

In addition, as a result of our Manager’s being a member of the Macquarie Group, negative market perceptions of Macquarie Group Limited generally or of Macquarie’s infrastructure management model, or Macquarie Group statements or actions with respect to other managed vehicles, may affect market perceptions of us and cause a decline in the price of our common stock unrelated to our financial performance and prospects.

In the event of the underperformance of our Manager, we may be unable to remove our Manager, which could limit our ability to improve our performance and could adversely affect the market price of our common stock.

Under the terms of the Management Services Agreement, our Manager must significantly underperform in order for the Management Services Agreement to be terminated. Our board of directors cannot remove our Manager unless:

•	our common stock underperforms a weighted average of two benchmark indices by more than 30% in relative terms and more than 2.5% in absolute terms in 16 out of 20 consecutive quarters prior to and including the most recent full quarter, and the holders of a minimum of 66.67% of the outstanding shares of our common stock (excluding any shares owned by our Manager or any affiliate of the Manager) vote to remove our Manager;
•	our Manager materially breaches the terms of the Management Services Agreement and such breach has been unremedied within 60 days after notice;
•	our Manager acts with gross negligence, willful misconduct, bad faith or reckless disregard of its duties in carrying out its obligations under the Management Services Agreement, or engages in fraudulent or dishonest acts; or
•	our Manager experiences certain bankruptcy events.

Our board of directors cannot remove our Manager unless the market performance of our common stock also significantly underperforms the benchmark index. If we were unable to remove our Manager in circumstances where the absolute market performance of our common stock does not meet expectations, the market price of our common stock could be negatively affected.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after underwriting discounts and estimated offering fees and expenses, will be approximately $340.6 million (or approximately $391.8 million if the underwriters’ over-allotment option is exercised in full). We expect to use the net proceeds from this offering for general corporate purposes, including, but not limited to, the closing of the proposed acquisition of the aviation facility at Stewart Airport in New York; the expansion of BEC by 130 MW; the closing of the proposed acquisition of the 80 MW Utah Red Hills solar power facility; the repayment of the outstanding balance on our senior secured revolving credit facility; and, if the refinancing of the existing Atlantic Aviation credit agreement is completed, the repayment of a portion of the drawn revolving loan balance under the New AA Credit Agreement. We expect that the New AA Credit Agreement will mature in 2021. Our revolving credit facility matures in July 2019, bears interest at a rate of LIBOR plus 1.75% and has a total outstanding balance of $85.0 million as of October 5, 2016. See “Prospectus Supplement Summary — Recent Developments.”

Certain of the underwriters and their related entities are lenders under our revolving credit facility and are expected to be lenders under the New AA Credit Agreement and will receive proceeds from this offering. Affiliates of J.P. Morgan Securities LLC, Barclays Capital Inc., Regions Securities LLC, Credit Agricole Securities (USA) Inc., Macquarie Capital (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc. are acting as lenders under our senior secured revolving credit facility. Affiliates of J.P. Morgan Securities LLC, Barclays Capital Inc., BBVA Securities Inc., Regions Securities LLC, Wells Fargo Securities, LLC, Citizens Capital Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC and U.S. Bancorp Investments, Inc. are expected to be lenders under the New AA Credit Agreement.

CAPITALIZATION

The following sets forth (i) our actual capitalization as of June 30, 2016 and (ii) our capitalization, as adjusted, as of June 30, 2016, giving effect to this offering and the receipt of the net proceeds therefrom and the use of the net proceeds therefrom to repay borrowings under our revolving credit facility, but does not reflect the other uses of proceeds therefrom as described in “Use of Proceeds”. You should read this table in conjunction with other sections of this prospectus supplement, the accompanying prospectus and any documents that are incorporated by reference herein and therein, including our consolidated financial statements and the notes thereto.

	As of June 30, 2016
($ in thousands, except per share data)	Actual	As Adjusted(1)(2)
Cash and cash equivalents	$23,261	$315,856
Long-term debt, at MIC subsidiaries(3)	2,469,737	2,469,737
Senior secured revolving credit facility(3)(4)	48,000	—
Convertible senior notes offered hereby(2)(3)(5)	—	350,000
2.875% Convertible senior notes due 2019(3)	349,971	349,971
Total debt (current and non-current)(3)	$2,867,708	$3,169,708
Stockholders’ Equity
Shares of common stock, par value $0.001 per share:
500,000,000 authorized; 80,502,929 shares issued and outstanding	$81	$81
Additional paid in capital	2,167,561	2,167,561
Accumulated other comprehensive loss	(25,757)	(25,757)
Retained earnings	777,531	777,531
Total stockholders’ equity	2,919,416	2,919,416
Noncontrolling interests	173,889	173,889
Total equity	3,093,305	3,093,305
Total Capitalization	$5,961,013	$6,263,013

(1)	The As Adjusted column reflects the receipt of the net proceeds to us of this offering and the use of a portion thereof to repay borrowings under our revolving credit facility, but does not give effect to the use of the net proceeds to fund the closing of the proposed acquisition of the aviation facility at Stewart Airport in New York, the expansion of BEC by 130 MW or the closing of the proposed acquisition of the 80 MW Utah Red Hills solar power facility, or to repay a portion of the drawn revolving loan balance under the New AA Credit Agreement (if the Atlantic Aviation refinancing is completed). See “Use of Proceeds.”
(2)	Assumes no exercise of the underwriters’ option in this offering to purchase up to $52.5 million aggregate principal amount of convertible senior notes.
(3)	Information on debt in the above table excludes the adjustment for deferred financing costs.
(4)	The outstanding balance of the senior secured revolving credit facility at October 5, 2016 was $85.0 million, all of which is expected to be repaid with the proceeds of this offering.
(5)	In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount will be recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount, fees and expenses that we will be required to recognize or the increase in paid in capital.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges from continuing operations.

	Six months Ended June 30, 2016	Year Ended December 31,
		2015		2014	2013	2012	2011
Ratio of Earnings to Fixed Charges(1)	1.64	NM	(2)	11.99	1.84	2.13	1.39

(1)	Our ratio of earnings to fixed charges from continuing operations is computed by dividing (i) pre-tax income from continuing operations before equity in earnings and amortization charges of investees, plus amortization of capitalized interest, fixed charges and distribution received from equity investees classified as operating activities less interest capitalized; by (ii) fixed charges.
(2)	The ratio of earnings to fixed charges from continuing operations for the year ended December 31, 2015 is not meaningful as fixed charges exceeded adjusted earnings in such year. Earnings were deficient to cover fixed charges by $179.9 million in 2015.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Revolving Credit Facility

In July 2014, the Company entered into a five-year, senior secured revolving credit facility with a syndicate of banks. As of June 30, 2016, the aggregate commitments under the revolving credit facility were $410.0 million, with $48.0 million outstanding and $362.0 million of availability. As of October 5, 2016, there was $85.0 million outstanding under the senior secured revolving credit facility. The senior secured revolving credit facility will mature in July 2019. Aggregate commitments under the senior secured revolving credit facility may be increased in an unlimited amount under an uncommitted incremental facility, subject to compliance with a leverage ratio. In addition, a portion of the senior secured revolving credit facility in an aggregate amount of $100.0 million is available for the issuance of stand-by letters of credit. The senior secured revolving credit facility is guaranteed by MIC Ohana Corporation and secured by a pledge of the Company’s directly held equity interests, including in MIC Ohana Corporation, and all intercompany debt owed to the Company. The senior secured revolving credit facility is the Company’s secured obligation and ranks equal in right of payment with all of the Company’s existing and future senior indebtedness, including the convertible notes offered hereby. The convertible notes offered hereby are effectively subordinated in right of payment to the senior secured revolving credit facility to the extent of the value of the assets securing such debt. The convertible notes offered hereby are also structurally subordinated in right of payment to all existing and future debt and other liabilities of MIC Ohana Corporation, the guarantor of the senior secured credit facility.

Interest on borrowings under the senior secured revolving credit facility accrues at a rate per annum equal to either an alternate base rate (as described in the senior secured revolving credit facility) plus an applicable margin or an adjusted LIBO rate (as described in the senior secured revolving credit facility) plus an applicable margin.

The senior secured revolving credit facility includes customary affirmative covenants, including an obligation by the Company to use commercially reasonable efforts to maintain certain credit ratings. In addition, the senior secured revolving credit facility includes customary negative covenants, including limitations on incurrence of indebtedness of MIC Ohana Corporation; creating or incurring liens; merging or consolidating with other entities; selling or disposing of certain assets; making restricted payments; transacting with affiliates; entering into restrictive agreements; and granting certain security interests in the equity interests of subsidiaries, in each case, subject to specified exceptions. The senior secured revolving credit facility also contains a financial covenant based on a ratio of cash flow available for debt service to net cash interest expense.

The senior secured revolving credit facility contains customary events of default including, but not limited to, the Company’s failure to pay principal or interest when due, covenant defaults, cross-defaults to certain other indebtedness, monetary judgment defaults and events of bankruptcy.

2.875% Convertible Senior Notes due 2019

On July 15, 2014, the Company issued $350.0 million aggregate principal amount of 2.875% convertible senior notes due 2019. The Company pays interest on the notes at a rate of 2.875% per annum, payable semi-annually in arrears on January 15 and July 15 of each year. The convertible notes are convertible at any time into shares of the Company’s common stock. The conversion rate is currently 12.0091 shares of common stock per $1,000 principal amount of convertible notes (equal to a conversion price of approximately $83.27 per share), subject to adjustment upon the occurrence of certain events as provided in the Indenture. In addition, upon a conversion in connection with the occurrence of certain events that constitute a “make-whole fundamental change,” the conversion rate will be increased pursuant to the Indenture by a specified amount with respect to convertible notes tendered for conversion during a specified period after the effective date of the transaction. In addition, holders may require the Company to repurchase all or a portion of their convertible notes upon a fundamental change (as defined in the Indenture) at a cash repurchase price equal to 100% plus accrued and unpaid interest. The convertible notes are not redeemable prior to maturity on July 15, 2019. The convertible notes are the Company’s unsecured obligations and rank equal in right of payment with all of the Company’s existing and future senior unsecured indebtedness, including the convertible notes offered hereby.

DESCRIPTION OF THE NOTES

The Notes will be issued under a supplemental indenture (the “Supplemental Indenture”) between Macquarie Infrastructure Corporation, as issuer, and Wells Fargo Bank, National Association, as trustee, and the indenture dated as of July 15, 2014 (the “Base Indenture” and together with the Supplemental Indenture, the “Indenture”). The terms of the Notes include those provided in the Indenture.

The following description is only a summary of the material provisions of the notes offered hereby (the “Notes”) and the Indenture. We urge you to read the Indenture in its entirety because it, and not this description, defines your rights as a holder of the Notes. You may request copies of this document as set forth under the caption “Where You Can Find More Information.”

When we refer to “Macquarie Infrastructure Corporation,” “MIC,” “we,” “our” or “us” in this section, we refer only to Macquarie Infrastructure Corporation and not its subsidiaries.

Brief Description of the Notes

The Notes will:

•	initially be limited to $350.0 million aggregate principal amount ($402.5 million aggregate principal amount if the underwriters exercise their over-allotment option in full);
•	bear interest at a rate of 2.00% per year, payable semi-annually in arrears, on April 1 and October 1 of each year, commencing on April 1, 2017;
•	be general unsecured obligations, ranking equally with all of our other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness;
•	not be subject to redemption at our option prior to maturity;
•	be subject to repurchase by us at your option if a fundamental change occurs, at a cash repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the fundamental change repurchase date, as set forth under “— Fundamental Change Put”; and
•	be due on October 1, 2023, unless earlier converted or repurchased by us.

Subject to satisfaction of certain conditions and during the periods described below, the Notes may be converted at an initial conversion rate of 8.9364 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $111.90 per share). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of Notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “— Settlement Upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

Neither we nor any of our subsidiaries will be subject to any financial covenants under the Indenture. In addition, neither we nor any of our subsidiaries will be restricted under the Indenture from paying dividends, incurring debt or issuing or repurchasing our securities. You are not afforded protection under the Indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “— Conversion Rate Adjustments — Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change,” “— Consolidation, Merger and Sale of Assets by MIC” and “— Fundamental Change Put.”

No sinking fund is provided for the Notes and the Notes will not be subject to defeasance.

We do not intend to list the Notes on any securities exchange or interdealer quotation system.

The Notes initially will be issued in book-entry form only in minimum denominations of $2,000 principal amount and whole multiples of $1,000 in excess thereof. Beneficial interests in the Notes will be shown on, and transfers of beneficial interests in the Notes will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated Notes except in limited circumstances. For information regarding conversion, registration of transfer and exchange of global Notes held in DTC, see “— Form, Denomination and Registration — Global Notes, Book-Entry Form.”

If certificated Notes are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which will initially be the office or agency of the trustee in New York City.

References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time.

Additional Notes

We may, without the consent of the holders of the Notes, increase the aggregate principal amount of the Notes by issuing additional Notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional Notes (and with the same CUSIP numbers or different CUSIP numbers); provided that if the same CUSIP number is used for any such additional Notes, such additional Notes must be part of the same issue as the Notes initially offered hereby for U.S. federal income tax purposes. If such additional Notes are not part of the same issue as the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have a separate CUSIP number. The Notes offered by this prospectus supplement and any additional Notes would rank equally and ratably and would be treated as a single class for all purposes under the Indenture. No additional Notes may be issued if any event of default has occurred with respect to the Notes.

Payment at Maturity

On the maturity date, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of Notes, together with accrued and unpaid interest (including additional interest, if any) to, but not including, the maturity date. With respect to global Notes, principal and interest (including additional interest, if any) will be paid to DTC in immediately available funds. With respect to any certificated Notes, principal will be payable at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Interest

The Notes will bear interest at a rate of 2.00% per year. Interest will accrue from the date of original issuance of the Notes or from the most recent date to which interest has been paid or duly provided for. We will pay interest semi-annually, in arrears on April 1 and October 1 of each year, commencing on April 1, 2017, to holders of record at close of business on the preceding March 15 and September 15, respectively. However, we will not pay in cash accrued interest (excluding any additional interest) on any Notes when they are converted, except as described under “— Conversion Rights.”

We will pay interest on:

•	global Notes to DTC in immediately available funds;
•	any certificated Notes having a principal amount of less than $2,000,000, by check mailed to the holders of those Notes; and
•	any certificated Notes having a principal amount of $2,000,000 or more, either by check mailed to each holder or, upon application by such holder to the trustee not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the trustee to the contrary.

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon. The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Ranking

The Notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to our secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the Notes only after all indebtedness under such secured debt has been repaid in full from the proceeds of such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Notes then outstanding.

As of June 30, 2016, we had approximately $398.0 million of senior indebtedness outstanding, of which approximately $48.0 million was secured indebtedness, and our subsidiaries had $4.2 billion of indebtedness and other liabilities, including trade payables, outstanding. As of June 30, 2016, on an adjusted basis after giving effect to the issuance of Notes in this offering and the use of proceeds therefrom, we would have had $700.0 million of senior indebtedness outstanding, none of which would have been secured indebtedness, and our subsidiaries would have had $4.2 billion of indebtedness and other liabilities, including trade payables, outstanding. In addition, as of June 30, 2016, we had $362.0 million of availability under our senior secured revolving credit facility. The outstanding balance of our senior secured revolving credit facility at October 5, 2016 was $85.0 million. See “Description of Other Indebtedness.”

Conversion Rights

Prior to the close of business on the business day immediately preceding July 1, 2023, the Notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “— Conversion Upon Satisfaction of Sale Price Condition,” “— Conversion Upon Satisfaction of Trading Price Condition,” and “— Conversion Upon Specified Corporate Events.” On or after July 1, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Notes at the conversion rate at any time irrespective of the foregoing conditions. The conversion rate will initially be 8.9364 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $111.90 per share). The conversion rate will be subject to adjustment as described below. Upon conversion of a Note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “— Settlement Upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 20 trading day observation period (as defined below under “— Settlement Upon Conversion”).

Our payment and delivery, as the case may be, to you of the full conversion consideration will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the Note; and
•	accrued and unpaid interest, if any, to, but excluding, the conversion date.

Except as provided in the next paragraph, upon conversion, you will not receive any separate cash payment of accrued and unpaid interest on the Notes (excluding any additional interest). Accrued and unpaid interest and accrued tax original issue discount, if any, to the conversion date is deemed to be paid in full with the cash paid upon conversion, and the shares of common stock, if any, delivered upon conversion, rather than cancelled, extinguished or forfeited. With respect to any conversion of the Notes, accrued and unpaid interest will be deemed to be paid first out of any cash paid upon such conversion.

If you convert after the close of business on the record date for an interest payment but prior to the open of business on the corresponding interest payment date, the record holder on the relevant record date will receive on the corresponding interest payment date the full amount of interest accrued and unpaid on your Notes, notwithstanding your conversion of those Notes prior to the interest payment date. However, except as provided in the next sentence, if you surrender your Notes for conversion after the close of business on a regular record date but prior to the open of business on the corresponding interest payment date, at the time you surrender your Notes for conversion, you must pay us an amount equal to the interest (excluding any additional interest) that has accrued and will be paid on the Notes being converted on the corresponding interest payment date. You are not required to make such payment:

•	if you convert your Notes following the close of business on the regular record date immediately preceding the maturity date;
•	if you convert your Notes in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the corresponding interest payment date; or
•	to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to your Notes.

Therefore, for the avoidance of doubt, all holders on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date regardless of whether their Notes have been converted following such record date.

Except as described under “— Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any shares of common stock issued upon conversion of the Notes.

Holders may surrender their Notes for conversion under the following circumstances:

Conversion Upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding July 1, 2023, a holder may surrender all or a portion of its Notes for conversion during any calendar quarter commencing after the calendar quarter ending on December 31, 2016 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day as determined by us. If the sale price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported in composite transactions for the principal U.S. national securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, the “last reported sale price” of our common stock will be the last quoted bid price per share of our common stock in the over-the-counter market on the relevant trading day as reported by OTC Markets Group Inc. or another similar organization selected by us. If our common stock is not so quoted, the “last reported sale price” of our common stock will be the average of the midpoint of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose, which may include one or more of the underwriters.

“Trading day” means a day on which (i) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national securities exchange, on the principal other market on which our common stock is then traded, and (ii) a last reported sale price for shares of our common stock is available on such securities exchange or market. If our common stock is not so listed or traded, “trading day” means a “business day.”

Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding July 1, 2023, a holder of Notes may surrender all or a portion of its Notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of Notes, as determined following a request by a holder of Notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day.

The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5.0 million principal amount of Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million principal amount of Notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of Notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of Notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per $1,000 principal amount of Notes unless we have requested such determination; and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of a Note provides us with reasonable evidence that the trading price per $1,000 principal amount of Notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate for each trading day during the measurement period. At such time, we shall instruct the bid solicitation agent (if other than us) to determine, or if we are acting as bid solicitation agent, we shall determine, the trading price per $1,000 principal amount of Notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee). If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of Notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

We will initially act as the bid solicitation agent. We may, however, appoint another person to act as bid solicitation agent at any time without prior notice to holders.

Conversion Upon Specified Corporate Events

Certain Distributions.  If, prior to the close of business on the business day immediately preceding July 1, 2023, we elect to:

•	distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the declaration date for such distribution, to purchase shares of our common stock at a price per share that is less than the average last reported sale price of our common stock for the ten consecutive trading days immediately preceding, but excluding, the declaration date for such distribution; or
•	distribute to all or substantially all holders of our common stock our assets, securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the Notes and the trustee at least 30 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such distribution and our announcement that such distribution will not take place, even if the Notes are not otherwise convertible at such time.

Notwithstanding the immediately preceding paragraph, holders of the Notes will not be permitted to so surrender their Notes for conversion if such holders are entitled to participate (solely as a result of holding the Notes), at the same time and upon the same terms as holders of our common stock, in such distribution, without having to convert their Notes, as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of Notes held by such holder.

Certain Corporate Events.  If a transaction or event that constitutes a “fundamental change” (as defined under “— Fundamental Change Put”) or a “make-whole fundamental change” (as defined under “— Conversion Rate Adjustments — Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change”) occurs prior to the close of business on the business day immediately preceding July 1, 2023, regardless of whether a holder has the right to require us to repurchase the Notes as described under “— Fundamental Change Put,” or if we are a party to a consolidation, merger, statutory share exchange or sale, lease or transfer of the consolidated assets of us and our subsidiaries substantially as an entirety that occurs prior to the close of business on the business day immediately preceding July 1, 2023, in each case, pursuant to which our common stock would be converted into cash, securities or other assets, the Notes may be surrendered for conversion at any time from or after the date that is 30 scheduled trading days prior to the anticipated effective date of the transaction or event (or, if later, the business day after we give notice of such transaction or event) until 35 trading days after the actual effective date of such transaction or event or, if such transaction or event also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) by mail or electronic delivery (i) as promptly as practicable following the date we publicly announce such transaction or event but in no event less than 30 scheduled trading days prior to the anticipated effective date of such transaction or event; or (ii) if we have not publicly announced such transaction or event at least 30 scheduled trading days prior to the anticipated effective date of such transaction or event, within two business days of the date upon which we publicly announce such transaction or event, but in no event later than the actual effective date of such transaction or event.

Conversions on or after July 1, 2023

On or after July 1, 2023, a holder may convert all or a portion of its Notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

Procedures to be Followed by a Holder

If you hold a beneficial interest in a global Note, to convert you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to interest (excluding any additional interest) payable on the next interest payment date to which you are not entitled and, if required, pay all transfer or similar taxes, if any, described below. As such, if you are a beneficial owner of the Notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated Note, to convert you must:

•	complete and manually sign the conversion notice on the back of the Notes or a facsimile of the conversion notice;
•	deliver the completed conversion notice and the Notes to be converted to the conversion agent;
•	if required, furnish appropriate endorsements and transfer documents;
•	if required, pay funds equal to interest (but excluding any additional interest) payable on the next interest payment date to which you are not entitled; and
•	if required, pay all transfer or similar taxes, if any, described below.

The conversion date will be the date on which you have satisfied all of the foregoing requirements.

You will not be required to pay any transfer or similar taxes due upon conversion other than any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of shares of common stock, if any, due upon conversion in a name other than that of the converting holder. Certificates representing shares of common stock will be issued and delivered only after all applicable transfer or similar taxes, if any, payable by you have been paid in full.

If a holder has already delivered a repurchase notice as described under “— Fundamental Change Put” with respect to a Note, the holder may not surrender that Note for conversion until the holder has withdrawn the notice in accordance with the Indenture, except to the extent that a portion of the holder’s Note is not subject to such repurchase notice. If your Notes are submitted for purchase following a fundamental change, your right to withdraw your repurchase notice and convert the Notes that are subject to purchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement Upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions for which the relevant conversion date occurs on or after July 1, 2023 will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs on or after July 1, 2023, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, we may choose for Notes converted on one conversion date to settle conversions in physical settlement, and choose for Notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform holders so converting of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions for which the relevant conversion date occurs on or after July 1, 2023, no later than July 1, 2023). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of Notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of Notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of Notes of $1,000.

Settlement amounts will be computed as follows:

•	if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of Notes being converted a number of shares of common stock equal to the conversion rate;
•	if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of Notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 20 consecutive trading days during the related observation period; and
•	if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of Notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days during the related observation period.

The “daily settlement amount,” for each of the 20 consecutive trading days during the observation period, shall consist of:

•	cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of Notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 20 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and
•	if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 20 consecutive trading days during the observation period,  1/20th of the product of (1) the conversion rate on such trading day and (2) the daily VWAP on such trading day.

The “daily VWAP” means, for each of the 20 consecutive trading days during the applicable observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MIC <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any Note surrendered for conversion means:

•	if the relevant conversion date occurs prior to July 1, 2023, the 20 consecutive trading day period beginning on, and including, the second trading day after such conversion date; and
•	if the relevant conversion date occurs on or after July 1, 2023, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

Except as described under “— Conversion Rate Adjustments — Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change” and “— Conversion Rate Adjustments — Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method; provided, however, that with respect to any conversion date that occurs on or after the regular record date for the final payment of interest on the Notes (i.e., September 15, 2023), we will deliver the consideration due upon conversion on the maturity date.

We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP on the conversion date (in the case of physical settlement) or based on the daily VWAP for the last trading day of the applicable observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any Notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion Rate Adjustments

We will adjust the conversion rate for the following events:

(1) If we issue shares of common stock as a dividend or distribution on shares of common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1 OS0

where,

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution or the effective date of such share split or combination, as the case may be;
CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution or the effective date of such share split or combination, as the case may be;
OS0 =	the number of shares of common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution or the effective date of such share split or combination;
OS1 =	the number of shares of common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, share split or combination, as the case may be.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2) If we distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them to purchase, for a period of 45 calendar days or less from the declaration date for such distribution, common stock at a price per share less than the average last reported sale price of our common stock for the ten consecutive trading days immediately preceding, but excluding, the declaration date for such distribution, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X OS0 + Y

where,

CR1 =	conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;
CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
OS0 =	the number of shares of common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;
X =	the total number of shares of common stock issuable pursuant to such rights, options or warrants; and
Y =	the number of shares of common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding, but excluding, the declaration date for such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such distribution had not occurred.

For the purpose of this clause (2) and for the purpose of the first bullet point under “— Conversion Rights — Conversion Upon Specified Corporate Events — Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to purchase shares of common stock at a price per share less than such average last reported sale price for the ten consecutive trading days immediately preceding, but excluding, the declaration date for such distribution, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other of our securities, assets or property to all or substantially all holders of our common stock, excluding:

•	dividends or distributions as to which adjustment is required to be effected in clause (1) or (2) above;
•	the initial distribution of rights issued pursuant to a stockholders rights plan; provided that such rights plan provides for the issuance of such rights with respect to the shares of common stock issued upon conversion of the Notes;
•	dividends or distributions paid exclusively in cash; and
•	spin-offs described below in this clause (3),

‘then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0 SP0 – FMV

where,

CR1 =	conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;
CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and
FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness or other of our securities, assets or property distributed with respect to each outstanding share of common stock as of the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference between “SP0” and “FMV” is less than $1.00, in lieu of the foregoing increase, each holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock without having to convert its Notes, the amount and kind of our capital stock, evidences of our indebtedness or other of our securities, assets or property that such holder would have received as if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of ours that will be, upon distribution, listed on a U.S. national or regional securities exchange, which is referred to in this prospectus supplement as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV + MP0 MP0

where,

CR1 =	conversion rate in effect immediately after the open of business on the ex-dividend date for the spin-off;
CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for the spin-off;
FMV =	the average of the last reported sale prices of the shares of capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “— Conversion Rights — Conversion Upon Satisfaction of Sale Price Condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period immediately following, and including, the ex-dividend date for such spin-off (such period, the “valuation period”); and
MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

Any adjustment to the conversion rate under the preceding paragraph of this clause (3) will be made immediately after the open of business on the day after the last day of the valuation period, but will be given effect as of the open of business on the ex-dividend date for the spin-off. Because we will make the adjustment to the conversion rate at the end of the valuation period with retroactive effect, we will delay the settlement of any Notes where the conversion date (in the case of physical settlement) or the final day of the related observation period (in the case of cash settlement or combination settlement) occurs during the valuation period. In such event, we will deliver the consideration due upon conversion on the third business day immediately following the last day of the valuation period.

(4) If we pay any cash dividends or distributions exclusively in cash to all or substantially all holders of our common stock, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0 – DTA SP0 – C

where,

CR1 =	conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;
CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;
SP0 =	the average of the last reported sale prices of the common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution;
DTA =	the dividend threshold amount, which shall equal $1.25 per share in any quarter; and
C =	the amount in cash per share we distribute to holders of our common stock.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted; provided that no adjustment will be made to the dividend threshold amount for any adjustment to the conversion rate under this clause (4). If an adjustment is required to be made as set forth in this clause (4) as a result of a distribution that is not a regular quarterly dividend, the dividend threshold amount will be deemed to be zero.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference between “SP0” and “C” is less than $1.00, in lieu of the foregoing increase, each holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock without having to convert its Notes, the amount of cash that such holder would have received as if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for such dividend or distribution.

Notwithstanding the foregoing, if the application of the formula in this clause (4) in respect of any cash dividend or distribution would result in a decrease in the conversion rate (other than any readjustment of the conversion rate as provided in the immediately preceding paragraph in the event our board of directors or a committee thereof determines not to make or pay any previously declared dividend or distribution), then no adjustment to the conversion rate will be made in respect of such dividend or distribution.

(5) If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires (the “averaging period”), the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1) OS0 × SP1

where,

CR1 =	the conversion rate in effect immediately after the open of business on the trading day next succeeding the date such tender offer or exchange offer expires;
CR0 =	the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the date such tender offer or exchange offer expires;
AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares of common stock purchased in such tender or exchange offer;
SP1 =	the average of the last reported sale prices of our common stock over the averaging period;
OS1 =	the number of shares of common stock outstanding immediately after the close of business on the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and
OS0 =	the number of shares of common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer).

Any adjustment to the conversion rate under this clause (5) will be made immediately prior to the open of business on the day following the last day of the averaging period, but will be given effect as of the open of business on the trading day next succeeding the date such tender offer or exchange offer expires. Because we will make the adjustment to the conversion rate at the end of the averaging period with retroactive effect, we will delay the settlement of any Notes where the conversion date (in the case of physical settlement) or the final day of the related observation period (in the case of cash settlement or combination settlement) occurs during the averaging period. In such event, we will deliver the consideration due upon conversion on the third business day immediately following the last day of the averaging period.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its Notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “— Settlement Upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

To the extent that any stockholders’ rights plan (i.e., a poison pill) adopted by us is in effect upon conversion of the Notes, you will receive, in addition to any shares of common stock due upon conversion, the rights under the applicable rights agreement. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable stockholders’ rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, securities, assets or property as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

We will not make any adjustments to the conversion rate if you participate (other than in the case of a share split or share combination), without having to convert your Notes, at the same time and upon the same terms as holders of our common stock and as a result of holding the Notes, in any of the transactions described above as if you held a number of shares of common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of Notes held by you.

Except as stated above, we will not adjust the conversion rate for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

If a taxable distribution to holders of our common stock or other transaction occurs that results in any adjustment of the conversion rate (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See “Material U.S. Federal Income Tax Considerations.”

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) annually on the anniversary of the first date of issue of the Notes, (b) in the case of any note to which physical settlement applies, upon the conversion date, and in the case of any note to which cash or combination settlement applies, on each trading day of the applicable observation period and (c) at least 10 business days prior to the maturity date or any repurchase date, unless such adjustment has already been made.

We are permitted to increase the conversion rate of the Notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of common stock in connection with a dividend or distribution of shares of common stock (or rights to acquire shares of common stock) or similar event.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•	on account of stock repurchases that are not tender offers referred to in clause (5) above, including structured or derivative transactions, or transactions pursuant to a share repurchase program approved by our board of directors, or a committee thereof, or otherwise;
•	upon the issuance of any shares of common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of common stock under any plan;
•	upon the issuance of any shares or options or rights to purchase those shares of common stock pursuant to any present or future employee, director or consultant benefit plan, program or agreement of or assumed by us or any of our subsidiaries;
•	upon the issuance of any shares of common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Notes were first issued;

•	for a change in the par value of the shares of common stock;
•	for accrued and unpaid interest, if any; or
•	for an event otherwise requiring an adjustment, as described herein, if such event is not consummated.

If we adjust the conversion rate pursuant to the above provisions, we will issue a press release through Business Wire containing the relevant information and make this information available on our website or through another public medium as we may use at that time.

Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than changes in par value or resulting from a subdivision or combination),
•	any consolidation, merger or combination involving us,
•	any sale, lease or other transfer to a third party of the consolidated assets of us and our subsidiaries substantially as an entirety, or
•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of Notes will be changed into a right to convert such principal amount of Notes into the kind and amount of shares of common stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes, as set forth under “— Settlement Upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the Notes as set forth under “— Settlement Upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the Notes as set forth under “— Settlement Upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the Notes will become convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. We will notify holders and the trustee of the weighted average as soon as practicable after such determination is made. If the holders of our common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares of common stock as described under “— Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change”), multiplied by the price paid per share in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will agree in the Indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the Indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over, or based on, a span of multiple days (including an observation period, valuation period or averaging period), we will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

For the avoidance of doubt, the adjustments made pursuant to the foregoing paragraph will be made, solely to the extent we determine in our good faith judgment that any such adjustment is necessary, without duplication of any adjustment made pursuant to the provisions set forth under “— Conversion Rate Adjustments.”

Adjustment to Conversion Rate Upon a Make-Whole Fundamental Change

If and only to the extent you elect to convert your Notes in connection with a fundamental change described in clause (1), (2), (3) or (4) under the definition of a fundamental change described below under “— Fundamental Change Put” (determined without regard to the proviso to clause (2) thereof), which we refer to as a “make-whole fundamental change,” we will increase the conversion rate as described below. The number of additional shares of common stock by which the conversion rate is increased (the “additional shares”) will be determined by reference to the table below, based on the date on which the make-whole fundamental change becomes effective (the “effective date”) and the price (the “share price”) paid (or deemed paid) per share in such make-whole fundamental change. If holders of our shares of common stock receive only cash in any transaction described in clause (2) of the definition of fundamental change, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be equal to the average of the last reported sale prices of our common stock on the five trading days prior to, but excluding, the effective date of such make-whole fundamental change. We will notify you of the anticipated effective date of any make-whole fundamental change.

A conversion of the Notes by a holder will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the relevant notice of conversion is received by the conversion agent from, and including, the effective date of the make-whole fundamental change but before the close of business on the second scheduled trading day immediately preceding the related fundamental change repurchase date (as specified in the notice of a fundamental change described under “— Fundamental Change Put”) (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso to clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

Upon surrender of a Note for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “— Settlement Upon Conversion.” However, if the consideration received by holders of our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of Notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “share price” (as defined above) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted Notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such share price. In such event, we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date.

The number of additional shares will be adjusted in the same manner and at the same time as any adjustment to the conversion rate as described above under “— Conversion Rate Adjustments.” The share prices set forth in the first row of the table below (i.e., the column headers) will be simultaneously adjusted to equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted.

The following table sets forth the number of additional shares by which the conversion rate shall be increased upon conversion in connection with a make-whole fundamental change:

Share Price

Effective Date	$82.89	$85.00	$90.00	$95.00	$100.00	$111.90	$120.00	$130.00	$140.00	$150.00
October 13, 2016	3.1277	2.8977	2.4058	1.9840	1.6222	0.9567	0.6300	0.3365	0.1424	0.0322
October 1, 2017	3.1277	2.9915	2.4870	2.0543	1.6831	0.9998	0.6639	0.3610	0.1588	0.0415
October 1, 2018	3.1277	3.0734	2.5556	2.1115	1.7306	1.0299	0.6857	0.3753	0.1678	0.0462
October 1, 2019	3.1277	3.0961	2.5680	2.1158	1.7285	1.0191	0.6727	0.3627	0.1580	0.0406
October 1, 2020	3.1277	3.1015	2.5605	2.0982	1.7036	0.9856	0.6392	0.3337	0.1367	0.0295
October 1, 2021	3.1277	3.0450	2.4888	2.0153	1.6134	0.8928	0.5540	0.2655	0.0912	0.0101
October 1, 2022	3.1277	2.9338	2.3480	1.8512	1.4336	0.7083	0.3893	0.1434	0.0240	0.0000
October 1, 2023	3.1277	2.8283	2.1747	1.5899	1.0636	0.0000	0.0000	0.0000	0.0000	0.0000

The exact share price and effective dates may not be set forth on the table, in which case, if the share price is:

•	between two share price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the earlier and later dates, as applicable, based on a 365-day year;
•	in excess of $150.00 per share (subject to adjustment), no additional shares will be added to the conversion rate;
•	less than $82.89 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate exceed 12.0641 per $1,000 principal amount of Notes, subject to adjustment in the same manner as the conversion rate.

For the avoidance of doubt, if you convert your Notes prior to the effective date of any make-whole fundamental change, then, whether or not the make-whole fundamental change occurs, you will not be entitled to an increased conversion rate in connection with such conversion.

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Put

If a fundamental change (as defined below) occurs at any time prior to the maturity of the Notes, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Notes for which you have properly delivered, and not withdrawn, a written repurchase notice. The Notes submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

The fundamental change repurchase price will be payable in cash and will equal 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. However, if the fundamental change repurchase date is after a record date and on or prior to the corresponding interest payment date, the full amount of interest due will be paid on the interest payment date to the holder of record on the record date and the fundamental change repurchase price will be equal to 100% of the principal amount of Notes to be repurchased.

We may be unable to repurchase your Notes for cash upon a fundamental change. Our ability to repurchase the Notes with cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.

A “fundamental change” will be deemed to have occurred when any of the following has occurred:

(1)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote by the holder thereof in the election of our board of directors (or comparable body); or
(2)	the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person or group; provided, however, that a transaction described in clause (A) or (B) in which the holders of our common stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity (or equivalent interests) in the continuing or surviving entity or transferee or the parent thereof immediately after such transaction shall not be a fundamental change pursuant to this clause (2); or
(3)	the adoption of a plan relating to our liquidation or dissolution; or
(4)	our common stock (or other shares or equity interests underlying the Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

Notwithstanding the foregoing, any transaction or event described in clause (1) or (2) above will not constitute a fundamental change if, in connection with such transaction or event, or as a result thereof, at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) consists of shares of common stock traded on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the relevant transaction) and, as a result of such transaction, the Notes become convertible into cash, reference property comprised of such consideration or a combination of cash and such reference property as described under “— Conversion Rate Adjustments — Change in the Conversion Rights Upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events” above.

The definition of “fundamental change” includes a phrase relating to the sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, lease or other transfer of less than all of our assets and those of our subsidiaries taken as a whole to another person may be uncertain.

On or before the 20th calendar day after the occurrence of a fundamental change, we will provide to all record holders of the Notes at their addresses shown in the register of the registrar, the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your Notes.

The fundamental change repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 business days after the date of such notice of a fundamental change.

To exercise your repurchase right, you must deliver, prior to the close of business, on the business day immediately preceding the fundamental change repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the Notes to be repurchased, if certificated Notes have been issued). The repurchase notice must state:

•	if you hold a beneficial interest in a global Note, your repurchase notice must comply with appropriate DTC procedures; if you hold certificated Notes, the certificate numbers of the Notes to be repurchased;
•	the portion of the principal amount of the Notes to be repurchased, which must be $1,000 or whole multiples of $1,000 in excess thereof; and
•	that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the Indenture.

You may withdraw your repurchase notice at any time prior to the close of business on the business day immediately preceding the fundamental change repurchase date by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Notes listed in the repurchase notice. The withdrawal notice must state:

•	if you hold a beneficial interest in a global Note, your withdrawal notice must comply with appropriate DTC procedures; if you hold certificated Notes, the certificate numbers of the withdrawn Notes;
•	the principal amount of the withdrawn Notes, which must be $1,000 or whole multiples of $1,000 in excess thereof; and
•	the principal amount, if any, which remains subject to the repurchase notice, which must be $1,000 or whole multiples of $1,000 in excess thereof.

Payment of the fundamental change repurchase price for Notes for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Notes, together with necessary endorsements, to the paying agent, as the case may be. Payment of the fundamental change repurchase price for the Notes will be made on the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the Notes, as the case may be.

If the paying agent holds on the fundamental change repurchase date cash sufficient to pay the fundamental change repurchase price of the Notes that holders have elected to require us to repurchase, then, as of the fundamental change repurchase date:

•	the Notes being repurchased will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the paying agent, as the case may be; and
•	all other rights of the holders of the repurchased Notes will terminate, other than the right to receive the fundamental change repurchase price upon delivery or transfer of such Notes.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Notes;
•	file a Schedule TO or any other schedule required under the Exchange Act; and
•	comply with all other federal and state securities laws in connection with our repurchase of the Notes.

No Notes may be repurchased at your option upon a fundamental change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the fundamental change repurchase date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such Notes).

This fundamental change repurchase right could discourage a potential acquirer of MIC. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Our obligation to repurchase the Notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the Notes.

Consolidation, Merger and Sale of Assets by MIC

The following description replaces in its entirety the description set forth under “Description of Debt Securities — Consolidation, Merger and Sale of Assets and Other Transactions” in the accompanying prospectus.

The Indenture will provide that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, convey, transfer or lease our property and assets substantially as an entirety to another person, unless:

•	either (a) we are the continuing person or (b) the resulting, surviving or transferee person (if other than us) is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, all of our obligations under the Notes and the Indenture;
•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the Indenture; and
•	we have delivered to the trustee an officer’s certificate and an opinion of counsel if so requested by the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which MIC is not the continuing person, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, MIC, and, except in the case of a lease, MIC shall be discharged from its obligations under the Notes and the Indenture.

This covenant includes a phrase relating to the sale, conveyance, transfer or lease of the property and assets of MIC “substantially as an entirety”. There is no precise, established definition of the phrase “substantially as an entirety” under New York law, which governs the Indenture and the Notes, or under the laws of Delaware, MIC’s state of formation. Accordingly, the application of this covenant in the event of a sale, conveyance, transfer or lease of less than all of the property and assets of MIC may be uncertain.

An assumption by any person of MIC’s obligations under the Notes and the Indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

The following description replaces in its entirety the description set forth under “Description of Debt Securities — Events of Default, Notice & Waiver” in the accompanying prospectus.

The following will be events of default under the Indenture:

•	we fail to pay any interest on the Notes when due and such failure continues for a period of 30 calendar days;
•	we fail to pay principal of the Notes when due at maturity, or we fail to pay the fundamental change repurchase price payable in respect of any Notes when due;
•	we fail to comply with our obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for 5 business days;
•	we fail to comply with the covenant set forth above under “— Consolidation, Merger and Sale of Assets by MIC”;

•	we fail to provide notice of a fundamental change or notice of a specified corporate event, in each case, when due as required in the Indenture and, in each case, such failure continues for 5 business days;
•	we fail to perform or observe any other term, covenant or agreement in the Notes or the Indenture for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;
•	a failure to pay when due (whether at stated maturity or otherwise) or a default that results in the acceleration of maturity, of any indebtedness for borrowed money of MIC or of Macquarie Infrastructure Company Inc. in an aggregate amount in excess of $50,000,000 (or its foreign currency equivalent), in each case, after giving effect to any applicable grace period, unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us or the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;
•	a final judgment for the payment in excess of $50,000,000 (or its foreign currency equivalent), excluding any amounts covered by insurance, rendered against MIC or Macquarie Infrastructure Company Inc., which judgment is not paid, discharged, bonded, waived or stayed within 30 calendar days after (i) the date on which the right to appeal or petition for review thereof has expired if no such appeal or review has commenced, or (ii) the date on which all rights to appeal or petition for review have been extinguished; or
•	certain events involving our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X).

We are required to notify the trustee within 30 days after becoming aware of the occurrence of any default under the Indenture known to us. The trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the Notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the Notes of any default, except defaults in payment of principal or interest on the Notes or defaults in the failure to deliver the consideration due upon conversion, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any default has occurred.

If an event of default specified in the last bullet point listed above occurs and continues with respect to us or any of our significant subsidiaries, the principal amount of the Notes and accrued and unpaid interest on the outstanding Notes will automatically become due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes and accrued and unpaid interest on the outstanding Notes to be due and payable. Thereupon, the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of the Notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the Notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:

•	we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest on all Notes; (2) the principal amount of any Notes that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest; and (4) all sums paid or advanced by the trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest that have become due solely by such declaration of acceleration, have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the Indenture.

If any portion of the amount payable on the Notes upon such acceleration thereof as described above is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

No holder of the Notes may pursue any remedy under the Indenture, except in the case of a default in the payment of principal or interest on the Notes, unless:

•	the holder has given the trustee written notice of an event of default;
•	the holders of at least 25% in aggregate principal amount of the outstanding Notes make a written request to the trustee to pursue the remedy, and offer security or indemnity reasonably satisfactory to it against any cost, liability or expense of the trustee;
•	the trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of indemnity; and
•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of the outstanding Notes.

Notwithstanding the foregoing, the Indenture will provide, if we so elect, that the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the Indenture, which are described below under the caption “— Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act (which also relates to the provision of reports), will, at our option, for the 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to (i) 0.25% of the principal amount of the Notes outstanding during the 185-day period following the event of default and (ii) 0.50% of the principal amount of the Notes outstanding during the 180-day period beginning on the 186th day following the event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. The additional interest will accrue on all outstanding Notes from, and including, the date on which an event of default relating to a failure to comply with the reporting obligations in the Indenture first occurs to, and including, the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On the 366th day, if such event of default is continuing, such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default. In no event shall additional interest accrue at a rate in excess of the applicable rate specified above, regardless of the number of events or circumstances giving rise to requirements to pay such additional interest pursuant to this paragraph.

Waiver

The holders of a majority in aggregate principal amount of the Notes outstanding may, on behalf of the holders of all the Notes, waive any past default or event of default under the Indenture and its consequences, except:

•	our failure to pay principal of or interest on any Notes when due;
•	our failure to comply with our conversion obligation upon exercise of a holder’s conversion right as required by the Indenture;
•	our failure to pay the repurchase price on the fundamental change repurchase date in connection with a holder exercising its repurchase rights; or

•	our failure to comply with any of the provisions of the Indenture that would require the consent of the holder of each outstanding Notes affected.

Modification

Changes Requiring Approval of Each Affected Holder

The following description replaces in its entirety the description set forth under “Description of Debt Securities — Modification & Waiver” in the accompanying prospectus.

The Indenture (including the terms and conditions of the Notes) may not be modified or amended without the written consent or the affirmative vote of the holder of each Note affected by such change to:

•	extend the maturity date of any Notes;
•	reduce the rate or extend the time for payment of interest on any Notes;
•	reduce the principal amount of any Notes;
•	reduce any amount payable upon repurchase of any Notes;
•	impair the right of a holder to receive payment with respect to any Notes or institute suit for payment of any Notes;
•	change the currency in which any Notes is payable;
•	change our obligation to repurchase any Notes upon a fundamental change in a manner adverse to the holders;
•	adversely affect the right of a holder to convert any Notes;
•	subject to specified exceptions, modify certain provisions of the Indenture relating to modification of the Indenture or waiver under the Indenture; or
•	reduce the percentage of the Notes required for consent to any modification of the Indenture that does not require the consent of each affected holder.

Changes Requiring Majority Approval

The Indenture (including the terms and conditions of the Notes) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the Notes then outstanding.

Changes Requiring No Approval

The Indenture (including the terms and conditions of the Notes) may be modified or amended by us and the trustee, without the consent of the holder of any Notes, to, among other things:

•	provide for conversion rights of holders of the Notes and our repurchase obligations in connection with a fundamental change or in the event of any reclassification of our common stock, merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;
•	secure the Notes;
•	provide for the assumption of our obligations to the holders of the Notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;
•	surrender any right or power conferred upon us;
•	to add to our covenants for the benefit of the holders of the Notes;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the Indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the Notes in any material respect; provided, further, that any amendment made solely to conform the provisions of the Indenture to the description of the Notes contained in the preliminary Prospectus Supplement, as supplemented by the related pricing term sheet, will not be deemed to adversely affect the interests of the holders of the Notes;
•	make any provision with respect to matters or questions arising under the Indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the Indenture; provided that such change or modification does not adversely affect the interests of the holders of the Notes in any material respect;
•	increase the conversion rate; provided, that the increase will not adversely affect the interests of the holders of the Notes;
•	comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
•	adding guarantees of obligations under the Notes; and
•	provide for a successor trustee.

Other

The consent of the holders of Notes is not necessary under the Indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the Indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Notes Not Entitled to Consent

Any Notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding Notes have consented to a modification, amendment or waiver of the terms of the Indenture.

Repurchase and Cancellation

We may, to the extent permitted by law, repurchase any Notes in the open market or by tender offer at any price or by private agreement. Any Notes repurchased by us will be surrendered to the trustee for cancellation, but may not be reissued or resold by us. Any Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

Satisfaction and Discharge

The following description replaces in its entirety the description set forth under “Description of Debt Securities — Satisfaction and Discharge; Defeasance” in the accompanying prospectus.

We may satisfy and discharge our obligations under the Indenture by delivering to the trustee for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, whether at stated maturity, or any fundamental change repurchase date, or, upon conversion or otherwise, cash and/or (in the case of conversion) shares of common stock sufficient to pay all of the outstanding Notes and paying all other sums payable under the Indenture by us. Such discharge is subject to terms contained in the Indenture.

We may not defease any of our obligations under the Indenture.

Reports

We shall deliver to the trustee, within 15 days after filing with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that we are required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Any such report, information or document that we file with the SEC through the EDGAR system (or any successor thereto) will be deemed to be delivered to the trustee for the purpose of this covenant at the time of such filing through the EDGAR system (or any successor thereto), it being understood that the trustee shall have no responsibility to determine if such filings have been made.

Information Concerning the Trustee and Transfer Agent and Registrar

We have appointed Wells Fargo Bank, National Association, the trustee under the Indenture, as paying agent, conversion agent, Notes registrar and custodian for the Notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The Indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Notes, the trustee must eliminate such conflict or resign.

Computershare Trust Company, N.A. is the transfer agent and registrar for our shares of common stock.

Governing Law

The Notes and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Calculations in Respect of the Notes

Except as otherwise provided herein, we will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the last reported sale price of our common stock, the daily VWAP, the daily conversion values, the daily settlement amounts, accrued interest payable on the Notes, the conversion rate of the Notes and conversion price of the Notes. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of the Notes. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to conclusively rely upon the accuracy of our calculations without independent verification. The trustee will forward these calculations to any holder of the Notes upon the request of that holder. The trustee will have no responsibility for the accuracy of any calculations with respect to the Notes.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee or stockholder of ours will have any liability for any obligations of ours under the Notes, the Indenture or for any claim based on, or in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Form, Denomination and Registration

The Notes will be issued:

•	in fully registered form;
•	without interest coupons; and
•	in denominations of $2,000 principal amount and integral multiples of $1,000.

Global Notes, Book-Entry Form

The Notes will be evidenced by one or more global Notes. Unless otherwise indicated, we will deposit the global Notes with DTC and register the global Notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global Note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global Notes to such persons may be limited.

Beneficial interests in a global Note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global Notes, Cede & Co. for all purposes will be considered the sole holder of such global Note. Except as provided below, owners of beneficial interests in a global Note will:

•	not be entitled to have certificates registered in their names;
•	not receive physical delivery of certificates in definitive registered form; and
•	not be considered holders of the global Note.

We will pay principal of and interest on, and the repurchase price of, a global Note to Cede & Co., as the registered owner of the global Notes, by wire transfer of immediately available funds on the maturity date, each interest payment date or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global Note; or
•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC has advised us that it will take any action permitted to be taken by a holder of the Notes, including the presentation of the Notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global Notes are credited, and only in respect of the principal amount of the Notes represented by the global Notes as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global Note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. Notes in physical, fully-registered certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if (i) DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global debentures and a successor depositary is not appointed within 90 days; (ii) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or (iii) an event of default with respect to the Notes has occurred and is continuing and such beneficial owner requests in writing that its Notes be issued in physical, certificated form.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Investors may hold interests in the debt securities outside the United States through the Euroclear System (“Euroclear”) or Clearstream Banking (“Clearstream”) if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, as the case may be.

Euroclear has advised us that:

•	It was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;
•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;
•	Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);
•	The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of debt securities offered by this prospectus;
•	Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;
•	Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);
•	The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and
•	Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:

•	It is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•	Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;
•	As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;
•	Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of debt securities offered by this prospectus;
•	Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and
•	Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the following descriptions of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, any underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a description of the material U.S. federal income tax consequences of the acquisition, ownership, and retirement or other disposition of the notes and the shares into which the notes may be converted. This description only applies to notes and/or shares held as capital assets by a “U.S. Holder” (as defined below) and does not address, except as set forth below, aspects of U.S. federal income taxation that may be applicable to investors that are subject to special tax rules, such as:

•	financial institutions;
•	insurance companies;
•	real estate investment trusts;
•	regulated investment companies;
•	tax-exempt organizations;
•	persons that will own notes through partnerships or other pass-through entities;
•	dealers or certain electing traders in securities that mark their securities to market for U.S. federal income tax purposes;
•	persons that own, actually or constructively, more than 5% of our shares;
•	certain former citizens or long-term residents of the United States;
•	investors that will hold a note as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes; or
•	U.S. persons that have a functional currency other than the U.S. dollar.

Moreover, this description does not address the U.S. federal estate and gift tax or alternative minimum tax consequences of the acquisition, ownership or retirement or other disposition of the notes and/or shares and does not address the U.S. federal income tax treatment of investors that do not acquire the notes for cash as part of the initial distribution at their initial issue price. The “issue price” of a note is generally equal to the first price at which a substantial amount of notes are sold for money to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Each prospective purchaser should consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. tax consequences of acquiring, holding and disposing of notes and, upon conversion, with respect to the U.S. federal, state, local and non-U.S. tax consequences of acquiring, holding and disposing of shares.

This description is based on the Internal Revenue Code of 1986, as amended, or the “Code,” existing and proposed U.S. Treasury Regulations (the “Regulations”), administrative pronouncements and judicial decisions, each as available and in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations, which could affect the tax consequences described herein.

For purposes of this description, a U.S. Holder is a beneficial owner of the notes, and, upon conversion, a beneficial owner of the shares, who, in each case, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;
•	a corporation organized (or any other entity that is treated as a corporation for U.S. federal income tax purposes) in or under the laws of the United States, any State thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust (1) that has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (2) (a) over the administration of which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control.

A “non-U.S. Holder” means a beneficial owner of our notes or, upon conversion, of our shares, that is an individual, a corporation, an estate or a trust that is neither a U.S. Holder nor a partnership (or other entity taxable as a partnership).

If a partnership (or any other entity that is treated as a partnership for U.S. federal income tax purposes) holds notes and/or shares, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to its consequences.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, RETIREMENT AND DISPOSITION OF OUR NOTES AND SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL ESTATE AND GIFT TAX LAWS, AND ANY APPLICABLE TAX TREATY.

U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of the notes and the shares into which the notes may be converted applicable to U.S. Holders, subject to the limitations described above.

Interest

It is expected and this discussion assumes that either the issue price of the notes will equal the stated principal amount of the notes or the notes will be issued with less than a de minimis amount of original issue discount. Therefore, interest paid to a U.S. Holder on a note will be includible in its gross income as ordinary interest income in accordance with its usual method of tax accounting.

Additional Interest

In addition to stated principal and interest, we may be required to make additional payments on the notes in certain circumstances. The Regulations provide special rules for “contingent payment debt instruments,” which, if applicable, could cause the timing, amount and character of a U.S. Holder’s income, gain or loss with respect to the notes to be materially different from the consequences discussed below. Under the contingent payment debt instrument Regulations, the possibility of a contingent payment on a note is disregarded if the likelihood of the contingent payment, as of the issue date, is remote or incidental. We believe that as of the expected issue date of the notes, the likelihood of such additional payments is for this purpose remote. Accordingly, we do not intend to treat the notes as contingent payment debt instruments. Our treatment will be binding on all investors in the notes, unless an investor discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the note was acquired. However, our treatment is not binding on the Internal Revenue Service (the “IRS”). If the IRS were to challenge successfully our treatment, a U.S. Holder might be required to accrue income on the notes in excess of stated interest and to treat as ordinary income any gain recognized on the disposition of the notes, including conversion into shares. The remainder of this discussion assumes that the notes will not be contingent payment debt instruments.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Except as provided below under “— Conversion of the Notes,” upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other disposition (other than an amount attributable to accrued but unpaid interest and amounts attributable to interest, which will be taxable as interest to the extent not previously included in income) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder, and any such gain or loss will be capital gain or loss. For a non-corporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to any gain will generally be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than certain dividends) if such U.S. Holder’s holding period for the notes exceeds one year (i.e., such gain is long-term capital gain). The deductibility of capital losses is subject to limitations.

Conversion of the Notes

If a U.S. Holder presents a note for conversion, a U.S. Holder may receive solely cash, solely common stock, or a combination of cash and shares in exchange for the note, depending upon our chosen settlement method.

If a U.S. Holder receives solely cash in exchange for a note upon conversion, the U.S. Holder’s gain or loss will be determined in the same manner as if the U.S. Holder disposed of the notes in a taxable disposition (as described above under “— Sale, Exchange, Retirement or Other Taxable Disposition of the Notes”).

If a U.S. Holder receives solely shares in exchange for notes upon conversion, the U.S. Holder generally will not recognize gain or loss upon the conversion of the notes into common stock, except to the extent of (i) cash received in lieu of a fractional share and (ii) amounts received with respect to accrued but unpaid interest (which will be treated as described above under “— Interest”). The amount of gain or loss a U.S. Holder will recognize on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash the U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s adjusted tax basis in the note that is allocable to the fractional share. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year. The tax basis of shares received upon a conversion (other than shares attributable to accrued but unpaid interest, the tax basis of which will equal their fair market value) will equal the adjusted tax basis of the note that was converted (excluding the portion of the adjusted tax basis that is allocable to any fractional share). The U.S. Holder’s holding period for the shares will include the period during which the U.S. Holder held the notes, except that the holding period of any shares received with respect to accrued interest will commence on the day after the date of receipt.

As described below, the tax treatment of a conversion of a note into cash and shares is uncertain and subject to different possible characterizations, and U.S. Holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a recapitalization.  If a combination of cash and shares is received by a U.S. Holder upon conversion of a note, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that the conversion should be treated as a recapitalization. In such case, gain, but not loss, would be recognized by the U.S. Holder equal to the excess of the fair market value of our shares and cash received (other than amounts attributable to accrued but unpaid interest, which will be treated as described above under “— Interest”) over the U.S. Holder’s adjusted tax basis in the note, but in no event would the gain recognized exceed the amount of cash received (excluding any cash received in lieu of a fractional share or attributable to accrued but unpaid interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share would be equal to the difference between the amount of cash received and the portion of the U.S. Holder’s tax basis in our shares received that is allocable to the fractional share, as described in the following paragraph. Any gain or loss recognized by a U.S. Holder on conversion of a note generally would be capital gain or loss and would be long-term capital gain or loss if, at the time of the conversion, the note has been held for more than one year.

The tax basis of our shares received upon such a conversion (including any fractional share deemed to be received by the U.S. Holder, but excluding any shares attributable to accrued but unpaid interest, the tax basis of which would equal its fair market value) would equal the adjusted tax basis of the note that was converted, reduced by the amount of any cash received (excluding cash received in lieu of a fractional share or attributable to accrued but unpaid interest), and increased by the amount of gain, if any, recognized (other than gain recognized on any cash received with respect to a fractional share). A U.S. Holder’s holding period for shares would include the period during which the U.S. Holder held the note, except that the holding period for any shares received with respect to accrued but unpaid interest would commence on the day after receipt.

Alternative treatment as part conversion and part redemption.  If the conversion of a note into cash and shares were not treated as a recapitalization as discussed above, the cash payment received may be treated as proceeds from the sale of a portion of the note and taxed in the manner described above under “— Sale, Exchange, Retirement or Other Taxable Disposition of the Notes,” in which case our shares received on such conversion would be treated as received upon conversion of the remaining portion of the note, which generally would not be taxable to a U.S. Holder except to the extent received with respect to accrued but unpaid interest. In that case, the U.S. Holder’s adjusted tax basis in the note would generally be allocated pro rata among our shares and the cash received based on the fair market value of our shares and the amount of the cash. The holding period for our shares received in the conversion would include the holding period for the note, except that the holding period for any shares received with respect to accrued but unpaid interest would commence on the day after receipt.

Possible effect of the change in conversion consideration

If we undergo one of certain corporate transactions, as described under “Description of the Notes — Conversion Rate Adjustments — Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events,” the notes may become convertible or exchangeable into shares of an acquirer. Depending on the circumstances, such an adjustment could result in a deemed taxable exchange to a U.S. Holder, and the modified notes could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss. Furthermore, depending on the circumstances, the U.S. federal income tax consequences of the exchange or conversion of the notes as well as the ownership of the notes and the shares may be different from the U.S. federal income tax consequences addressed in this discussion.

Constructive Distributions

The conversion rate of the notes is subject to adjustment under certain circumstances as described in “Description of the Notes — Conversion Rate Adjustments.” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may in some circumstances result in a constructive distribution to such U.S. Holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the investors in the notes will generally not be considered to result in a constructive distribution. However, certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to investors in our shares) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, U.S. Holders of the notes will be deemed to have received distributions even though they have not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change may be treated as a deemed distribution. Any taxable deemed distribution will be taxed in the same manner as an actual distribution received by a U.S. Holder as discussed below under “— Distributions with Respect to Our Shares.” However, it is unclear whether a constructive dividend deemed paid to a non-corporate U.S. Holder would be eligible for the lower applicable long-term capital gains rates as described below under “— Distributions with Respect to Our Shares.” It is also unclear whether corporate investors would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Generally, a U.S. Holder’s adjusted tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend.

Information reporting is required regarding the amount of any deemed distributions. In addition, on April 12, 2016, the IRS proposed regulations addressing the amount and timing of deemed distributions, obligations of withholding agents and filing and notice obligations of issuers. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of (a) the fair market value of the right to acquire shares immediately after the relevant event, over (b) the fair market value of the right to acquire shares without the adjustment, (ii) the deemed distribution occurs at the earlier of (a) the date the adjustment occurs under the terms of the notes and (b) the date of the actual distribution of cash or property that results in the deemed distribution, and (iii) information reporting is required regarding the amount of any deemed distributions. The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but investors and withholding agents may rely on them prior to that date under certain circumstances. Because a deemed distribution would not result in the payment of any cash to a U.S. Holder from which any applicable backup withholding could be satisfied, if backup withholding is paid on the U.S. Holder’s behalf (because the U.S. Holder failed to establish an exemption from backup withholding), we may, at our option, or an applicable withholding agent may, withhold such amounts from shares or current or subsequent payments of cash payable to such U.S. Holder.

U.S. Holders are urged to consult their own tax advisor with respect to the tax consequences of any adjustment (or the absence of any adjustment) to the conversion rate and any resulting deemed distribution.

Distributions with Respect to Our Shares

Distributions of cash or property that we pay in respect of our shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by a U.S. Holder upon receipt or constructive receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid by us to certain non-corporate U.S. Holders (including individuals) are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals (currently at a maximum tax rate of 20%), provided that the U.S. Holder receiving the dividend satisfies the applicable holding period and other requirements. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital, to the extent of the U.S. Holder’s tax basis in our shares, and thereafter will be treated as capital gain (and thus treated in the manner described in “— Sale or Other Taxable Disposition of Our Shares” below).

Sale or Other Taxable Disposition of Our Shares

Upon a sale, exchange or other taxable disposition of our shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in our shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held our shares for more than one year at the time of disposition. Long-term capital gains of certain non-corporate U.S. Holders (including individuals) are currently subject to U.S. federal income taxation at a maximum rate of 20%. The deductibility of capital losses is subject to limitations under the Code.

Medicare Tax

Certain U.S. Holders who are individuals, estates, or trusts will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. Holder’s “net investment income” (or “undistributed net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include (1) its gross interest income and its gains from the disposition of the notes and (2) its dividend income and its gains from the disposition of our shares. A U.S. Holder that is an individual, estate or trust is urged to consult its tax advisor regarding the applicability of this tax to its income and gains in respect of its investment in the notes and the shares into which the notes may be converted.

Non-U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of the notes and the shares into which the notes may be converted applicable to non-U.S. Holders.

Interest

Subject to the discussion below under the heading “— Information Reporting and Backup Withholding” and “— FATCA Withholding,” payments of interest to non-U.S. Holders generally are subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. Holder’s country of residence), collected by means of withholding by the payor. Payments of interest on the notes will qualify as “portfolio interest,” and thus be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. Holders certify their nonresident status as described below, except that the portfolio interest exemption will not apply to payments of interest to a non-U.S. Holder that:

•	owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us through sufficient actual or constructive stock ownership; or
•	is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected, and, if an income tax treaty applies, such interest payments are attributable to a U.S. permanent establishment maintained by the non-U.S. Holder (see the discussion under “— U.S. Trade or Business Income” below).

The portfolio interest exemption, reduction of the withholding rate pursuant to the terms of applicable income tax treaty and several of the special rules for non-U.S. Holders described below apply only if the investor certifies its nonresident status. A non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other appropriate form prior to the payment. If the non-U.S. Holder holds the note through a financial institution or other agent acting on its behalf, the non-U.S. Holder will be required to provide appropriate documentation to the agent.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes or Shares

Subject to the discussion below under the heading “— Information Reporting and Backup Withholding” and “— FATCA Withholding,” a non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, conversion or other taxable disposition of a note (including a retirement or redemption) or the shares into which the notes may be converted, unless:

•	if such non-U.S. Holder is an individual, the non-U.S. Holder is present in the United States for at least 183 days in the taxable year of such disposition and certain other conditions are met;
•	that gain is effectively connected with the conduct by such non-U.S. Holder of a trade or business within the United States, except as otherwise provided by an applicable income tax treaty; or
•	we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and certain other conditions apply.

A non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), on any gain derived from the sale, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States).

Gain described in the second bullet point above will be subject to U.S. federal income tax as described below under the heading “— U.S. Trade or Business Income.”

With respect to the third bullet point above, we have not determined whether we are a U.S. real property holding corporation, and no assurance can be given that we are not or will not become one in the future. If, however, we are or become a United States real property holding corporation, and if our common stock is in the year of disposition traded on an established securities market:

•	with respect to a disposition of our common stock, if a non-U.S. Holder has owned, or is deemed to have owned, at any time within the shorter of the five-year period preceding the disposition of our common stock or such non-U.S. Holder’s holding period, more than 5% of our common stock, such non-U.S. Holder generally will be subject to U.S. federal income tax on any gain from the disposition;
•	with respect to a disposition of notes:
•	if the notes are regularly traded on an established securities market at the time of the disposition and a non-U.S. Holder has owned, or is deemed to have owned, at any time within the shorter of the five-year period preceding the disposition of the notes (including conversion) or such non-U.S. Holder’s holding period, more than 5% of the notes outstanding, such non-U.S. Holder generally will be subject to U.S. federal income tax on any gain from the disposition;

•	if the notes are not regularly traded on an established securities market at the time of the disposition, a non-U.S Holder generally will be subject to U.S. federal income tax on the gain from the disposition (including conversion) and the transferee of the notes generally will be required to withhold 15% of the gross proceeds payable to a non-U.S. Holder if on the date such non-U.S. Holder acquired the notes they had a fair market value greater than 5% of the fair market value of our common stock outstanding. For this purpose, if a non-U.S. Holder subsequently acquires additional notes, then such notes will be aggregated and valued as of the date of the subsequent acquisition in order to apply the 5% limitation.

If the gain from any disposition is subject to tax as described above, it will be taxed as if a non-U.S. Holder were a U.S. Holder and such non-U.S. Holder would be required to file a U.S. tax return with respect to such gain.

If, during the calendar year in which the relevant sale, exchange or other taxable disposition occurs, we are a United States real property holding corporation, and if our common stock is not regularly traded on an established securities market at any time during the calendar year in which the relevant sale, exchange or other taxable disposition occurs, a non-U.S. Holder generally will be subject to U.S. federal income tax on any gain from the disposition of the notes or our common stock (regardless of the amount of notes or our common stock owned), and transferees of the notes or our common stock will generally be required to withhold 15% of the gross proceeds payable to a non-U.S. Holder. The gain from the disposition will be subject to regular U.S. income tax as if a non-U.S. Holder were a U.S. Holder, and such non-U.S. Holder would be required to file a U.S. tax return with respect to such gain.

Non-U.S. Holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of the notes or our common stock, and in particular with respect to the potential consequences of our being a United States real property holding corporation.

U.S. Trade or Business Income

For purposes of this discussion, interest income, dividend income and gain on the sale, exchange or other taxable disposition of the notes or our shares that is (i) effectively connected with the conduct by a non-U.S. Holder of a trade or business within the United States and (ii) in the case of a non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-U.S. Holder in the United States, is not subject to U.S. federal withholding tax (provided the non-U.S. Holder complies with applicable certification and disclosure requirements); instead, a non-U.S. Holder is subject to U.S. federal income tax on a net-income basis at regular graduated U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. Any such income received by a non-U.S. Holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate (or lower treaty rate, if applicable) on its effectively connected earnings and profits that are not timely reinvested in a U.S. trade or business.

Distributions

Subject to the discussion below under the heading “— Information Reporting and Backup Withholding” and “— FATCA Withholding,” a non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received (including dividends constructively received; see the discussion under the heading “— U.S. Holders — Constructive Distributions” above) in respect of our shares. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the treaty. A non-U.S. Holder of our shares that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

If dividends paid to a non-U.S. Holder are effectively connected with a non-U.S. Holder’s conduct of a trade or business within the United States (and if required by an applicable income tax treaty, the non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable) the

non-U.S. Holder will be exempt from the U.S. federal withholding tax described in the preceding paragraph provided the non-U.S. Holder provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States.

Federal Estate Tax

Our shares beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

U.S. Holders

Information reporting requirements generally will apply to payments of interest and deemed dividends on the notes, dividends on our shares and the proceeds of a sale of a note or shares paid to a U.S. Holder, unless the U.S. Holder is an exempt recipient, and if requested, certifies as to that status. Backup withholding generally will apply to those payments if the U.S. Holder fails to provide an appropriate certification with its correct taxpayer identification number or certification of exempt status.

Non-U.S. Holders

Generally, the amount of interest and deemed dividends on the notes and dividends on common stock paid to a non-U.S. Holder, and the amount of tax, if any, withheld with respect thereto must be reported annually to the IRS and to the non-U.S. Holder. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable treaty or agreement.

In general, a non-U.S. Holder will not be subject to backup withholding with respect to payments of interest or deemed dividends on a note or dividends on our shares, provided it complies with certain certification procedures to establish that it is not a U.S. person. The certification required to claim an exemption from withholding of tax on interest described above generally will avoid backup withholding as well. A non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or common stock conducted within the United States or through certain U.S.-related financial intermediaries unless the certification described above has been received, or the non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder or non-U.S. Holder will be allowed as a credit against the U.S. Holder’s or non-U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder or non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding

Pursuant to Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to certain foreign financial institutions, investment funds and other non-US persons receiving payments on an investor’s behalf if the investor or such persons fail to comply with certain information reporting requirements. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify this regime. Payments of interest that an investor receives in respect of our notes could be affected by this withholding if such investor is subject to the FATCA information reporting requirements and fail to comply with them or if such investor holds our notes through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to an investor would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of our notes could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. Investors should consult their own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

.

UNDERWRITING (CONFLICTS OF INTEREST)

J.P. Morgan Securities LLC and Barclays Capital Inc. are acting as representatives (the “representatives”) of each of the underwriters named below. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters has severally agreed to purchase from us the principal amount of notes shown opposite its name below:

Underwriters	Principal Amount of Notes
J.P. Morgan Securities LLC	$105,000,000
Barclays Capital Inc.	52,500,000
BBVA Securities Inc.	33,250,000
Regions Securities LLC	33,250,000
Wells Fargo Securities, LLC	33,250,000
Academy Securities, Inc.	1,750,000
Citizens Capital Markets, Inc.	3,500,000
Credit Agricole Securities (USA) Inc.	10,937,500
Lazard Frères & Co. LLC	6,125,000
Macquarie Capital (USA) Inc.	14,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	20,562,500
Oppenheimer & Co. Inc.	7,000,000
PNC Capital Markets LLC	4,375,000
RBC Capital Markets, LLC	10,500,000
SunTrust Robinson Humphrey, Inc.	10,500,000
U.S. Bancorp Investments, Inc.	3,500,000
Total	$350,000,000

The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the notes is subject to certain conditions, including the delivery of certain legal opinions by their counsel. Subject to the terms and conditions of the underwriting agreement, the underwriters are committed to take and pay for all of the notes, if they purchase any of the notes.

Commissions and Discounts

The underwriters have advised us that they propose to initially offer the notes at a price of 100% of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of 1.5% of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Note	No Exercise	Full Exercise
Public offering price	100%	$350,000,000	$402,500,000
Underwriting discounts and commissions	2.5%	$8,750,000	$10,062,500
Proceeds, before expenses, to us	97.5%	$341,250,000	$392,437,500

The expenses of this offering, not including the underwriting discounts, are estimated to be $655,500. We have agreed to reimburse the underwriters an amount up to $50,000 in respect of fees and expenses of FINRA counsel to the underwriters.

Sales of notes made outside the United States may be made by affiliates of the underwriters.

Conflicts of Interest

As described in “Use of Proceeds,” we intend to use the net proceeds of this offering in part to repay the borrowings under our revolving credit facility and, if the Atlantic Aviation refinancing is completed, to repay a portion of the drawn revolving loan balance under the New AA Credit Agreement. Because affiliates of certain of the underwriters are expected to receive 5% or more of the net proceeds of this offering, such underwriters are deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be made in compliance with the applicable provisions of Rule 5121, which require that a qualified independent underwriter (a “QIU”) participate in the preparation of this prospectus supplement and perform the usual standards of due diligence with respect thereto. Credit Agricole Securities (USA) Inc. is assuming the responsibilities of acting as the QIU in connection with this offering. We have agreed to indemnify Credit Agricole Securities (USA) Inc. against certain liabilities incurred in connection with it acting as a QIU for this offering, including liabilities under the Securities Act of 1933. An underwriter with a conflict of interest as defined in Rule 5121 is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Over-allotment Option

We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus supplement, from time to time, in whole or in part, to purchase up to an additional $52,500,000 aggregate principal amount of the notes, solely to cover over-allotments, at the initial offering price less the underwriters’ discount, solely to cover over-allotments.

Delayed Settlement

We expect that delivery of the notes will be made against payment therefor on or about October 13, 2016, which will be the fourth business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade notes on the date of pricing or the next succeeding business day, you will be required, by virtue of the fact that the notes initially settle T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the notes on the date of pricing or the next succeeding business day, you should consult your own advisor.

Lock-Up Agreements

We, all of our directors and executive officers and our Manager have agreed that, subject to certain exceptions, without the prior written consent of the representatives, we and they will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by any person in privity with such persons of) any shares of common stock (including, without limitation, shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for shares of common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into shares of common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 60 days after the date of this prospectus supplement. The foregoing does not apply to, among other things, the issuance of shares of common stock by us to our Manager in connection with the reinvestment by our Manager of fees payable by us to our Manager under the Management Services Agreement and the sale or disposition by our Manager of shares of common stock issued by us to our Manager in connection with the reinvestment of such fees.

The representatives, in their sole discretion, may release the shares of common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the shares of common stock and other securities from lock-up agreements, the representatives will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes and our common stock. Such transactions include, without limitation, bids or purchases to peg, fix or maintain the price of the notes and our common stock. If the underwriters create a short position in the notes in connection with the offering, or if the underwriters sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the option that we have granted to the underwriters. Purchases of a security to stabilize the price or reduce a short position may cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representations or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes and our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

No Active Market

Prior to this offering, there has been no active market for the notes. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and certain other factors.

Indemnification

We have agreed pursuant to the terms of the purchase agreement to indemnify the underwriters against certain liabilities, including liabilities under the U.S. securities laws, or to contribute to any payments the underwriters may be required to make for such liabilities.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriters in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ web site and any information contained in any other web site maintained by the underwriters or any selling group member is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Relationships

Certain of the underwriters and their related entities have engaged, and may in the future engage, in commercial and investment banking transactions with us and our affiliates in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions. For instance, affiliates of J.P. Morgan Securities LLC, Barclays Capital Inc., BBVA Securities Inc., Regions Securities LLC, Wells Fargo Securities, LLC, Citizens Capital Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC and U.S. Bancorp Investments, Inc. are expected to be lenders under the New AA Credit Agreement. IMTT and Hawaii Gas are also parties to various loan agreements and credit facilities under which affiliates of the underwriters serve as trustees, agents and lenders. In the past, J.P. Morgan Securities LLC, Barclays Capital Inc., BBVA Securities Inc., Regions Securities LLC, Wells Fargo Securities, LLC, Credit Agricole Securities (USA) Inc., Macquarie Capital (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Oppenheimer & Co. Inc., RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc. and U.S. Bancorp Investments, Inc. have acted as underwriters in connection with our equity offerings. Affiliates of J.P. Morgan Securities LLC, Barclays Capital Inc., Regions Securities LLC, Credit Agricole Securities (USA) Inc., Macquarie Capital (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc. are acting as lenders under our senior secured revolving credit facility. Macquarie Capital (USA) Inc. is an affiliate of our Manager.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the European Economic Area (each, a “Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in a Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so (i) in circumstances in which no obligation arises for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or any underwriter to publish a prospectus for such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the notes contemplated in this prospectus supplement.

In relation to each Member State of the European Economic Area, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive was implemented in that Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of any notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Member State, except that they may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe to the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended), and includes any relevant implementing measure in the Member State.

Each subscriber for the notes located within a Member State will be deemed to have represented, acknowledged and agreed that it is a qualified investor within the meaning of Article 2(1)(e) of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations etc.) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (United Kingdom), as amended, the “FSMA”) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice. Please note that (i) the notes may not be offered or sold in Hong Kong, by means of this prospectus supplement or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) (the “CO”) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and the notes will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law; or

(4) as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, us or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an “Exempt Offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person.

The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by White & Case LLP, New York, New York. The underwriters were represented by Shearman & Sterling LLP, New York, New York, and Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of Macquarie Infrastructure Corporation and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report, dated February 22, 2016, on the effectiveness of the internal control over financial reporting as of December 31, 2015 contains an explanatory paragraph that states Macquarie Infrastructure Corporation acquired Bayonne Energy Center during 2015, and management excluded from its assessment of the effectiveness of Macquarie Infrastructure Corporation’s internal control over financial reporting as of December 31, 2015, Bayonne Energy Center’s internal control over financial reporting associated with approximately 10% of total assets and approximately 5% of total revenues included in the consolidated financial statements of Macquarie Infrastructure Corporation as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Macquarie Infrastructure Corporation also excluded an evaluation of the internal control over financial reporting of Bayonne Energy Center.

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free number at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov and can be found by searching the EDGAR archives on the website. In addition, our SEC filings and other information about us may also be obtained from our website at www.macquarie.com/mic, although information on our website is not incorporated by reference into and does not constitute a part of this prospectus supplement. Our common stock is listed on the NYSE under the symbol “MIC” and all reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 to register with the SEC the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Later information that we file will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules) until the offering of the particular securities covered by this prospectus supplement has been completed. This prospectus supplement is part of a registration statement filed with the SEC.

We are incorporating by reference into this prospectus supplement the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 23, 2016;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 2, 2016;
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 1, 2016;
•	Our Current Reports on Form 8-K filed with the SEC on February 23, 2016, May 18, 2016 and October 5, 2016; and
•	The description of our common stock set forth in Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on May 21, 2015, and any subsequent amendments and reports filed to update that description.

The documents incorporated by reference into this prospectus supplement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus supplement to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Macquarie Infrastructure Corporation
125 West 55th Street
New York, NY 10019
Attention: Investor Relations
Telephone: (212)-231-1825

Except as provided above, no other information, including, but not limited to, information on our website, is incorporated by reference into this prospectus supplement or as a part of this prospectus supplement.

PROSPECTUS

Common Stock
Preferred Stock
Debt Securities

Macquarie Infrastructure Corporation

Macquarie Infrastructure Corporation may sell, from time to time, shares of its common stock, par value $0.001 per share, shares of its preferred stock, par value $0.001 per share, and debt securities, which we refer to, together with the common stock and the preferred stock, as securities. Macquarie Infrastructure Management (USA) Inc., our manager, as a selling stockholder, which we refer to as our Manager or the Selling Stockholder, may sell, from time to time, shares of common stock in Macquarie Infrastructure Corporation. We or the Selling Stockholder may offer for sale the securities covered by this prospectus, as applicable, directly to purchasers or through underwriters, broker-dealers or agents, in public or private transactions, at prevailing market prices or at privately negotiated prices, including in satisfaction of certain contractual obligations. For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.” We and the Selling Stockholder may offer these securities, as applicable, at prices and on terms determined at the time of offering.

The common stock covered by this prospectus is listed for trading on The New York Stock Exchange, or NYSE, under the symbol “MIC.”

We will provide more specific information about the terms of an offering of these securities in supplements to this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement. You should read this prospectus and any applicable prospectus supplements and information incorporated by reference herein or therein carefully before you invest. If any underwriters, broker-dealers or agents are involved in any offering, the names of such underwriters, broker-dealers or agents and any applicable commissions or discounts or other compensation will be described in the applicable prospectus supplement relating to the offering.

Investing in the securities involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus. Risks may also be described in an accompanying prospectus supplement and in information incorporated by reference herein or therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 5, 2016.

Macquarie Infrastructure Corporation is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Corporation.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We and the Selling Stockholder have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any free writing prospectus that may be provided to you by us or on our behalf. We and the Selling Stockholder take no responsibility for, and can provide no assurance as to the reliability of, any information or representation not contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any free writing prospectus that may be provided to you. This prospectus, any applicable prospectus supplement and any such free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus, any applicable prospectus supplement or any such free writing prospectus constitute an offer to sell or the solicitation of any offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement, the documents incorporated herein and therein by reference and any such free writing prospectus is correct on any date after their respective dates, even though this prospectus, any applicable prospectus supplement and any such free writing prospectus are delivered or securities are sold on a later date. Our business, financial condition, results of operations and cash flows may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may or the Selling Stockholder may sell, at any time and from time to time, any combination of the securities covered by this prospectus in one or more offerings. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act, we or the Selling Stockholder may, from time to time, add and offer additional securities by filing a prospectus supplement with the SEC at the time of the offer.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to the “Company,” “we,” “us,” and “our” mean, collectively, Macquarie Infrastructure Corporation and Macquarie Infrastructure Company, LLC, our predecessor, and all of our subsidiaries included in our consolidated financial statements.

PROSPECTUS SUPPLEMENT

This prospectus provides you with a general description of the securities that may be offered. Each time that securities are offered, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in or incorporated by reference into this prospectus. Any statement that we make in this prospectus shall be modified or superseded by any inconsistent statement made by us in an accompanying prospectus supplement for an offering. You should read both this prospectus and any accompanying prospectus supplement, especially the section titled “Risk Factors” herein and therein together with the additional information described under the heading “Incorporation of Certain Documents by Reference” or incorporated by reference into this prospectus and any applicable prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus will describe: the applicable public offering price, the price paid for the securities, the net proceeds, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of securities covered by this prospectus.

For more detail on the terms of the securities offered, see “Description of our Capital Stock” and “Description of Debt Securities.”

FORWARD-LOOKING STATEMENTS

We have included in or incorporated by reference into this prospectus, and from time to time may make in our public filings, press releases or other public statements, certain statements that may constitute forward-looking statements. These include without limitation those under the headings “Macquarie Infrastructure Corporation” and “Risk Factors,” as well as other statements contained in this prospectus, any prospectus supplement or in any document incorporated by reference into this prospectus or any applicable prospectus supplement. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that, individually or in the aggregate, could cause actual results to differ materially from those contained in any forward-looking statements made by us. Any such forward-looking statements are qualified by reference to the following cautionary statements.

Forward-looking statements in this prospectus and any prospectus supplement (including any documents incorporated by reference herein or therein) are subject to a number of risks and uncertainties, some of which are beyond our control, including, among other things:

•	changes in general economic, business or demographic conditions or trends in the United States or changes in the political environment, including changes in gross domestic product, interest rates and inflation;
•	the ability to service, comply with the terms of and refinance at maturity our indebtedness, including due to dislocation in debt markets;
•	disruptions or other extraordinary or force majeure events and the ability to insure against losses resulting from such events or disruptions;
•	the regulatory environment, including U.S. energy policy, and the ability to estimate compliance costs, comply with any changes thereto, rates implemented by regulators, and the relationships and rights under and contracts with governmental agencies and authorities;
•	any event or occurrence that may limit our ability to pay or increase our dividend;
•	the ability to conclude a sufficient number of attractive growth projects, deploy growth capital in amounts consistent with our objectives in the prosecution of those and achieve targeted risk adjusted returns on any growth project;
•	sudden or extreme volatility in commodity prices;
•	changes in demand for chemical, petroleum and vegetable and animal oil products, the relative availability of tank storage capacity and the extent to which such products are imported or exported;
•	changes in patterns of commercial or general aviation air travel, including variations in customer demand;
•	technological innovations leading to changes in energy production, distribution and consumption patterns;
•	fluctuations in fuel costs, or the costs of supplies upon which our gas processing and distribution business is dependent, and the ability to recover increases in these costs from customers;
•	the ability to make alternate arrangements to account for any disruptions or shutdowns that may affect suppliers’ facilities or the operation of the barges upon which our gas processing and distribution business is dependent;

•	the ability to make, finance and integrate acquisitions or growth projects and the quality of financial information and systems of acquired entities;
•	the ability to implement operating and internal growth strategies;
•	environmental risks, including the impact of climate change and weather conditions;
•	the impact of weather events including potentially hurricanes, tornadoes and/or seasonal extremes;
•	changes in electricity or other energy costs, including natural gas pricing;
•	unplanned outages and/or failures of technical and mechanical systems;
•	payment of performance fees to our Manager, if any, that could reduce distributable cash if paid in cash or could dilute existing stockholders if satisfied with the issuance of shares of our common stock;
•	changes in the current treatment of qualified dividend income and long-term capital gains under current U.S. federal income tax law and the qualification of income and gains for such treatment;
•	work interruptions or other labor stoppages;
•	the inability of principal off-takers in the contracted power businesses to take and/or pay for the energy supplied;
•	our Manager’s affiliation with the Macquarie Group (as defined below) or equity market sentiment, which may affect the market price of our common stock;
•	the limited ability to remove our Manager for underperformance and our Manager’s right to resign;
•	unanticipated or unusual behavior of municipalities and states brought about by financial distress; and
•	the extent to which federal spending cuts reduce the U.S. military presence in Hawaii or flight activity at airports at which Atlantic Aviation (as defined below) operates.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of risks that could cause our actual results to differ appears under the caption “Risk Factors” and elsewhere in this prospectus and any accompanying prospectus supplement and in the documents incorporated by reference into this prospectus and any accompanying prospectus supplement. It is not possible to predict or identify all risk factors and you should not consider that description to be a complete discussion of all potential risks or uncertainties that could cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus or any accompanying prospectus supplement (including any documents incorporated by reference herein or therein) may not occur. These forward-looking statements are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should, however, consult further disclosures we may make in future filings with the SEC.

v

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free number at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov and can be found by searching the EDGAR archives on the website. In addition, our SEC filings and other information about us may also be obtained from our website at www.macquarie.com/mic, although information on our website does not constitute a part of this prospectus. Our common stock is listed on the NYSE under the symbol “MIC” and all reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 to register with the SEC the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the particular securities covered by a prospectus supplement has been completed. This prospectus is part of a registration statement filed with the SEC.

We are incorporating by reference into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 23, 2016;
•	Our Current Report on Form 8-K filed with the SEC on February 23, 2016; and
•	The description of our common stock contained in Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on May 21, 2015, and any subsequent amendments and reports filed to update that description.

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Macquarie Infrastructure Corporation
125 West 55th Street
New York, NY 10019
Attention: Investor Relations
Telephone: (212)-231-1825

Except as provided above, no other information, including, but not limited to, information on our website, is incorporated by reference into this prospectus or a part of this prospectus.

MACQUARIE INFRASTRUCTURE CORPORATION

Macquarie Infrastructure Corporation, a Delaware corporation, is the successor to Macquarie Infrastructure Company LLC, or MIC LLC, pursuant to the conversion, or the conversion, of MIC LLC from a Delaware limited liability company into a Delaware corporation on May 21, 2015. MIC LLC was formed on April 13, 2004. Except as otherwise specified, all references in this prospectus to “MIC,” “our Company,” “we,” “us,” and “our” mean, Macquarie Infrastructure Corporation from and after the time of the conversion and MIC LLC, our predecessor, prior to the conversion, and, in each case, its subsidiaries included in our consolidated financial statements. Macquarie Infrastructure Management (USA) Inc., is part of the Macquarie Group, comprised of Macquarie Group Limited and its subsidiaries and affiliates worldwide.

MIC Level Strategy

Our corporate strategy is to own a diversified portfolio of businesses and grow stockholder dividends. We intend to achieve this by:

•	providing the optimal service while maintaining the highest safety, environmental and governance standards;
•	increasing the top-line through effective optimization of price, volume and margin;
•	effectively managing expenses within the businesses;
•	realizing the growth and cost synergies across our businesses;
•	prudently deploying capital to:
•	grow our existing businesses; and
•	develop and acquire additional businesses; and
•	optimizing capital structure and tax planning.

General

We own, operate and invest in a diversified group of businesses that provide services to other businesses, government agencies and individuals primarily in the United States. The businesses we own and operate include:

•	International Matex Tank Terminals or IMTT: a bulk liquid terminals business which provides bulk liquid storage, handling and other services to third parties at ten marine terminals in the United States and two in Canada;
•	Atlantic Aviation: a provider of fuel, terminal, aircraft hangaring and other services primarily to owners and operators of general aviation aircraft on 69 airports in the United States.;
•	Contracted Power and Energy segment or CP&E: controlling interests in gas-fired, wind and solar power facilities in the United States.; and
•	Hawaii Gas: a gas energy company processing and distributing gas and providing related services in Hawaii.

We buy, develop and invest in the growth of our businesses based on an assumption that we will own them indefinitely. It is neither our intent nor our expectation that we will divest of a business at a particular point in our ownership or as a result of having achieved certain targets, financial or otherwise. This view of ownership as a long-term relationship does not preclude sales of assets when we believe that we have either maximized the amount of value in the asset relative to our capability, or the asset is more highly valued by another owner. Since listing in December 2004, we have divested a total of approximately $360.0 million in assets including partial interests in several non-U.S. businesses, two businesses in the U.S. and several of the facilities owned and operated by our Atlantic Aviation business. In general, we have redeployed the proceeds of these asset sales in the development of our remaining businesses either through investment in growth projects or acquisitions of small, “bolt-on” operations consistent with our view of MIC as a long-term owner.

Deployment of growth capital has been and is expected to continue to be an important part of our strategy and the creation of stockholder value. Our sources of growth capital include the capital generated by our businesses but not distributed as a cash dividend, capital generated through the issuance of additional debt and/or equity securities, or, as noted above, the proceeds of sales of certain assets.

Since 2006, we have owned and operated businesses in the four lines in which we operate today, having acquired a 50% interest in IMTT in May 2006 and Hawaii Gas in June of that year. Since then, and excluding the investment in the second half of IMTT and our initial investment in Bayonne Energy Center, we have deployed over $2.4 billion in the expansion or improvement of, or bolt-on acquisitions on behalf of our businesses. Over time, we would expect to deploy growth capital of around $250.0 million per year in a combination of projects potentially spanning all of our businesses and bolt-on type acquisitions of smaller operations on behalf of those businesses where we have or may pursue a “roll-up” type strategy.

Importantly, we are not obligated to invest in the growth of any one business or segment. If the opportunities in any of our businesses or segments are insufficient or the returns are inadequate relative to our financial targets, we will seek to drive stockholder value through other means. In the extreme that could mean that in some years we invest very little in growth and focus instead on operational improvement — driving top line increases and/or managing expenses (or the rate of growth in expenses) down. Further, although we find value in diversification and the uncorrelated nature of the businesses in our current portfolio, ideally we would prefer to have a portfolio of five or six lines of business as we had following our initial public offering. However, we do not intend to pursue diversification for the sake of diversification if the opportunities are insufficient in number or the expected returns are inadequate relative to our financial hurdles.

Businesses

Our businesses, in general, are defined by a combination of the following characteristics:

•	ownership of long-lived, high-value physical assets that are difficult to replicate or substitute around;
•	opportunity to deploy growth capital within those businesses;
•	broadly consistent demand for their services;
•	scalability, such that relatively small amounts of growth can generate disproportionate increases in earnings before interest, taxes, depreciation and amortization (EBITDA);
•	the provision of basic, often essential services;
•	generally predictable maintenance capital expenditure requirements; and
•	generally favorable competitive positions, largely due to high barriers to entry, including:
•	high initial development and construction costs;
•	difficulty in obtaining suitable land on which to operate;
•	long-term concessions, leases or customer contracts; and
•	lack of immediate cost-effective alternatives for the services provided.

The different businesses that comprise our Company exhibit these above characteristics to different degrees at different times. For instance, GDP correlated businesses like Atlantic Aviation may exhibit more volatility during periods of economic downturn than businesses with substantially contracted revenue streams. While not every business that we own will meet all of the general criteria described above, we seek to own a diversified portfolio of businesses that possesses a balance of the characteristics described above.

In addition to the benefits associated with these characteristics, the revenues generated by most of our businesses generally can be expected to keep pace with historically normal rates of inflation. The price escalators built into many customer contracts, and the inflation and cost pass-through adjustments typically a part of pricing terms or provided for by the regulatory process to regulated businesses serve to insulate our businesses to a significant degree from the negative effects of inflation and commodity price risk. We sometimes employ hedging contracts in connection with our businesses’ floating rate debt and limited commodity price exposure.

Our existing businesses can be categorized as follows:

•	those with the majority of their revenues derived from contracts, such as:
•	at IMTT and the unregulated business at Hawaii Gas (1 – 5 years); and
•	in our CP&E segment (13 – 25 years);
•	those with regulated revenue such as the utility operations of Hawaii Gas; and
•	those with long-dated concessions, such as Atlantic Aviation, where revenue is derived on a per-use basis.

Our Manager

We are managed externally by Macquarie Infrastructure Management (USA) Inc., our Manager. Our Manager is a member of the Macquarie Group, a diversified international provider of financial, advisory and investment services. The Macquarie Group is headquartered in Sydney, Australia and is a global leader in the management of infrastructure investment vehicles on behalf of third-party investors and advising on the acquisition, disposition and financing of infrastructure assets.

We have entered into a management services agreement, or the Management Services Agreement, with our Manager. Our Manager is responsible for our day-to-day operations and affairs and oversees the management teams of our operating businesses. Our Manager has assigned, or seconded, to us two of its employees to serve as our chief executive officer and chief financial officer and seconds or makes other personnel available as required. The services performed for us by our Manager are provided at our Manager’s expense, and include the compensation of our seconded personnel.

We pay our Manager a monthly base management fee based primarily on our market capitalization. Our Manager can also earn a performance fee if the quarterly total return for our stockholders (capital appreciation plus dividends) is positive and exceeds the quarterly total return of a U.S. utilities index benchmark, both in the quarter and cumulatively. If payable, the performance fee is equal to 20% of the difference between the benchmark return and the return for our stockholders. The current default election of settling both base management and performance fees is through the reinvestment of the fees in shares of our common stock. Our Manager’s election to invest its fees in shares of our common stock can only change during a 20 trading day window following our earnings release. Any change would apply to fees paid thereafter.

Principal Executive Offices

Our principal executive offices are located at 125 West 55th Street, New York, NY 10019. Our telephone number at that location is (212) 231-1000. You may also obtain additional information about us from our website, www.macquarie.com/mic. Information on our website is not incorporated by reference into this prospectus or a part of this prospectus.

RISK FACTORS

An investment in our securities involves a number of risks. For a discussion of risks related to our business, please see our most recent Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K which we file after the date of this prospectus, and all other information contained or incorporated in this prospectus by reference. You should carefully read and consider the risks described below and elsewhere in this prospectus and any prospectus supplement, as well as those described in the documents we incorporate by reference, before investing in our securities.

Risks Related to Having an External Manager

We are subject to the terms and conditions of the Management Services Agreement between us and our Manager.

We cannot unilaterally amend the Management Services Agreement between us and our Manager. Changes in the compensation of our Manager, certain rights held by our Manager or other components of the Management Services Agreement require the approval of our Manager and limit our ability to make changes without the consent of the Manager that could be beneficial to stockholders generally.

Our Manager owns a significant portion of our outstanding common stock. A sale of all or a portion of the common stock owned by our Manager could be interpreted by the equity markets as a lack of confidence in our prospects.

Our Manager, in its sole discretion, determines whether to reinvest base management and performance fees in shares of our common stock and whether to hold or sell those securities. Reinvestment of base management and performance fees in additional common stock would increase our Manager’s ownership stake in us. As of April 4, 2016, our Manager owned 7.2% of our outstanding common stock. If our Manager decides, for reasons other than our performance and prospects, to reduce its position in us, such sales may be interpreted by some market participants as a lack of confidence in us and put downward pressure on the market price of our common stock. Sales of shares of common stock by our Manager could increase the available supply and decrease the price if demand is insufficient to absorb such sales.

Certain provisions of our Management Services Agreement, certificate of incorporation and bylaws make it difficult for third parties to acquire control of us and could deprive investors of the opportunity to obtain a takeover premium for their shares of common stock.

In addition to the limited circumstances in which our Manager can be terminated under the terms of the Management Services Agreement, the Management Services Agreement provides that in circumstances where our common stock ceases to be listed on a recognized U.S. exchange as a result of the acquisition of our common stock by third parties in an amount that results in our common stock ceasing to meet the distribution and trading criteria on such exchange or market, our Manager has the option to either propose an alternate fee structure and remain our Manager or resign, terminate the Management Services Agreement upon 30 days’ written notice and be paid a substantial termination fee. The termination fee payable on our Manager’s exercise of its right to resign as our Manager subsequent to a delisting of our common stock could delay or prevent a change in control that may favor our stockholders. Furthermore, in the event of such a delisting, any proceeds from the sale, lease or exchange of a significant amount of assets must be reinvested in new assets of our Company, subject to debt repayment obligations. We would also be prohibited from incurring any new indebtedness or engaging in any transactions with our stockholders or our affiliates without the prior written approval of our Manager. These provisions could deprive stockholders of opportunities to realize a premium on the common stock owned by them.

Our certificate of incorporation and bylaws contain a number of provisions that could have the effect of making it more difficult for a third-party to acquire, or discouraging a third-party from acquiring, control of us. These provisions include:

•	restrictions on our ability to enter into certain transactions with our major stockholders, with the exception of our Manager; similar restrictions are also contained in Section 203 of the Delaware General Corporation Law, or the DGCL;

•	allowing only our board of directors to fill vacancies, including newly created directorships and requiring that directors may be removed with or without cause by a stockholder vote of 66 2/3%;
•	requiring that only the chairman or board of directors may call a special meeting of our stockholders;
•	prohibiting stockholders from taking any action by written consent;
•	establishing advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted upon by our stockholders at a stockholders’ meeting; and
•	having a substantial number of additional shares of common stock authorized but unissued.

Our Manager’s decision to reinvest its monthly base management fees and quarterly performance fees, as applicable, in common stock or retain the cash will affect stockholders differently.

Our Manager is paid a base management fee based on our market capitalization and potentially performance fees based on the total return generated on behalf of equity holders relative to a U.S. utilities index benchmark. Our Manager, in its sole discretion, may elect to retain base management fees and performance fees, if applicable, paid in cash or to reinvest such payments in additional common stock. In the event our Manager chooses not to reinvest the fees to which it is entitled in additional shares of common stock, the amount paid will reduce the cash that may otherwise be distributed as a dividend to all stockholders or used in our Company’s operations. In the event our Manager chooses to reinvest the fees to which it is entitled in additional common stock, effectively returning the cash to us, such reinvestment and the issuance of new shares of common stock will dilute existing stockholders by the increase in the percentage of common stock owned by our Manager. Either option may adversely impact the market for our common stock.

In addition, our Manager has typically elected to invest its fees in shares of our common stock, and, unless otherwise agreed with us, can only change this election during a 20-trading day window following our earnings release. Any change would apply to fees paid thereafter. Accordingly, stockholders would generally have notice of our Manager’s intent to receive fees in cash rather than reinvest before the change was effective.

Our Manager can resign with 90 days’ notice, or our CEO or CFO could be removed by our Manager, and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations, which could adversely affect our financial results and negatively impact the market price of our common stock.

Our Manager has the right, under the Management Services Agreement, to resign at any time with 90 days’ notice, whether we have found a replacement manager or not. In addition, our Manager could re-assign or remove the CEO and/or the CFO from their positions and responsibilities at our Company without our board of directors’ approval and with little or no notice. If our Manager resigns or our CEO/CFO are removed, we may not be able to find a new external manager or hire internal management with similar expertise within 90 days to provide the same or equivalent services on acceptable terms, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial results could be adversely affected, perhaps materially, and the market price of our common stock may decline substantially. In addition, the coordination of our internal management, acquisition activities and supervision of our businesses are likely to suffer if we were unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by our Manager and its affiliates.

Furthermore, if our Manager resigns, we and our subsidiaries will be required to cease use of the Macquarie brand entirely, and change their names to remove any reference to “Macquarie.” This may cause the value of our Company and the market price of our common stock to decline.

Our externally managed model may not be viewed favorably by investors.

We are externally managed by a member of the Macquarie Group. Our Manager receives a fee for its services that provides for a number of corporate center functions including the compensation of our management team and those who provide services to us on a shared basis, health and welfare benefits, the provision of facilities, technology and insurance (other than directors and officers). The fee is based on our market capitalization and thus increases as we grow. The size of the fee may bear no direct correlation with the actual cost of providing the agreed upon services and may be higher than the cost of managing our Company internally. Per the terms of the Management Services Agreement with our Manager, the current default election for satisfying any base management or performance fees to which our Manager may be entitled is the issuance of additional shares of common stock. To the extent the fees continue to be satisfied by reinvestment in our common stock, all stockholders will be diluted and our hurdle for growing distributable cash on a per share basis will be higher.

Our Manager’s affiliation with Macquarie Group Limited and the Macquarie Group may result in conflicts of interest or a decline in the market price of our common stock.

Our Manager is an affiliate of Macquarie Group Limited and a member of the Macquarie Group. From time to time, we have entered into, and in the future we may enter into, transactions and relationships involving Macquarie Group Limited, its affiliates, or other members of the Macquarie Group. Such transactions have included and may include, among other things, the entry into debt facilities and derivative instruments with members of the Macquarie Group serving as lender or counterparty, and financial advisory or equity and debt underwriting services provided to us by the Macquarie Group.

Although our audit committee, all of the members of which are independent directors, is required to approve of any related party transactions, including those involving members of the Macquarie Group or its affiliates, the relationship of our Manager to the Macquarie Group may result in conflicts of interest.

In addition, as a result of our Manager’s being a member of the Macquarie Group, negative market perceptions of Macquarie Group Limited generally or of Macquarie’s infrastructure management model, or Macquarie Group statements or actions with respect to other managed vehicles, may affect market perceptions of us and cause a decline in the price of our common stock unrelated to our financial performance and prospects.

In the event of the underperformance of our Manager, we may be unable to remove our Manager, which could limit our ability to improve our performance and could adversely affect the market price of our common stock.

Under the terms of the Management Services Agreement, our Manager must significantly underperform in order for the Management Services Agreement to be terminated. Our board of directors cannot remove our Manager unless:

•	our common stock underperforms a weighted average of two benchmark indices by more than 30% in relative terms and more than 2.5% in absolute terms in 16 out of 20 consecutive quarters prior to and including the most recent full quarter, and the holders of a minimum of 66.67% of the outstanding shares of our common stock (excluding any shares owned by our Manager or any affiliate of the Manager) vote to remove our Manager;
•	our Manager materially breaches the terms of the Management Services Agreement and such breach has been unremedied within 60 days after notice;
•	our Manager acts with gross negligence, willful misconduct, bad faith or reckless disregard of its duties in carrying out its obligations under the Management Services Agreement, or engages in fraudulent or dishonest acts; or
•	our Manager experiences certain bankruptcy events.

Our board of directors cannot remove our Manager unless the market performance of our common stock also significantly underperforms the benchmark index. If we were unable to remove our Manager in circumstances where the absolute market performance of our common stock does not meet expectations, the market price of our common stock could be negatively affected.

Risks Related to Ownership of Our Common Stock

The performances of our businesses or our holding company structure may limit our ability to make regular dividends in the future to our stockholders because we are reliant upon the cash flows and distributions from our businesses.

Our Company is a holding company with no operations. Therefore, we are dependent upon the ability of our businesses to make distributions to our Company to enable it to meet its expenses, and to pay dividends to stockholders in the future. The ability of our operating subsidiaries and the businesses we own to make distributions to our Company is subject to limitations based on their operating performance, the terms of their debt agreements and the applicable laws of their respective jurisdictions. In addition, the ability of each business to reduce its outstanding debt will be similarly limited by its operating performance, as discussed in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form of 10-K for the year ended December 31, 2015.

The market price and marketability of our common stock may from time to time be significantly affected by numerous factors beyond our control, which may adversely affect our ability to raise capital through future equity financings.

The market price of our common stock may fluctuate significantly. Many factors that are beyond our control may significantly affect the market price and marketability of our common stock and may adversely affect our ability to raise capital through equity financings. These factors include, but are not limited to, the following:

•	significant volatility in the market price and trading volume of securities of Macquarie Group Limited and/or vehicles managed by the Macquarie Group or branded under the Macquarie name or logo;
•	significant volatility in the market price and trading volume of securities of registered investment companies, business development companies or companies in our sectors;
•	changes in our earnings or variations in operating results;
•	changes in our ratings from any of the ratings agencies;
•	any shortfall in EBITDA excluding non-cash items or Free Cash Flow from levels expected by securities analysts;
•	changes in regulatory policies or tax law;
•	operating performance of companies comparable to us;
•	loss of funding sources; and
•	substantial sales of our common stock by our Manager or other significant stockholders.

We may issue preferred stock with rights, preferences and privileges that may be superior to the common stock, and these could have negative consequences for holders of our common stock.

We may issue shares of preferred stock in one or more financing transactions. We may also use the authorized preferred stock for funding transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although we have no immediate plans to do so. We cannot provide assurances that any such transaction will be consummated on favorable terms or at all, that it will enhance stockholder value, or that it will not adversely affect our business or the trading price of our common stock. Any shares of preferred stock could be issued with rights, preferences and privileges that may be superior to those of our common stock. In addition, preferred stock could be issued for capital raising, financing and acquisition needs or opportunities that have the effect of making an acquisition of our Company more difficult or costly, as could also be the case if the board of directors were to issue additional common stock.

Our reported Earnings per Share, or EPS, as defined under generally accepted accounting principles, or GAAP, does not reflect the cash generated by our businesses and may result in unfavorable comparisons with other businesses for which EPS is a useful component in valuation.

Our businesses own and invest in high-value, long-lived assets that generate large amounts of depreciation and amortization. Depreciation and amortization are non-cash expenses that serve to reduce reported EPS. We pay our Manager base management fees and may pay performance fees both of which may be reinvested in additional shares of our common stock thereby rendering them a non-cash expense. Whether the fees are settled in cash or reinvested in additional shares of our common stock, they have the effect of reducing EPS. As a result, our financial performance may appear to be substantially worse compared with businesses whose earnings do not reflect the effects of depreciation and amortization (or other non-cash items). To the extent that our results appear to be worse, we may have relatively greater difficulty attracting investors in our stock.

Our inability, under GAAP, to consolidate the financial results of certain of our investments may make it relatively more difficult to analyze the cash generating capacity of our combined businesses.

We may make investments in certain businesses which we will be required to account for using the equity method rather than consolidate with the results of our other businesses. The equity method requires us to include the portion of the net income, as determined in accordance with GAAP, equal to our equity interest in the business in our consolidated statement of operations. The physical asset backed nature of the businesses in which we invest (and the higher levels of non-cash expenses including depreciation and amortization) may mean that the performance of these investments have relatively little impact on our consolidated statement of operations even where they generate positive cash flow and this cash flow may not be reflected in the valuation of our common stock.

Our total assets include a substantial amount of goodwill and other intangible assets. The write-off of a significant portion of intangible assets would negatively affect our reported earnings.

Our total assets reflect a substantial amount of goodwill and other intangible assets. At December 31, 2015, goodwill and other intangible assets, net, represented approximately 40.0% of our total assets. Goodwill and other intangible assets were primarily recognized as a result of the acquisitions of our businesses. Other intangible assets consist primarily of airport operating rights, customer relationships and trade names. On at least an annual basis, we assess whether there has been any impairment in the value of goodwill and assess for impairment of other intangible assets when there are triggering events or circumstances. If the carrying value of the tested asset exceeds its estimated fair value, impairment is deemed to have occurred. In this event, the intangible is written down to fair value. Under current accounting rules, this would result in a charge to reported earnings. We have recognized significant impairments in the past, and any future determination requiring the write-off of a significant portion of goodwill or other intangible assets would negatively affect our reported earnings and total capitalization, and could be material.

Our total assets include a substantial amount of intangible assets and fixed assets. The depreciation and amortization of these assets may negatively impact our reported earnings.

The high level of intangible and physical assets written up to fair value upon acquisition of our businesses generates substantial amounts of depreciation and amortization. These non-cash items serve to lower net income as reported in our consolidated statement of operations as well as our taxable income. The generation of net losses or relatively small net income may contribute to a net operating loss, or NOL, carryforward that can be used to offset current taxable income in future periods. However, the continued reporting of little or negative net income may adversely affect the attractiveness of our Company among some potential investors and may reduce the market for our common stock.

Risks Related to Taxation

We have significant NOL carryforwards that may be fully utilized over the next several years thereby subjecting us to payment of substantial federal income taxes and reducing our distributable Free Cash Flow.

We may, without the acquisition of businesses with NOLs, incurring performance fees or implementation of other strategies that provide us with additional tax shield, fully utilize our existing NOLs before we anticipate or have previously indicated. At that point, we may be subject to federal income taxes in consolidation and any liability could be material. Any liability will reduce distributable Free Cash Flow and could prevent the growth or reduce the rate of growth of our dividends.

The current treatment of qualified dividend income and long-term capital gains under current U.S. federal income tax law may be adversely affected, changed or repealed in the future.

Under current law, qualified dividend income and long-term capital gains are taxed to non-corporate investors at a maximum U.S. federal income tax rate of 20%. In addition, certain holders that are individuals, estates or trusts are subject to 3.8% surtax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of our common stock. This tax treatment may be adversely affected, changed or repealed by future changes in tax laws at any time, which may affect market perceptions of our Company and the market price of our common stock could be negatively affected.

Our ability to use our NOL carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation (or other entity taxable as a corporation, such as us) that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs and certain other tax attributes to offset future taxable income. Generally speaking, an “ownership change” occurs if the aggregate percentage ownership of the stock of the corporation held by one or more “five-percent shareholders” (as defined in the Code) increases by more than fifty percentage points over such shareholders’ lowest percentage ownership during the testing period, which is generally the three year-period ending on the transaction date. If we undergo an ownership change, our ability to utilize NOLs and certain other tax attributes could be limited.

We have significant income tax NOLs, which may not be realized before they expire.

We had $426.2 million in U.S. federal NOL carryforwards at December 31, 2015. While we have concluded that all of the NOLs will more likely than not be realized, there can be no assurance that we will utilize the NOLs generated to date or any NOLs we might generate in the future. In addition, we have incurred state NOLs and have provided a valuation allowance against a portion of those. As with our U.S. federal NOLs, there is also no assurance that we will utilize those state losses or future losses that may be generated. Further, in recently enacted legislation the State of Louisiana has limited the use of NOL carryforwards. There can be no assurance that other states will not suspend or limit the use of NOL carryforwards or that Louisiana will not expand its limitations.

The treatment of depreciation and other tax deductions under current U.S. federal income tax law may be adversely affected, changed or repealed in the future.

Under current law, certain capital expenditures are eligible for accelerated depreciation, including 50% bonus depreciation for assets placed in service prior to December 31, 2017, for U.S. federal income tax purposes. In addition, certain other expenses are eligible to be deducted for U.S. federal income tax purposes. This tax treatment may be adversely affected, changed or repealed by future changes in tax laws at any time, which may affect market perceptions of us and the market price of our common stock could be negatively affected.

We are subject to changes in tax laws and changes in the interpretation of existing tax laws.

We are subject to various taxing regimes, including U.S. federal, state, local and foreign taxes such as income, excise, sales/use, payroll, franchise, property, gross receipts, withholding and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations or the interpretation thereof are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future and could have a material adverse effect on our financial condition, results of operations, and liquidity.

We are and our subsidiaries are subject to examinations and challenges by taxing authorities.

Periodic examinations or audits by taxing authorities could increase our tax liabilities and result in the imposition of interest and penalties. If challenges arising from such examinations and audits are not resolved in our favor, they could have a material adverse effect on our financial condition, results of operations, and liquidity.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from our sale of securities under this prospectus for general corporate purposes, including, but not limited to, repayment or refinancing of borrowings, working capital, capital expenditures, investments and the financing of possible acquisitions. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to such offering.

We will not receive any proceeds from sales of common stock offered by the Selling Stockholder under this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges from continuing operations.

	Year Ended December 31,
	2015		2014	2013	2012	2011
Ratio of Earnings to Fixed Charges(1)	NM	(2)	11.99	1.84	2.13	1.39

(1)	Our ratio of earnings to fixed charges from continuing operations is computed by dividing (i) pre-tax income from continuing operations before equity in earnings and amortization charges of investees, plus amortization of capitalized interest, fixed charges and distribution received from equity investees classified as operating activities less interest capitalized; by (ii) fixed charges.
(2)	The ratio of earnings to fixed charges from continuing operations for the year ended December 31, 2015 is not meaningful as fixed charges exceeded adjusted earnings in such year. Earnings were deficient to cover fixed charges by $179.9 million in 2015.

DESCRIPTION OF OUR CAPITAL STOCK

The following description is a summary of the material provisions of our certificate of incorporation and bylaws and specified provisions of the DGCL, in each case to the extent that they relate to shares of our capital stock. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the certificate of incorporation, the bylaws and the DGCL. These documents may be amended from time to time. You should read each of these documents because they, not this description, will define your rights as stockholders.

General

Our authorized capital stock consists of (i) 500,000,000 shares of common stock, $0.001, par value per share, (ii) 100 shares of special stock, $0.001, par value per share, and (iii) 100,000,000 shares of preferred stock, par value $0.001 per share. As of March 31, 2016, we had outstanding 80,257,596 shares of common stock, 100 shares of special stock and no shares of preferred stock.

Common Stock

Voting.  Each share of common stock is entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Except as provided in the certificate of incorporation, the holders of common stock and special stock vote separately as different classes. Holders of common stock are not entitled to vote cumulatively for the election of directors. Except as provided in the certificate of incorporation or under the DGCL, all matters to be voted on by holders of common stock must be approved by a majority of the voting power of the shares of common stock present in person or represented by proxy at the meeting of stockholders or, in the case of the election of directors, by a majority of the votes cast unless the election is contested, in which case directors will be elected by a plurality of the votes cast. Any nominee who fails to receive the required number of votes in an uncontested election agrees to promptly tender his or her resignation, and the board of directors will determine whether to accept or reject such resignation following receipt of a recommendation from the nominating and governance committee.

Dividends.  Subject to applicable law and the preference of any other stock ranking prior to the common stock as to the payment of dividends, holders of common stock are entitled to receive dividends in amounts as determined by the board of directors. We may pay dividends consisting of cash, property or shares of our capital stock.

Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, a corporation cannot pay dividends out of net profits if, after paying the dividend, the corporation’s capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Transfer Restriction.  The certificate of incorporation and bylaws do not restrict the transfer of shares of common stock but the bylaws provide that we have the power to enter into and perform any agreement with any stockholders to restrict the transfer of shares of our common stock in any manner not prohibited by the DGCL.

Election of Directors.  Under the certificate of incorporation, at any time when the Management Services Agreement is in effect and our Manager or any of its affiliates holds at least 200,000 shares of common stock (which represents the number of shares of common stock with an aggregate value of at least $5 million at a price per share of common stock equal to the per share price of the shares sold in the initial public offering of the predecessor to MIC LLC) (as adjusted to reflect any subsequent equity splits or similar recapitalizations), holders of common stock, voting separately as a class, will be entitled to elect our directors other than one director who will be elected by the holders of special stock and who will act as the chairman of the board of directors.

At any time when the Management Services Agreement is not in effect or neither our Manager nor any of its affiliates holds at least 200,000 shares of common stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations), the holders of common stock will be entitled to elect all of the directors to be elected at an election.

Other Rights.  Upon our liquidation, dissolution or winding up, all holders of common stock will be entitled to share equally, on a per share basis, in all of our assets of whatever kind available for distribution.

Trading.  Our common stock is listed on the NYSE under the symbol “MIC” in the same manner that limited liability company interests of MIC LLC were listed on the NYSE. Our transfer agent and registrar is Computershare, Inc.

Special Stock

Concurrently with our conversion from a corporation to a limited liability company, we issued to our Manager 100 shares of special stock. The sole purpose for the issuance of special stock to our Manager was to preserve our Manager’s previously-existing right to appoint one director to serve as the chairman of our board of directors, which right would otherwise have been lost upon consummation of the conversion.

Voting.  Each share of special stock is entitled to one vote on each matter to which holders of special stock are entitled to vote or provide consent.

Holders of special stock are not entitled to vote on or consent to any matter, except those matters explicitly set forth in the certificate of incorporation, which are as follows:

•	any further authorization for issuance of shares of special stock, which issuance will require the prior affirmative vote or written consent of the holders of a majority of the shares outstanding of special stock, voting or consenting separately as a class;
•	any issuance of shares of preferred stock, which issuance will require the prior affirmative or written consent of the holders of a majority of the shares outstanding of special stock, voting or consenting separately as a class;
•	any amendment of any provision of the certificate of incorporation or bylaws that would adversely affect the rights of holders of special stock as a class, which amendment will require the prior affirmative vote or written consent of the holders of a majority of the shares outstanding of special stock, voting or consenting separately as a class;
•	election of one director who will act as the chairman of the board of directors, which election will require the affirmative vote or written consent of the holders of special stock, voting or consenting separately as a class, as discussed immediately below in the section entitled “— Election of One Director”;
•	removal of any director for cause, which removal will require the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding shares of common stock and special stock (and any series of preferred stock then entitled to vote at an election of directors), voting together as a single class; and
•	removal of any director elected by the holders of special stock, voting or consenting separately as a class, without cause, which removal will require the affirmative vote or written consent of the holders of at 66 2/3% of the voting power of the issued and outstanding shares of special stock, voting or consenting separately as a class.

Election of One Director.  Under the certificate of incorporation, holders of special stock are entitled to elect one director, who will act as the chairman of the board of directors, at any time when the Management Services Agreement is in effect and our Manager or any of its affiliates holds at least 200,000 shares of common stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations).

Dividends.  The certificate of incorporation provides that holders of special stock are not entitled to any dividends.

Transfer Restriction.  The certificate of incorporation provides that holders of special stock may not offer, sell, pledge, transfer, dispose or distribute shares of special stock or enter into any agreement with respect to the foregoing.

Redemption.  Upon the earlier of (i) the termination of the Management Services Agreement or (ii) the date on which neither our Manager nor any of its affiliates holds at least 200,000 shares of common stock (as adjusted to reflect any subsequent equity splits or similar recapitalizations) (in either case, a “Redemption Event”), all outstanding shares of special stock will be redeemed by us at a price equal to $0.001 per share, within five business days after we become aware of the occurrence of a Redemption Event. If we do not have sufficient funds legally available to redeem all outstanding shares of special stock, we will redeem a pro rata portion of each holder’s redeemable shares out of any legally available funds and redeem the remaining shares as soon as practicable after we have funds legally available thereafter. Any shares of special stock which are redeemed or otherwise acquired by us or any of our subsidiaries will be automatically and immediately canceled and retired and will not be reissued, sold or transferred. Neither we nor any of our subsidiaries may exercise any voting or other rights granted to the holders of special stock following redemption.

Other Rights.  Holders of special stock are not entitled to share in any distribution of assets in the event of any liquidation, dissolution or winding up of our affairs.

Trading.  Our special stock is not listed on any stock exchange.

Preferred Stock

This section summarizes the general terms of the preferred stock that we may offer. The prospectus supplement relating to a particular series of preferred stock will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the preferred stock. If any particular terms of a series of preferred stock described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus. When evaluating an offering of our preferred stock, you also should refer to all of the provisions of our certificate of incorporation, the applicable certificate of designation for the offered series of preferred stock and the DGCL. The applicable certificate of designation will be filed as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part.

Our board of directors is authorized to fix the designations, rights, preferences, powers and limitations of and to issue each series of the preferred stock. Our board of directors has flexibility to create one or more series of preferred stock, from time to time, and to determine the relative designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each series, and a prospectus supplement will describe the terms of any series of preferred stock being offered thereby, including, without limitation:

•	the dividend rights, dividend rates and dividend periods (or the method of calculation);
•	the purchase price;
•	conversion or exchange rights;
•	any voting rights;
•	rights and terms of redemption (including sinking fund provisions) or repurchase;
•	redemption price or prices;
•	liquidation preferences of any such series;
•	the number of shares in each series;
•	the designation thereof;
•	whether the shares of preferred stock will be listed on a securities exchange;
•	any special U.S. federal income tax considerations; and
•	any other powers, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions.

The consent of our Manager, as holder of shares of special stock, is required for issuances of preferred stock.

Preferred stock may be issued, at the discretion of our board of directors, for any proper corporate purpose, without further action by our stockholders other than as may be required by applicable law. Stockholders do not have preemptive rights with respect to the future issuance of shares of preferred stock and stockholders’ interest in us could be diluted by any such issuance with respect to any of the following: earnings per share, voting, liquidation rights and book and market value.

The issuance of shares of preferred stock could affect the relative rights of holders of common stock. Depending upon the exact terms, limitations and relative rights and preferences, if any of the shares of preferred stock as determined by the board of directors at the time of issuance, the holders of shares of preferred stock may be entitled to a higher dividend rate than that paid on the common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution, redemption rights, rights to convert their shares of preferred stock into shares of common stock, and voting rights which would tend to dilute the voting control of the holders of shares of common stock. We could use preferred stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments. We cannot provide assurances that any such transactions will (i) be consummated on favorable terms or at all, (ii) enhance stockholder value or (iii) not adversely affect our business or the trading price of common stock. Any shares of preferred stock could be issued with rights, preferences and privileges that may be superior to those of the common stock.

Our board of directors has represented that it will not, without prior stockholder approval, approve the issuance or use of preferred stock for any defensive or anti-takeover purpose or for the purpose of implementing any stockholder rights plan. Within these limits, as well as others imposed by applicable law and NYSE rules, the board of directors may approve the issuance or use of preferred stock for capital raising, financing and acquisition needs or opportunities that has the effect of making an acquisition of our Company more difficult or costly, as could also be the case if the board of directors were to issue additional common stock.

Forum Selection Clause

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws or (v) any action asserting a claim governed by the internal affairs doctrine, will be the Court of Chancery of the State of Delaware. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions.

Anti-Takeover Provisions

Certain provisions of the Management Services Agreement, our certificate of incorporation and our bylaws may make it more difficult for third parties to acquire control of us by various means. These provisions could deprive our stockholders of opportunities to realize a premium on the shares owned by them. In addition, these provisions may adversely affect the prevailing market price of the shares. These provisions are intended to:

•	protect the position of our Manager and its rights to manage our business and affairs under the Management Services Agreement;
•	enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board;
•	discourage certain types of transactions which may involve an actual or threatened change in control of us;

•	discourage certain tactics that may be used in proxy fights;
•	encourage persons seeking to acquire control of us to consult first with our board of directors to negotiate the terms of any proposed business combination or offer; and
•	reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or that is otherwise unfair to our stockholders.

Anti-Takeover Effects of the Management Services Agreement

The limited circumstances in which our Manager may be terminated means that it will be very difficult for a potential acquirer to take over the management and operation of our business. Under the terms of the Management Services Agreement, our Manager may only be terminated by us in the following circumstances:

•	our common stock underperforms a weighted average of two benchmark utilities indices by more than 30% in relative terms and more than 2.5% in absolute terms in 16 out of 20 consecutive quarters prior to and including the most recent full quarter, and the holders of a minimum of 66 2/3% of our outstanding shares of common stock (excluding any shares of common stock owned by our Manager or any affiliate of our Manager) vote to remove our Manager;
•	our Manager materially breaches the terms of the Management Services Agreement and such breach continues unremedied for 60 days after notice;
•	our Manager acts with gross negligence, willful misconduct, bad faith or reckless disregard of its duties in carrying out its obligations under the Management Services Agreement, or engages in fraudulent or dishonest acts; or
•	our Manager experiences certain bankruptcy events.

In addition to the limited circumstances in which our Manager can be terminated under the terms of the Management Services Agreement, the Management Services Agreement provides that in circumstances where our common stock ceases to be listed on a recognized U.S. national securities exchange as a result of the acquisition of our common stock by third parties in an amount that results in the common stock ceasing to meet the distribution and trading criteria on such exchange or market, our Manager has the option to either propose an alternate fee structure and remain our Manager or resign, terminate the Management Services Agreement upon 30 days’ written notice and be paid a substantial termination fee. The termination fee payable on our Manager’s exercise of its right to resign as our Manager subsequent to a delisting of our common stock could delay or prevent a change in control that may favor our stockholders. Furthermore, in the event of such a delisting, any proceeds from the sale, lease or exchange of a significant amount of assets must be reinvested in new assets of our Company, subject to debt repayment obligations. We will also be prohibited from incurring any new indebtedness or engaging in any transactions with our stockholders or our affiliates without the prior written approval of our Manager. These provisions could deprive our stockholders of opportunities to realize a premium on the shares owned by them.

Furthermore, upon resignation of our Manager and the termination of the Management Services Agreement, or within 30 days of a delisting of our shares of common stock unless otherwise agreed by our Manager, we and our subsidiaries will cease using the Macquarie brand entirely, including changing our names to remove any reference to “Macquarie.” Similarly, if our Manager’s appointment is terminated by us, we and our subsidiaries will cease using the Macquarie brand within 30 days of termination.

Anti-Takeover Provisions in the Certificate of Incorporation and Bylaws and Under Delaware Corporate Law

A number of provisions of our certificate of incorporation, bylaws and the DGCL also could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

Business Combinations.  The certificate of incorporation prohibits the merger or consolidation of us with or into any limited liability company, corporation, trust or any other unincorporated business or the sale, lease or exchange of all or substantially all of our assets unless the board of directors adopts a resolution by a majority vote approving such action and unless such action is approved by the affirmative vote of a majority of the outstanding shares entitled to vote thereon; provided, however, that any shares held by the Manager or an affiliate or associate of the Manager shall not be entitled to vote to approve any merger or consolidation with or into, or sale, lease or exchange to, the Manager or any affiliate or an associate thereof.

We are subject to the provisions of Section 203 of the DGCL.

Section 203 prohibits an “interested stockholder” from engaging in a “business combination” with a Delaware corporation for three years following the date such person became an interested stockholder, unless:

•	prior to the date such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;
•	upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or
•	on or subsequent to the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

Section 203 defines a “business combination” to generally include:

•	any merger or consolidation involving the corporation and an interested stockholder;
•	any sale, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation;
•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;
•	any transaction involving the corporation which has the effect of increasing the proportionate share of any class or series of stock of the corporation beneficially owned by the interested stockholder; or
•	the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

Section 203 generally defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

The certificate of incorporation provides that we shall not merge or consolidate with any other entity or sell, lease or exchange its property and assets, unless the board of directors adopts a resolution approving such action by the affirmative vote of at least a majority of the total number of directors then in office and an affirmative vote of the stockholders holding a majority of the voting power of our issued and outstanding shares of stock. Any shares held by the Manager or its affiliate or associate will not be entitled to vote on approval of any merger or consolidation with or into, or sale, lease or exchange to, the Manager or its affiliate or associate.

The certificate of incorporation also provides that the affirmative vote of at least 66 2/3% of our outstanding shares of stock (excluding shares held by an “interested stockholder” (as defined in the certificate of incorporation) or any of its affiliates or associate) is required to approve any “business combination” (as defined in the certificate of incorporation). Such affirmative vote is required notwithstanding any law or agreement with any securities exchange or otherwise. The “continuing directors” (as defined in the certificate of incorporation) will determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with the provisions relating to certain business combinations and transactions, including, without limitation, (a) whether a person is an interested stockholder, (b) the number of shares of our stock beneficially owned by any person, (c) whether a person is an affiliate or associate of another and (d) the “fair market value” (as defined in the certificate of incorporation) of our equity securities or any of our subsidiaries.

Vacancies; Acting by Written Consent.  Subject to the right of our Manager as holder of the special stock to elect one director and his or her successor in the event of a vacancy, the certificate of incorporation authorizes only our board of directors to fill vacancies, including for newly created directorships. This provision could prevent a stockholder of ours from effectively obtaining an indirect majority representation on our board of directors by permitting the existing board to increase the number of directors and to fill the vacancies with its own nominees.

Except as otherwise provided in the certificate of incorporation, holders of our shares are not permitted to act by written consent. Instead, stockholders may only take action via proxy, which may be presented at a duly called annual or special meeting of our stockholders. Furthermore, the certificate of incorporation provides that special meetings may only be called by the chairman of our board of directors or by resolution adopted by our board of directors.

Nomination and Proposal Procedures.  Our bylaws provide that stockholders seeking to bring business before an annual meeting of members or to nominate candidates for election as directors at an annual meeting of stockholders of our Company must provide notice thereof in writing to us not less than 120 days and not more than 150 days prior to the anniversary date of our preceding year’s annual meeting. In addition, the stockholder furnishing such notice must be a stockholder of record on both (1) the date of delivering such notice and (2) the record date for the determination of stockholders entitled to vote at such meeting. The bylaws specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting or from making nominations for directors at an annual or special meeting. To deliver timely notice of a nomination for a special meeting of stockholders, a stockholder must submit such written notice at least 120 days but not more than the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the special meeting date and of the proposed nominees.

Future Issuances of Common Stock.  Authorized but unissued shares of common stock are available for future issuance, without approval of our stockholders. These additional shares may be utilized for a variety of purposes, including acquisitions, compensation and incentive plans and future public or private offerings to raise additional capital. One of the effects of the existence of such unissued shares may be to enable the board of directors to discourage or prevent a potential acquisition or takeover (by means of a tender or exchange offer, proxy contest or otherwise) and thereby to protect the continuity of the management.

Removal Procedures.  Our certificate of incorporation provides that any director may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of the issued and outstanding shares of common stock, special stock and preferred stock, if any, voting together as a single class. Any director elected by the holders of common stock, voting separately as a class, may be removed from office at any time, without cause, solely by the affirmative vote of at least 66 2/3% of the voting power of the issued and outstanding shares of common stock voting separately as a separate class. Any director elected by the holders of special stock, voting or consenting separately as a class, may be removed from office at any time, without cause, solely by the affirmative vote or written consent of the holders of at least 66 2/3% of the voting power of the issued and outstanding shares of special stock voting separately as a separate class.

Rights Plan.  Although we do not have a stockholder rights plan, under Delaware law, the board of directors could adopt such a plan without stockholder approval. If adopted, a stockholder rights plan could operate to cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the board of directors.

Amendment of Certificate of Incorporation and Bylaws.  Our board of directors has broad authority, subject to the limitations described below, to amend the certificate of incorporation and bylaws. The board, with stockholder approval if required, could in the future choose to amend the certificate of incorporation or bylaws to include other provisions which have the intention or effect of discouraging takeover attempts. Under the DGCL, the certificate of incorporation may be amended by an affirmative vote of a majority of the directors then in office and a majority of the outstanding stock and entitled to vote thereon. The certificate of incorporation and the bylaws provide that the board of directors may amend the bylaws by resolution adopted by the affirmative vote of a majority of the total number of directors then in office, subject to limitations under Delaware law. Section 6.6 (Replacement manager) and Section 11.1 (Amendments) of the bylaws may not be amended without the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at a meeting of stockholders. For so long as the Management Services Agreement is in effect, Section 3.7 (Appointment of Chairman of the Board), Article VI (Management), and Article XI (Amendments) of the bylaws may not be amended without the prior written consent of our Manager.

DESCRIPTION OF DEBT SECURITIES

Senior and Subordinated Debt Securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture entered into between us and Wells Fargo Bank, National Association, as trustee, and subordinated debt securities will be issued under a subordinated indenture, to be entered into between us and Wells Fargo Bank, National Association, as trustee. This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the indentures. The senior indenture and the form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus forms a part.

We may also issue debt securities under a separate, new indenture. If that occurs, we will describe any differences in the terms of any series or issue of debt securities in the prospective supplement relating to that series or issue.

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time as permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

As used in this “Description of Debt Securities,” the terms “the company,” “we,” “our” and “us” refer to Macquarie Infrastructure Corporation, a Delaware corporation, and do not, unless otherwise provided, include our subsidiaries.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of the company. The senior debt securities will rank equally with any of our other unsecured senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior debt, as defined, and described more fully, under “— Subordination,” to the extent and in the manner set forth in the subordinated indenture.

The indentures will not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture and will be equal in ranking.

In the event that our secured creditors, if any, exercise their rights with respect to our assets pledged to them, our secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to our other creditors, including the holders of debt securities of any series.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities of any series or to make any funds available to the company, whether by dividend, loan or other payment, unless such subsidiaries guarantee the debt securities issued by the company. Therefore, without such guarantees, the assets of the company’s subsidiaries will be subject to the prior claims of all their respective creditors, including the lenders under any credit facilities or debt instruments maintained by our subsidiaries and trade creditors of our subsidiaries. The payment of dividends or the making of loans or advances to the company by its subsidiaries may be subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

Prospectus Supplement

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;
•	any limit on the aggregate principal amount of debt securities of such series;
•	the purchase price for the debt securities and the denominations of the debt securities, if other than denominations of $2,000 or any integral multiple of $1,000;
•	the date or dates upon which the debt securities are payable and whether the stated maturity date may be extended or the method used to determine or extend those dates;
•	the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate or rates shall be determined;
•	the basis for calculating interest if other than a 360-day year of twelve 30-day months;
•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;
•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date, or the method by which such date or dates shall be determined;
•	the right, if any, to extend the interest payment periods and the duration of any such deferral period;
•	any provisions that would determine payments on the debt securities by reference to any index, formula or other method, and the manner of determining the amount of such payments;
•	the place or places where payments on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable indenture;
•	the rate or rates of amortization of the debt securities, if any;
•	our obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which, the price or prices at which and the other terms and conditions upon which any debt securities of such series shall be redeemed, in whole or in part, pursuant to such obligation;
•	the period or periods within which, the price or prices at which, and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;
•	any restriction or condition on the transferability of the debt securities of a particular series;
•	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default, as defined below, if other than the full principal amount;
•	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;
•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from or modifications or additions to the events of default or our covenants with respect to the applicable series of debt securities, and any provision for the suspension of certain covenants based on credit ratings or other criteria applicable to us or securities issued by us;
•	the application, if any, of the terms of the applicable indenture relating to defeasance and covenant defeasance, which terms are described below, to the debt securities;
•	the terms and conditions, if any, upon which holders may convert or exchange the debt securities of any series into or for the company’s common stock or other securities or property;
•	whether we are issuing the debt securities in whole or in part in global form;
•	the depositary for global or certificated debt securities;
•	the names of any trustees, depositaries, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;
•	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered on the record date for such interest, and the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;
•	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);
•	whether, under what circumstances and the currency in which we will pay any additional amounts on the debt securities as contemplated in the applicable indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts (and the terms of any such option);
•	whether and the extent to which the debt securities are entitled to the benefits of any guarantees by any of our subsidiaries or any other form of guarantee;
•	whether the debt securities will be subordinated and the terms of the subordination provisions that will apply to the debt securities; and
•	any other specific terms of the debt securities not inconsistent with the indenture.

Each prospectus supplement, if required, will describe the material U.S. federal income tax considerations associated with the purchase, ownership and disposition by U.S. holders and non-U.S. holders (in each case, as defined under the heading “Material U.S. Federal Income Tax Considerations”) relating to the specific series of debt securities offered.

Unless otherwise specified in a prospectus supplement, the debt securities will not be listed on any securities exchange and will be issued in fully-registered form without coupons.

Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate, as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the prospectus supplement any special U.S. federal income tax considerations applicable to these discounted debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing or future senior debt of the company.

The terms of the subordination of a series of subordinated securities, together with the definition of senior debt related thereto, will be as set forth in the applicable supplemental indenture and the prospectus supplement relating to such series.

Our creditors who do not hold senior debt will not benefit from the subordination provisions described herein. In the event of our bankruptcy or insolvency before or after maturity of the subordinated securities, such other creditors would rank equally and ratably with holders of the subordinated securities, subject, however, to the broad equity powers of the Federal bankruptcy court pursuant to which such court may, among other things, reclassify the claims of any series of subordinated securities into a class of claims having a different relative priority with respect to the claims of such other creditors or any other claims against us.

Except to the extent otherwise set forth in a prospectus supplement, the indentures do not contain any restriction on the amount of senior debt which we may incur.

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in the prospectus supplement and/or other offering material for each offering of such debt securities.

Consolidation, Merger, Sale of Assets and Other Transactions

Unless otherwise noted in a prospectus supplement, we will not merge with or into or consolidate with any other person or sell, assign, transfer or convey our properties and assets substantially as an entirety to any other person other than a direct or indirect wholly-owned subsidiary of ours, unless:

•	we are the surviving corporation or limited liability company or, in case we merge into or consolidate with another person or sell, assign, transfer or convey our properties and assets substantially as an entirety to any person, the person into which we are merged or formed by such consolidation or the person which acquires our properties and assets substantially as an entirety is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the applicable indenture;
•	immediately after giving effect to such transaction, no default or event of default under the applicable indenture has occurred and is continuing; and
•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable indenture provisions described in this paragraph and that all conditions precedent provided for in the applicable indenture relating to such transaction have been complied with.

Events of Default, Notice and Waiver

Unless a prospectus supplement states otherwise, the following shall constitute events of default under the indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;
•	our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;
•	our failure to observe or perform any other of its covenants or warranties with respect to such debt securities for 90 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of the company; and
•	any other event of default provided with respect to debt securities of that series.

If an event of default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any event of default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (1) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (2) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of an event of default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such event of default.

The trustee, subject to its duties during an event of default to act with the required standard of care, may require indemnification satisfactory to the trustee by the holders of the debt securities of any series with respect to which an event of default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless:

•	the holder has given to the trustee written notice of an event of default and of the continuance thereof with respect to the debt securities of such series specifying an event of default, as required under the applicable indenture;
•	the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;
•	the trustee shall not have instituted such action within 60 days of such request; and
•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish periodically to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the indenture as set forth below, unless otherwise indicated in a prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we have paid all other sums payable under the applicable indenture.

If indicated in a prospectus supplement, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (referred to as defeasance) or (2) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (referred to as covenant defeasance), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient (in the opinion of an independent registered accounting firm) to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (1) above, must refer to and be based upon a ruling of the Internal Revenue Service, or IRS, or a change in applicable U.S. federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the indentures, we and the applicable trustee may supplement the indentures for certain purposes without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt securities of any series;
•	reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of, any debt securities of any series;
•	change our obligation to pay any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be, except as otherwise contemplated by the applicable indenture;

•	reduce the amount of principal of an original issue discount debt security or any other debt security that would be payable upon declaration of acceleration of the maturity thereof;
•	change the place of payment where, or the currency in which, any debt security or any premium or interest thereon is payable;
•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity thereof (or in the case of a redemption, on or after the redemption date);
•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults thereunder and their consequences;
•	modify any of the above provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indentures which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All monies paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security shall thereafter, as an unsecured general creditor, look only to us for payment thereof.

Global Debt Securities

We may issue registered debt securities in global form. This means that one “global” debt security would be issued to represent a number of registered debt securities. The denomination of the global debt security would equal the aggregate principal amount of all registered debt securities represented by that global debt security.

We will deposit any registered debt securities issued in global form with a depositary, or with a nominee of the depositary, that we will name in the applicable prospectus supplement for each offering of such debt securities. Any person holding an interest in the global debt security through the depositary will be considered the “beneficial” owner of that interest. A “beneficial” owner of a security is able to enjoy rights associated with ownership of the security, even though the beneficial owner is not recognized as the legal owner of the security. The interest of the beneficial owner in the security is considered the “beneficial interest.” We will register the debt securities in the name of the depositary or the nominee of the depositary, as appropriate.

The depositary or its nominee may only transfer a global debt security in its entirety and only in the following circumstances:

•	by the depositary for the registered global security to a nominee of the depositary;
•	by a nominee of the depositary to the depositary or to another nominee of the depositary; or
•	by the depositary or the nominee of the depositary to a successor of the depositary or to a nominee of the successor.

These restrictions on transfer would not apply to a global debt security after the depositary or its nominee, as applicable, exchanged the global debt security for registered debt securities issued in definitive form.

We will describe the specific terms of the depositary arrangement with respect to any series of debt securities represented by a registered global security in the prospectus supplement for the offering of that series. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security.

Ownership of beneficial interests in a registered global security will be limited to (1) participants that have accounts with the depositary for the registered global security and (2) persons that may hold interests through those participants. Upon the issuance of a registered global security, the depositary will credit each participant’s account on the depositary’s book-entry registration and transfer system with the principal amount of debt securities represented by the registered global security beneficially owned by that participant. Initially, the dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts that the depositary should credit.

Ownership of beneficial interests in the registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary for the registered global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that purchasers of securities regulated by the laws of those states take physical delivery of the securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

As long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, that depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Owners of beneficial interests in a registered global security generally will not:

•	be entitled to have the debt securities represented by the registered global security registered in their own names;
•	receive or be entitled to receive physical delivery of the debt securities in definitive form; and
•	be considered the owners or holders of the debt securities under the applicable indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if that person owns through a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder of debt securities is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal, any premium and any interest on a registered global security to the depositary or its nominee. None of the company, the trustee or any other agent of the company or of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any registered global security, upon receipt of any payment of principal (or premium, if any) or interest in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary.

We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security owned through the participants.

We will issue our debt securities in definitive form in exchange for a registered global security, if the depositary for such registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and if a successor depositary registered as a clearing agency under the Exchange Act is not appointed within 90 days and under such other circumstances, if any, as may be described in an applicable prospectus supplement. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by a registered global security and, in such event, will issue debt securities of the series in definitive form in exchange for the registered global security.

We will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary shall instruct the trustee. We expect that the depositary will base these instructions upon directions received by the depositary from participants with beneficial interests in the registered global security.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. The indentures are subject to the provisions of the Trust Indenture Act that are required to be part of the indenture and shall, to the extent applicable, be governed by such provisions.

Concerning the Trustee

We anticipate appointing Wells Fargo Bank, National Association, the trustee under the indentures, as the paying agent, registrar and custodian with regard to the debt securities. As of the date of this prospectus, the trustee and its affiliates and Macquarie Infrastructure Corporation and its affiliates may have various business relationships. In addition, as of the date of this prospectus, the trustee and its affiliates and the Macquarie Group and its affiliates, including the Manager, may have various business relationships. The trustee or its affiliates may in the future provide banking and other services to us and our subsidiaries, and to the Macquarie Group and its affiliates, including the Manager, in the ordinary course of their respective businesses.

SELLING STOCKHOLDER

The Selling Stockholder is a member of the Macquarie Group, a diversified international provider of financial, advisory and investment services. The Macquarie Group is headquartered in Sydney, Australia and is a global leader in management of infrastructure investment vehicles on behalf of third-party investors and advising on the acquisition, disposition and financing of infrastructure assets. The Selling Stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock beneficially owned by it.

PLAN OF DISTRIBUTION

Sales of our securities

We may sell the securities offered by us pursuant to this prospectus and any accompanying prospectus supplements separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;
•	directly to investors;
•	through agents; or
•	through a combination of any of these methods of sale.

We may sell the securities offered by us pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents. Each prospectus supplement, to the extent applicable, will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents. The obligations of the underwriters to purchase securities will be subject to the conditions set forth in the applicable underwriting agreement.

Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through one or more market makers or into an existing trading market, on an exchange or otherwise, for securities; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the securities which is not expected to exceed that customary in the types of transactions involved.

In addition, the Selling Stockholder may sell common stock under this prospectus in any of these ways. The Selling Stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholder may also sell shares of our common stock under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters, if any;
•	the purchase price of the securities being offered and the proceeds we will receive from the sale;
•	any options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
•	any initial public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any securities exchanges on which such securities may be listed;
•	a discussion of any material U.S. federal income tax considerations applicable to the securities being offered that is not otherwise discussed in this prospectus; and
•	other material terms of the offering.

If we or the Selling Stockholder use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriters the nature of any such relationship.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us, the Selling Stockholder or from our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement accompanying this prospectus will identify any such underwriter, dealer or agent, and describe any compensation received by them from us or the Selling Stockholder. Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by a FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by the Selling Stockholder for the sale of any shares of common stock being registered pursuant to Rule 415 under the Security Act. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Underwriters, dealers and agents may be entitled to indemnification by us or the Selling Stockholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us or the Selling Stockholder and the underwriters, dealers and agents.

We or the Selling Stockholder may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we or the Selling Stockholder sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their option, if any, to purchase additional securities. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

The Selling Stockholder and any other person participating in a distribution of the securities covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of securities by the Selling Stockholder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to our securities for a period of up to five business days before the distribution.

In the ordinary course of business activities, any underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the account of their customers and may at any time hold long and short positions in such securities and instruments. Such instruments may involve securities and instruments of the Company.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by White & Case LLP, New York, New York.

EXPERTS

The consolidated financial statements of Macquarie Infrastructure Corporation and subsidiaries as of December 31, 2015 and 2014 and for each of the years in the three year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report, dated February 22, 2016, on the effectiveness of the internal control over financial reporting as of December 31, 2015 contains an explanatory paragraph that states Macquarie Infrastructure Corporation acquired Bayonne Energy Center during 2015, and management excluded from its assessment of the effectiveness of Macquarie Infrastructure Corporation’s internal control over financial reporting as of December 31, 2015, Bayonne Energy Center’s internal control over financial reporting associated with approximately 10% of total assets and approximately 5% of total revenues included in the consolidated financial statements of Macquarie Infrastructure Corporation as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of Macquarie Infrastructure Corporation also excluded an evaluation of the internal control over financial reporting of Bayonne Energy Center.

$350,000,000

Macquarie Infrastructure Corporation

2.00% Convertible Senior Notes due 2023

Prospectus Supplement
October 6, 2016

J.P. Morgan
Barclays

BBVA
Regions Securities LLC
Wells Fargo Securities

Academy Securities
BofA Merrill Lynch
Citizens Capital Markets, Inc.
Credit Agricole CIB
Lazard
Macquarie Capital
Oppenheimer & Co.
PNC Capital Markets LLC
RBC Capital Markets
SunTrust Robinson Humphrey
US Bancorp